Filed Pursuant to Rule 424(b)(3)

Registration No. 333-259522

2,545,137 Shares of Common Stock

This prospectus relates to the offering and resale of up to 2,545,137 shares of our Class A common stock, $0.0001 par value per share (“Common Stock”), by the selling stockholders identified herein (the “Selling Stockholders”), pursuant to the Registration Rights Agreement, dated as of November 20, 2020 (the “2020 RRA”), Section 4(e) of the Amended and Restated Sponsor Support Agreement, dated as of November 20, 2020 (such section, “SSA Section 4(e)”), and the Registration Rights Agreement, dated as of November 16, 2017 (the “2017 RRA”), each of which we entered into with certain of the Selling Stockholders (the 2020 RRA, SSA Section 4(e), and the 2017 RRA, together, the “Registration Rights Agreements”). See the section entitled “Selling Stockholders” for additional information regarding the Selling Stockholders and the specific Registration Rights Agreement(s) to which each Selling Stockholder is a party.

Our registration of the securities covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the shares. The Selling Stockholders may sell the shares of Common Stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell the shares in the section entitled “Plan of Distribution.” Additionally, in connection with such sales, Loop Capital Markets LLC, a Selling Stockholder, is a broker-dealer, and Interest Solutions, LLC, also a Selling Stockholder, is an affiliate of a broker-dealer, and each might be deemed an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). In such event, any commissions received by Loop Capital Markets LLC or Interest Solutions, LLC and any profit on the resale of the shares purchased by each may be deemed to be underwriting commissions or discounts under the Securities Act.

Our Common Stock is traded on the NYSE American under the symbol “ID.” Between February 19, 2021 and September 10, 2021, the closing price of our Common Stock ranged from $5.07 to $9.00 per share, and on September 10, 2021, the closing price of our Common Stock was $6.50.

We will not receive any proceeds from the sale by the Selling Stockholders of the shares of Common Stock being offered pursuant to this prospectus. We will pay for expenses related to the registration of the shares of our Common Stock to be offered and sold pursuant to this prospectus, and the Selling Stockholders will pay any underwriters’ commissions and discounts, brokerage fees, underwriter marketing costs, or equivalent expenses or expenses of their legal counsel applicable to the sale of such shares of Common Stock.

Investing in our securities involves various risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 6 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 23, 2021

Table of Contents

You should rely only on the information provided in this prospectus and any applicable prospectus supplement. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. Neither we nor the Selling Stockholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus, our business, financial condition, results of operations and prospects may have changed.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Stockholders of the Common Stock offered by them described in this prospectus.

Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find More Information.”

On November 20, 2020 (the “Closing Date”), Legacy Acquisition Corp., our predecessor company (“Legacy”), consummated the previously announced merger pursuant to that certain Business Combination Agreement, dated September 18, 2020 (the “Business Combination Agreement”), by and among Legacy, Excel Merger Sub I, Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Company and directly owned subsidiary of Merger Sub 2 (as defined below) (“Merger Sub 1”), Excel Merger Sub II, LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Company (“Merger Sub 2”), Onyx Enterprises Int’l, Corp., a New Jersey corporation (“Onyx”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the stockholder representative pursuant to the terms of the Business Combination Agreement. At the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) Merger Sub 1 merged with and into Onyx (the “First Merger”), with Onyx surviving as a direct wholly-owned subsidiary of Merger Sub 2, and (b) Onyx merged with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub 2 surviving as a direct wholly-owned subsidiary of the Company (the Mergers, collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”). On the Closing Date, (i) Legacy changed its name from Legacy Acquisition Corp. to PARTS iD, Inc. and listed its shares of Common Stock on the NYSE American under the symbol “ID” and (ii) Merger Sub 2 changed its name to PARTS iD, LLC (“PARTS iD, LLC”).

Unless the context indicates otherwise, references in this prospectus to the “Company,” “PARTS iD,” “we,” “us,” “our” and similar terms refer to PARTS iD, Inc. (f/k/a Legacy Acquisition Corp.) and its consolidated subsidiaries (including PARTS iD, LLC). References to “Legacy” refer to our predecessor company prior to the consummation of the Business Combination.

ii

FORWARD-LOOKING STATEMENTS

All statements in this prospectus and any accompanying prospectus supplement that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “project,” “forecast,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “seeks,” “scheduled,” or “will,” and similar expressions are intended to identify forward-looking statements. These statements relate to future periods, future events or our future operating or financial plans or performance, are made on the basis of management’s current views and assumptions with respect to future events, including management’s current views regarding the likely impacts of the COVID-19 pandemic. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. We operate in a changing environment where new risks emerge from time to time and it is not possible for us to predict all risks that may affect us, particularly those associated with the COVID-19 pandemic, which has had wide-ranging and continually evolving effects. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These risks and uncertainties include, without limitation:

●	costs related to operating as a public company;

●	difficulties in managing our international business operations, particularly in the Ukraine, including with respect to enforcing the terms of our agreements with our contractors and managing increasing costs of operations;

●	the impact of health epidemics, including the COVID-19 pandemic, on our business and the actions we may take in response thereto;

●	changes in our strategy, future operations, financial position, estimated revenue and losses, product pricing, projected costs, prospects and plans;

●	the outcome of actual or potential litigation, complaints, product liability claims, or regulatory proceedings, and the potential adverse publicity related thereto;

●	the implementation, market acceptance and success of our business model, expansion plans, opportunities and initiatives, including the market acceptance of our planned products and services;

●	competition and our ability to counter competition, including changes to the algorithms of Google and other search engines;

●	developments and projections relating to our competitors and industry;

●	our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

●	ability to maintain and enforce intellectual property rights and ability to maintain technology leadership;

●	our future capital requirements, our ability to raise capital and utilize sources of cash;

●	our ability to obtain funding for our operations;

●	changes in applicable laws or regulations;

●	the effects of current and future U.S. and foreign trade policy and tariff actions;

●	disruptions in the marketplace for online purchases of aftermarket auto parts;

●	disruptions in the supply chain; and

●	the possibility that we may be adversely affected by other economic, business, and/or competitive factors.

See also the section titled “Risk Factors” in this prospectus, and subsequent reports and registration statements filed from time to time with the SEC, for further discussion of certain risks and uncertainties that could cause actual results and events to differ materially from our forward-looking statements. Readers of this prospectus are cautioned not to rely on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. This cautionary note is applicable to all forward-looking statements contained in this prospectus.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations for PARTS iD, Inc.” in each case included elsewhere in this prospectus. Unless otherwise stated or the context requires otherwise, references in this prospectus to “PARTS iD”, the “Company”, “we”, “us”, “our” and similar references refer to PARTS iD, Inc.

Business Overview

PARTS iD, Inc. is a technology-driven, digital commerce company focused on creating custom infrastructure and unique user experiences within niche markets. The Company was founded in 2008 with a vision of creating a one-stop digital commerce destination for the automotive parts and accessories market. Management believes that the Company has since become a market leader and proven brand-builder, fueled by its commitment to delivering an engaging shopping experience; comprehensive, accurate and varied product offerings; and continued digital commerce innovation.

At its core, the Company’s technology solution is a data and information platform that enables and facilitates a differentiated digital commerce experience within complex product markets, as opposed to a pure digital commerce or electronics retailer. The deep technology platform that we have built integrates software engineering with catalog management, data intelligence, mining and analytics, along with user interface development that utilizes distinctive rules-based parts fitment software capabilities. In order to handle the ever-growing need for accurate automotive product and parts data, the Company has utilized cutting-edge computational and software engineering techniques, including Bayesian classification, to enhance and improve data records and product information and also deliver an engaging user experience. The technology platform also offers the Company fungibility, which was demonstrated by the fact that it was able to launch seven new verticals in August 2018.

Through the journey of building a comprehensive and complex product portfolio with over 17 million SKUs, as well as building an end-to-end digital commerce platform, the Company has developed a platform for both digital commerce and fulfillment, relying on insights gleaned from nearly 14 billion data points related to vehicle parts, a virtual shipping network comprising over 2,500 locations, nearly 5,000 active brands, and machine-learning algorithms for complex fitment industries such as vehicle parts and accessories.

While the Company’s platform has been initially focused on automotive parts and accessories, management believes the Company’s platform is scalable and can be applied to other complex, multi-dimensional fitment, product portfolio industries, in addition to the seven new parts and accessories verticals — semi truck, motorcycle, powersports, RV/camper, boating, recreation and tools — that we launched in August 2018.

Recent Developments

The global spread of COVID-19 and related measures to contain its spread (such as government-mandated business closures and shelter-in-place guidelines) have created significant volatility, uncertainty and economic disruption. Recently, the extent and severity of the pandemic and such containment measures have abated somewhat due to the general public’s utilization of COVID-19 vaccines. However, public concern over COVID-19 remains, and related containment measures may increase in the future, especially due to the recent spread of COVID-19 variants.

Although the COVID-19 pandemic and related measures to contain its spread have not adversely affected the Company’s results of operations to date, they have adversely affected certain components of the Company’s business, including by increasing cancellations (which can result in an increase in advertisement costs), shipping times and costs and inefficiencies in sourcing products. In future periods, the pandemic might cause shipping difficulties, including slowed deliveries to customers; the potential for increased cancellations by customers; and the ability of consumers to pay for products. Although consumer demand for and the inventory of the Company’s products have remained stable, in future periods the COVID-19 pandemic could have an adverse impact on the Company through reduced consumer demand for or inventory of its products. If there is a prolonged impact of COVID-19, it could adversely affect the Company’s business, results of operations, financial condition and liquidity, perhaps materially. The future impact of COVID-19 and these containment measures cannot be predicted with certainty and may increase the Company’s borrowing costs, if any, and other costs of capital and otherwise adversely affect its business, results of operations, financial condition and liquidity, and the Company cannot assure that it will have access to external financing at times and on terms it considers acceptable, or at all, or that it will not experience other liquidity issues going forward.

Summary Risk Factors

Our business, financial condition, and operating results may be affected by a number of factors, whether currently known or unknown. Any one or more of such factors could directly or indirectly cause our actual results of operations and financial condition to vary materially from past or anticipated future results of operations and financial condition. Any of these factors, in whole or in part, could materially and adversely affect our business, financial condition, results of operations, and stock price. We have provided a summary of some of these risks below, with a more detailed explanation of the risks applicable to us in the section entitled “Risk Factors” and elsewhere in this prospectus.

●	Our business is subject to risks arising from epidemic diseases, such as the COVID-19 pandemic.

●	Our recent growth rates may not be sustainable or indicative of our future growth, which will depend on: (i) our customers’ experience, (ii) the economy and disposable income of our customers, (iii) our product offering, product pricing and fulfillment, (iv) shipping speed and cost optimization, (v) our competitive position in the aftermarket parts supply, (vi) changes in search engine algorithms affecting our website’s search engine optimization, and (vii) vendor supplies and vendor performance.

●	We are primarily dependent on negative working capital to finance our business, and any adverse change in the availability of negative working capital, due to any factor, including a decrease in revenues or a reduction and/or withdrawal of credit terms from our key vendors, could severely impact the liquidity of the Company and its operations.

●	Our business operates on thin operating margins, and even small changes in our operating scale, revenue growth rate, product costs, advertisement costs, customer traffic patterns, search engine algorithms, or selling and administrative overhead costs, or any one-time exceptional expense, could have a material impact on our profitability. If we fail to manage our growth or our cost effectively, our business, financial conditions and results of operations could be materially and adversely affected.

●	We may be unable to accurately forecast net sales and appropriately plan our expenses in the future.

●	We depend on search engines and other online sources to attract visitors to our digital commerce platform, and if we are unable to attract these visitors and convert them into customers in a cost-effective manner, our business, financial condition and results of operations will be harmed.

●	If we are unable to manage the challenges associated with its international operations, the growth of our business could be limited, and our business could suffer.

●	Our growth strategy is dependent upon our ability to expand our “iD” branded store in industries outside automotive parts and accessories and to expand beyond our core “do-it-yourself” (“DIY”) customer base into “business to business” and “do-it-for-me” (“DIFM”) customers, and these expansion efforts may fail.

●	We are highly dependent upon key product vendors. Sales of products sourced from our top ten product vendors represented approximately 33.4% of our total revenue during the fiscal year ended December 31, 2020. Our ability to source products from product vendors in amounts and on terms acceptable to the Company is dependent upon factors that are beyond our control.

●	We source a majority of our private label products, and our product vendors acquire a majority of their products, from manufacturers and distributors located in Taiwan and China. We do not have any long-term contracts or exclusive agreements with our foreign product vendors that would ensure our ability to source the types and quantities of products we desire at acceptable prices and in a timely manner or that would allow us to rely on customary indemnification protection with respect to any third-party claims similar to some of our U.S. product vendors.

●	We may not be able to properly enforce our agreements with contractors, service providers or product vendors in international markets.

●	We face intense competition and operate in an industry with limited barriers to entry, and some of our competitors may have greater resources than us and may be better positioned to capitalize on the growing online automotive aftermarket parts and accessories market.

●	Any failure to maintain the privacy and security of information, including personally identifiable information relating to our customers, employees and vendors, whether as a result of cybersecurity attacks on our information systems or otherwise, could damage our reputation, result in litigation or other legal actions against us, cause us to incur substantial additional costs, and materially adversely affect our business, financial condition and results of operations.

●	System failures, including failures due to natural disasters or other catastrophic events, could prevent access to our digital commerce platform, which could reduce our net sales and harm its reputation.

●	If we are unable to protect our intellectual property rights, our reputation and brand could be impaired and we could lose customers.

●	Claims of intellectual property infringement by parts manufacturers, distributors or retailers to the validity of aftermarket parts and accessories or related marketing materials could adversely affect our business.

●	We are subject to environmental laws, rules, and regulations, which may adversely impact our operations, and the failure to comply could result in harm to our reputation and could lead to fines and other penalties, including restrictions on the importation of our products into, or the sale of its products in, one or more jurisdictions until compliance is achieved.

●	Our business could be adversely affected by an ongoing legal proceeding with certain stockholders, and because we are involved in litigation from time to time and is subject to numerous laws and governmental regulations, we could incur substantial judgments, fines, legal fees and other costs as well as reputational harm.

●	We will incur significantly increased expenses and administrative burdens as a public company, which could have an adverse effect on our business, financial condition and results of operations.

●	We depend on third-party delivery services to deliver products to our customers on a timely and consistent basis, and any deterioration in our relationship with any one of these third parties or increases in the fees that they charge could harm our reputation and adversely affect our business and financial condition.

●	Shipping is a critical part of our business and any changes in, or disruptions to, our shipping arrangements could adversely affect our business, financial condition, and results of operations. Further, customers’ increasing demands for free shipping of products could adversely impact the growth of our business.

●	We rely on our bandwidth and data center providers and other third parties to provide products to our customers, and any failure or interruption in the services provided by these third parties could disrupt our business and cause us to lose customers.

●	Demand for the products we sell may be affected by the number of older vehicles in service. Vehicles seven years old or older are generally no longer under the original vehicle manufacturers’ warranties and tend to need more maintenance and repair than newer vehicles.

●	Demand for the products we sell may be affected by the number of miles vehicles are driven annually. Higher vehicle mileage increases the need for maintenance and repair. Mileage levels may be affected by gas prices, ride sharing, the COVID-19 pandemic and related restrictions to slow its spread and other factors.

●	If commodity prices such as fuel, plastic and steel increase, our margins may be negatively impacted.

Implications of Being a Smaller Reporting Company and an Emerging Growth Company

We are a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act, and have elected to take advantage of certain of the scaled disclosure available to smaller reporting companies.

We also are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Additionally, as an emerging growth company, we have elected to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies (as defined under Section 2(a) of the Sarbanes-Oxley Act). As such, our financial statements may not be comparable to companies that comply with public company effective dates.

We will remain an emerging growth company until the earliest of (i) December 31, 2022, the last day of the fiscal year following the fifth anniversary of the completion of Legacy’s initial public offering on November 8, 2017; (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion; (iii) the date on which we are deemed to be a large accelerated filer under the rules of the SEC, which would be the last day of the fiscal year in which the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the second fiscal quarter; or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities in the prior three-year period.

Corporate History

The Company was formed on November 20, 2020, upon the consummation of the Business Combination pursuant to that certain Business Combination Agreement between Legacy and Onyx, among other parties.

Onyx was incorporated in 2008 and is a one-stop eCommerce destination for the automotive parts and accessories market. Legacy was a blank check company incorporated in 2016 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

For more information on the Business Combination Agreement, Onyx, and Legacy, please see the Company’s Current Report on Form 8-K filed with the SEC on November 27, 2020 and the Company’s Definitive Information Statement on Schedule 14C filed with the SEC pursuant to Section 14 of the Exchange Act on October 30, 2020 (the “Information Statement”).

Corporate Information

Our corporate mailing address is 1 Corporate Drive, Suite C, Cranbury, New Jersey 08512. Our telephone number is (866) 909-6699, and our website is www.partsidinc.com. The information on our website is not part of this prospectus. The information contained in or connected to our website is not incorporated by reference into, and should not be considered part of, this prospectus. Any information about us on LinkedIn, Twitter or other social media platforms should not be considered part of this prospectus, nor should any information about us posted by others on blogs, bulletin boards, in chat rooms or in similar media.

THE OFFERING

Issuer	PARTS iD, Inc. (f/k/a Legacy Acquisition Corp.)

Common Stock Offered by the Selling Stockholders	2,545,137 shares.

Common Stock Outstanding(1)	33,173,456 shares.

Lock-Up Restrictions	Certain Selling Stockholders are subject to restrictions on transfer until the termination of the applicable lock-up period. See “Selling Stockholders—Certain Relationships with Selling Stockholders” for further information.

Use of Proceeds	We are not selling any shares of Common Stock in this offering and, as a result, will not receive any proceeds from this offering. See “Use of Proceeds.”

Terms of the Offering	The Selling Stockholders will determine when and how it will sell the Common Stock offered in this prospectus.

Risk Factors	You should read the “Risk Factors” section of this prospectus beginning on page 6 for a discussion of factors to consider carefully before deciding to invest in our securities.

NYSE American Symbol	“ID”

(1)	The number of shares of our Common Stock outstanding is based on 33,173,456 shares of our Common Stock outstanding as of September 10, 2021, and excludes, as of such date:

●	4,904,596 additional shares of Common Stock reserved and available for future issuances under the PARTS iD, Inc. 2020 Equity Incentive Plan (the “2020 EIP”), of which 2,968,881 shares were subject to outstanding awards;

●	2,043,582 additional shares of Common Stock reserved and available for future issuances under the PARTS iD, Inc. 2020 Employee Stock Purchase Plan (the “2020 ESPP”);

●	750,000 additional shares of Common Stock reserved for issuance pursuant to indemnification escrow obligations under the Business Combination Agreement (any unused portion of which reserved shares will be issued to Onyx Enterprises Canada Inc., Roman Gerashenko and Stanislav Royzenshteyn, each a Selling Stockholder, according to their pro rata share of common stock of Onyx prior to the Closing, pursuant to the Business Combination Agreement); and

●	1,502,129 additional shares of Common Stock that will be issued to Legacy Acquisition Sponsor I LLC, a Selling Stockholder, should the price per share of Common Stock exceed $15.00 for any thirty-day trading period during the 730 calendar days after the Closing.

RISK FACTORS

Any investment in our Common Stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our Common Stock. Our business, financial condition and results of operations could be materially adversely affected by these risks if any of them actually occur, including causing our actual results to differ materially from those projected in any forward-looking statements. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. The following list of significant risk factors is not all-inclusive or necessarily in order of importance. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may materially adversely affect us in future periods.

Risks Related to the COVID-19 Pandemic

The global COVID-19 pandemic could harm the Company’s business, results of operations, financial condition and liquidity.

The global spread of COVID-19 and related measures to contain its spread (such as government-mandated business closures and shelter-in-place guidelines) have created significant volatility, uncertainty and economic disruption. Although the COVID-19 pandemic and related measures to contain its spread have not adversely affected the Company’s results of operations to date, they have adversely affected certain components of the Company’s business, including by increasing cancellations (which can result in an increase in advertisement costs) and shipping times. The extent to which the COVID-19 pandemic impacts the Company’s business, results of operations, financial condition and liquidity in the future will depend on numerous evolving factors that it cannot predict, including the duration and scope of the pandemic; any resurgence of the pandemic; governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic; the impact of the pandemic on national and global economic activity, unemployment levels and financial markets; the potential for shipping difficulties, including slowed deliveries to customers; the potential for increased cancellations by customers; and the ability of consumers to pay for products. Although consumer demand for and the inventory of the Company’s products have remained stable, the COVID-19 pandemic has generally resulted in a decrease in consumer spending with respect to the wider economy, which in the future could have an adverse impact on the Company through reduced consumer demand for or inventory of its products. Additionally, the COVID-19 pandemic has caused the Company to require employees to work remotely for an indefinite period of time, which could negatively impact its business and harm productivity and collaboration. If there is a prolonged impact of COVID-19, it could adversely affect the Company’s business, results of operations, financial condition and liquidity, perhaps materially. The future impact of COVID-19 and these containment measures cannot be predicted with certainty and may increase the Company’s borrowing costs, if any, and other costs of capital and otherwise adversely affect its business, results of operations, financial condition and liquidity, and the Company cannot assure that it will have access to external financing at times and on terms it considers acceptable, or at all, or that it will not experience other liquidity issues going forward.

To the extent the COVID-19 pandemic adversely affects the Company’s business, results of operations, financial condition or liquidity, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

Risks Related to the Company’s Business and Industry

The Company depends on search engines and other online sources to attract visitors to its digital commerce platform, and if the Company is unable to attract these visitors and convert them into customers in a cost-effective manner, its business and results of operations will be harmed.

The Company’s success depends on its ability to attract customers in a cost-effective manner. The Company’s investments in marketing may not effectively reach potential consumers or those consumers may not decide to buy from it or the volume of consumers that purchase from it may not yield the intended return on investment. In order to drive traffic to its digital commerce platform, the Company relies on relationships with providers of online services, search engines, shopping comparison sites and marketplace sites to provide content, advertising banners and other links. In particular, the Company relies on Google as an important marketing channel, and if Google changes its algorithms or if competition increases for advertisements on Google or the Company’s other marketing channels, the Company may be unable to cost-effectively attract customers to its products. During the year ended December 31, 2020, 51.1% of the Company’s revenue was directly attributable to organic and paid traffic from Google.

In addition, many of the parties with whom the Company has online-advertising arrangements could provide advertising services to other companies, including retailers with whom the Company competes. As competition for online advertising has increased, the cost for these services has also increased. With the growing awareness of the importance of digital commerce channels, many of the Company’s competitors are investing to acquire customers at a much higher cost and with a much lower profitability threshold, including through free shipping and other loss leaders. A significant increase in the cost of the marketing channels, including a change in the proportion of paid and free traffic upon which the Company relies, could adversely impact its ability to attract customers in a cost-effective manner and harm its business and results of operations. Further, while the Company uses promotions as a way to drive sales, these promotional activities may not drive sales and may adversely affect its gross margins.

Similarly, if any free search engine, price comparison and shopping engine, or marketplace site on which the Company relies begins charging fees for listing or placement, or if one or more of the search engines, price comparison and shopping engines, marketplace sites or other online sources on which the Company relies for purchased listings increases their fees, or modifies or terminates its relationship with the Company, including by restricting certain categories of products, the Company’s expenses could rise, it could lose customers, and traffic to its digital commerce platform could decrease. Moreover, if the use of price comparison and shopping engines by consumers continues to increase in popularity, the Company may face increased pricing pressure or suffer reduced sales as consumers are more readily able to price compare among online shopping platforms.

The Company’s recent growth rates may not be sustainable or indicative of its future growth.

The Company experienced significant growth in recent periods. This rate of growth may not be sustainable or indicative of the Company’s future rate of growth. The Company believes that its continued growth will depend upon the success of its multiple initiatives and continuation of higher traffic and conversion rates, which primarily depend on (i) customer experiences, (ii) the economy and customers’ disposable income, (iii) the Company’s product offerings, product pricing and fulfillment, (iv) shipping speed and cost optimization, (v) the Company’s competitive position in the aftermarket parts supply, (vi) changes in search engine algorithms affecting the Company’s website’s search engine optimization, and (vii) vendor supplies and vendor performance.

If the Company is unable to manage the challenges associated with its international operations, its operations and business could suffer and the growth of its business could be limited.

The Company maintains international business operations in Ukraine, Belarus, the Philippines and Costa Rica. These international operations include development and maintenance of the Company’s websites and call center and back-office support services. The Company is subject to a number of risks and challenges that specifically relate to its international operations. If the Company is unable to address and overcome these challenges, its operations could be interrupted or its growth could be limited, which may have an adverse effect on its business and operating results. These risks and challenges include:

●	difficulties and costs of staffing and managing foreign operations, including any impairment to its relationship with contractors, including the lead contractor of the Company’s Ukraine operations, as well as service providers controlled by that lead contractor;

●	concentration of knowledge and control held by the lead contractor of the Company’s Ukraine operations, his affiliate and service providers controlled by that lead contractor regarding material aspects of the Company’s information technology and cybersecurity frameworks;

●	changes in operating costs charged by the Company’s Ukrainian service providers, who are controlled by the Company’s lead contractor in Ukraine;

●	increasing competition with respect to technology resources in Ukraine, leading to higher costs and higher attrition;

●	restrictions imposed by local labor practices and laws on its business and operations;

●	exposure to different business practices and legal standards;

●	unexpected changes in regulatory requirements;

●	the imposition of government controls and restrictions;

●	political, social and economic instability and the risk of war, terrorist activities or other international incidents;

●	the failure of telecommunications and connectivity infrastructure;

●	natural disasters and public health emergencies, including the ongoing COVID-19 pandemic; and

●	potentially adverse tax consequences, including the possible imposition of increased withholding taxes or the re-classification of contractors as employees under local law.

The Company’s growth strategy is dependent upon its ability to expand its “iD” branded store in industries outside automotive parts and accessories and to expand beyond its core DIY customer base into “business to business” and DIFM customers.

While the Company’s digital commerce platform initially focused solely on automotive parts and accessories, management believes its platform is scalable. Accordingly, management believes that its application to other complex product portfolio industries, including the seven parts and accessories verticals launched in August 2018 under the “iD” brand (i.e., semi-truck, motorcycle, powersports, RV/camper, boating, recreation and tools), will continue to drive brand loyalty among customers and reputation among vendors and increase customer orders from adjacent markets. However, the Company can provide no assurance that this strategy will continue to be successful. In future periods, the Company’s parts and accessories verticals may fail to attract new customers or appeal to the Company’s existing customers of automotive products, or the customers of each vertical may be more segmented than the Company expects, thereby limiting its ability to develop cross-vertical brand loyalty. The Company may also struggle to populate its new verticals with a comprehensive assortment of products, which management believes is important to attract and retain customers. Additionally, within the automotive parts and accessories space, the Company’s growth strategy is focused on expanding beyond its core DIY customer base by increasing business-to-business sales and sales to DIFM customers. These prospective customers may not be receptive to the Company’s marketing efforts, product offerings, or current speed of fulfillment or shipping, or may remain committed to using their existing product vendors. If for these or other reasons the Company is unable to continue to execute its growth strategy, its results of operations and financial conditions could be adversely affected.

Purchasers of aftermarket automotive parts and accessories may not choose to shop online, which would prevent the Company from acquiring new customers who are necessary to the growth of its business.

The online market for automotive parts and accessories is less developed than the online market for many other business and consumer products and currently represents only a small part of the overall automotive parts and accessories market. The Company’s success will depend in part on its ability to attract new customers and to convert customers who have historically purchased automotive parts and accessories through traditional retail and wholesale operations. Specific factors that could discourage or prevent prospective customers from purchasing from the Company include:

●	concerns about buying automotive parts and accessories without face-to-face interaction with sales personnel;

●	the inability to physically handle, examine and compare products;

●	delivery time associated with internet orders;

●	concerns about the security of online transactions and the privacy of personal information;

●	delayed shipments or shipments of incorrect or damaged products;

●	increased shipping costs;

●	the inconvenience associated with returning or exchanging items purchased online; and

●	limited or no installation options or support for many products purchased online.

If the online market for automotive parts and accessories does not gain widespread acceptance, the Company’s sales may decline and its business and financial results may suffer.

If demand for the Company’s products slow, then its business may be materially adversely affected.

Demand for the products the Company sells may be affected by a number of factors it cannot control, including:

●	the number of older vehicles in service. Vehicles seven years old or older are generally no longer under the original vehicle manufacturers’ warranties and tend to need more maintenance and repair than newer vehicles.

●	the economy. In periods of declining economic conditions, consumers may reduce their discretionary spending by deferring vehicle maintenance or repair. Additionally, such conditions may affect the Company’s customers’ ability to obtain credit. During periods of expansionary economic conditions, more of the Company’s DIY customers may pay others to repair and maintain their vehicles instead of working on their own vehicles, or they may purchase new vehicles.

●	the weather. Milder weather conditions may lower the failure rates of automotive parts, while extended periods of rain and winter precipitation may cause the Company’s customers to defer maintenance and repair on their vehicles. Further, drastic weather storms, such as hurricanes and winter storms, can have an immediate negative impact on the demand for the Company’s products.

●	technological advances. Advances in automotive technology, such as electric vehicles, and parts design can result in cars needing maintenance less frequently and parts lasting longer.

●	the number of miles vehicles are driven annually. Higher vehicle mileage increases the need for maintenance and repair. Mileage levels may be affected by gas prices, ride sharing, the COVID-19 pandemic and related restrictions to slow its spread and other factors.

●	COVID-19 and the related increase in online shopping. Beginning in the second quarter of fiscal year 2020, the Company’s traffic and conversion rate increased substantially and its telephone calls to online traffic ratio decreased, each of which the Company’s management attributes to the COVID-19 pandemic and related restrictions to slow its spread. The Company’s financial projections assume its traffic and conversion rate will remain elevated going forward and its telephone calls to online traffic ratio will remain lower, so any reversal of these factors could cause the Company to fail to achieve its projections.

●	the quality of the vehicles manufactured by original vehicle manufacturers and the length of the warranties or maintenance offered on new vehicles.

●	restrictions on access to telematics and diagnostic tools and repair information imposed by the original vehicle manufacturers or by governmental regulation. These restrictions may cause vehicle owners to rely on dealers to perform maintenance and repairs.

●	decrease in vehicle ownership due to wider adoption of on-demand transportation and ride sharing services.

These factors could result in a decline in the demand for the Company’s products, which could adversely affect its business and overall financial condition.

The Company is dependent upon relationships with product vendors in Taiwan and China for the majority of its products.

The Company acquires a majority of its private label products, and its product vendors acquire a majority of their products, from manufacturers and distributors located in Taiwan and China. The Company does not have any long-term contracts or exclusive agreements with its foreign product vendors that would ensure its ability to acquire the types and quantities of products it desires at acceptable prices and in a timely manner or that would allow it to rely on customary indemnification protection with respect to any third-party claims similar to some of its U.S. product vendors.

In addition, because many of the Company’s direct and indirect product vendors are outside of the United States, additional factors could interrupt its relationships or affect the Company’s ability to acquire necessary products on acceptable terms, including:

●	political, social and economic instability and the risk of war or other international incidents in Asia or abroad;

●	fluctuations in foreign currency exchange rates that may increase cost of products;

●	imposition of duties, taxes, tariffs or other charges on imports;

●	difficulties in complying with import and export laws, regulatory requirements and restrictions;

●	natural disasters and public health emergencies, such as COVID-19;

●	import shipping delays resulting from foreign or domestic labor shortages, slow-downs, or stoppages;

●	the failure of local laws to provide a sufficient degree of protection against infringement of its intellectual property;

●	imposition of new legislation relating to import quotas or other restrictions that may limit the quantity of its product that may be imported into the U.S. from countries or regions where it does business;

●	financial or political instability in any of the countries in which its products are manufactured;

●	potential recalls or cancellations of orders for any product that does not meet its quality standards;

●	disruption of imports by labor disputes or strikes and local business practices;

●	political or military conflict involving the United States or any country in which its product vendors are located, which could cause a delay in the transportation of its products, an increase in transportation costs and additional risk to product being damaged and delivered on time;

●	heightened terrorism security concerns, which could subject imported goods to additional, more frequent or more thorough inspections, leading to delays in deliveries or impoundment of goods for extended periods;

●	inability of its non-U.S. product vendors to obtain adequate credit or access liquidity to finance their operations; and

●	its ability to enforce any agreements with its foreign product vendors.

If the Company were unable to import products from China and Taiwan in a cost-effective manner or at all, it could suffer irreparable harm to its business and be required to significantly curtail its operations, file for bankruptcy or cease operations.

From time to time, the Company may also have to resort to administrative and court proceedings to enforce its legal rights with foreign product vendors. However, it may be more difficult to evaluate the level of legal protection the Company enjoys in Taiwan and China and the corresponding outcome of any administrative or court proceedings than in comparison to its product vendors in the United States.

The Company depends on third-party delivery services to deliver products to its customers on a timely and consistent basis, and any deterioration in its relationship with any one of these third parties or increases in the fees that they charge could harm its reputation and adversely affect its business and financial condition.

The Company relies on third parties for the shipment of products, including a single carrier for the majority of its shipping needs, and it cannot be sure that these relationships will continue on terms favorable to it, or at all. Shipping costs have increased from time to time, and may continue to increase, and the Company may not be able to pass these costs directly to its customers. Any increased shipping costs could harm the Company’s business, prospects, financial condition and results of operations by increasing its costs of doing business and reducing gross margins, which could negatively affect its operating results. In addition, the Company utilizes a variety of shipping methods for outbound logistics. For outbound logistics, the Company relies on “Less-than-Truckload,” or LTL, and parcel freight based upon the product and quantities being shipped and customer delivery requirements. These outbound freight costs have increased on a year-over-year basis and may continue to increase in the future. The Company also ships a number of oversized automotive parts and accessories, which may trigger additional shipping costs by third-party delivery services. Any increases in fees or any increased use of LTL would increase the Company’s shipping costs, which could negatively affect its operating results.

In addition, if the Company’s relationships with these third parties, especially the single carrier the Company relies upon for the majority of its shipping needs, are terminated or impaired, or if these third parties are unable to deliver products for the Company, whether due to a labor shortage, slow down or stoppage, deteriorating financial or business conditions, responses to the COVID-19 pandemic, terrorist attacks or for any other reason, the Company would be required to use alternative carriers for the shipment of products to its customers. Changing carriers could have a negative effect on the Company’s business and operating results due to reduced visibility of order status and package tracking and delays in order processing and product delivery, and it may be unable to engage alternative carriers on a timely basis, upon terms favorable to it, or at all.

The Company relies on bandwidth and data center providers and other third parties to provide products to its customers, and any failure or interruption in the services provided by these third parties could disrupt its business and cause it to lose customers.

The Company relies on third-party vendors, including data center and bandwidth providers. Any disruption in the network access or co-location services, which are the services that house and provide internet access to the Company’s servers, provided by these third-party providers or any failure of these third-party providers to handle current or higher volumes of use could significantly harm the Company’s business. Any financial or other difficulties the Company’s providers face may have negative effects on the Company’s business, the nature and extent of which cannot be predicted. The Company exercises little control over these third-party vendors, which increases its vulnerability to problems with the services they provide.

The Company also licenses technology from third parties, including software packages, ERP systems, system applications, hosting services, and related databases, to facilitate elements of its digital commerce platform, back-office support and accounting systems. The Company has experienced and expects to continue to experience interruptions and delays in service and availability for these elements. Any errors, failures, interruptions or delays experienced in connection with these third-party technologies could negatively impact the Company’s relationship with its customers and adversely affect its business. The Company’s systems also heavily depend on the availability of electricity, which also comes from third-party providers. Information systems such as the Company’s may be disrupted by even brief power outages, or by the fluctuations in power. This could disrupt the Company’s business and cause it to lose customers.

The Company is highly dependent upon key product vendors.

The Company’s top ten product vendors represented approximately 33.4% of its total revenue during the fiscal year ended December 31, 2020. The Company’s ability to acquire products from its product vendors in amounts and on terms acceptable to it is dependent upon a number of factors that could affect its product vendors and which are beyond its control. For example, financial or operational difficulties that some of the Company’s product vendors may face could result in an increase in the cost of the products the Company purchases from them. If the Company does not maintain its relationships with its existing product vendors or develop relationships with new product vendors on acceptable commercial terms, it may not be able to continue to offer a broad selection of merchandise at competitive prices and, as a result, it could lose customers and its sales could decline.

The Company outsources the distribution and fulfillment operation for most of the products it sells and is dependent on drop-ship product vendors to manage inventory, process orders and distribute those products to its customers in a timely manner. For the fiscal year ended December 31, 2020, products shipped by drop-ship product vendors represented the vast majority of the Company’s total revenue. Because the Company outsources a number of traditional retail functions to product vendors, it has limited control over how and when orders are fulfilled. The Company also has limited control over the products that its product vendors purchase or keep in stock. The Company’s product vendors may not accurately forecast the products that will be in high demand or they may allocate popular products to other resellers, resulting in the unavailability of certain products for delivery to the Company’s customers. Any inability to offer a broad array of products at competitive prices and any failure to deliver those products to the Company’s customers in a timely and accurate manner may damage the Company’s reputation and brand and could cause it to lose customers and its sales to decline.

In addition, the increasing consolidation among automotive parts and accessories product vendors may disrupt or end the Company’s relationship with some product vendors, result in product shortages and/or lead to less competition and, consequently, higher prices. Furthermore, as part of its routine business, product vendors extend credit to the Company in connection with its purchase of their products. In the future, the Company’s product vendors may limit the amount of credit they are willing to extend to the Company in connection with its purchase of their products, including as a result of the Company’s public disclosure of its financial statements. If this were to occur, it could impair the Company’s ability to acquire the types and quantities of products that it desires from the applicable product vendors on acceptable terms, severely impact its liquidity and capital resources, limit its ability to operate its business and could have a material adverse effect on its financial condition and results of operations.

The Company is dependent on its product vendors to supply it with products that comply with safety and quality standards at competitive prices and to comply with the terms of their stated customer warranties.

The Company is dependent on its vendors continuing to supply quality products at favorable prices. If the Company’s merchandise offerings do not meet its customers’ expectations regarding safety and quality, it could experience lost sales, increased costs and exposure to legal and reputational risk. All of the Company’s product vendors must comply with applicable product safety laws, and the Company is dependent on them to ensure that the products its customers buy comply with all safety and quality standards. Events that give rise to actual, potential or perceived product safety concerns could expose the Company to government enforcement action and private litigation and result in costly product recalls and other liabilities. To the extent the Company’s product vendors are subject to additional governmental regulation of their product design and/or manufacturing processes, the cost of the merchandise it purchases may rise. In addition, negative customer perceptions regarding the safety or quality of the products the Company sells could cause its customers to seek alternative sources for their needs, resulting in lost sales. In those circumstances, it may be difficult and costly for the Company to regain the confidence of its customers.

The Company is also dependent on its product vendors to comply with the terms of their stated customer product warranties. To the extent that the Company’s product vendors fail to satisfy legitimate warranty claims asserted by the Company’s customers, the Company may be directly responsible for reimbursing such customers, which could have a material adverse effect on its financial condition and results of operations, particularly if one or more of the Company’s larger product vendors fails to honor its warranty obligations.

The Company is dependent on entities controlled by a lead contractor in Ukraine to recruit and manage its development team and back-office support, to provide a physical facility to its contractors and to manage the Company’s information technology and cybersecurity frameworks.

Based on management’s knowledge, the Company’s lead contractor and his affiliate have sole authority to recruit and retain the Company’s information technology subcontractors, and own the physical facility in Ukraine at which such subcontractors report to work. Because substantially all of the Company’s information technology functions are performed in Ukraine and because, based on management’s knowledge, the Company’s lead contractor in Ukraine, his affiliate and the service providers controlled by that lead contractor have exclusive knowledge and control of certain material aspects of the Company’s information technology and cybersecurity frameworks, the Company is dependent on the lead contractor and his affiliate with respect to such functions and frameworks. If these contractors or subcontractors fail to perform according to agreed-upon terms and timetables or terminate the arrangements under which they perform these functions, the Company’s operations may be disrupted or unable to function until the Company is able to engage a substitute, which may not be available on commercially reasonable terms, or at all. This could have a material adverse effect on the Company’s business, results of operations and financial condition.

If the Company fails to offer a broad selection of products at competitive prices or fails to locate sufficient inventory to meet customer demands, its revenue could decline.

In order to expand its business, the Company must successfully offer, on a continuous basis, a broad selection of automotive parts and accessories that meet the needs of its customers. Products sold by the Company are used by consumers for a variety of purposes, including repair, performance, improved aesthetics and functionality. In addition, to be successful, the Company’s product offerings must be broad and deep in scope, competitively priced, well-made, innovative and attractive to a wide range of consumers. The Company cannot predict with certainty that it will be successful in offering products that meet all of these requirements. Moreover, even if the Company offers a broad selection of products at competitive prices, it must maintain access to sufficient inventory to meet consumer demand. If the Company’s product offerings fail to satisfy its customers’ requirements or respond to changes in customer preferences or if the Company otherwise fails to locate sufficient inventory to meet customer demands, its revenue could decline.

Shifting online consumer behavior regarding automotive parts and accessories could adversely impact the Company’s financial results and the growth of its business.

Shifting consumer behavior indicates that the Company’s customers are becoming more inclined to shop for automotive parts and accessories through their mobile devices. For the year ended December 31, 2020, approximately 49% of the Company’s revenue and 64% of its traffic was attributable to mobile customers. Mobile customers exhibit different behaviors than more traditional desktop-based e-commerce customers. User sophistication and technological advances have increased consumer expectations around the user experience on mobile devices, including speed of response, functionality, product availability, security, and ease of use. If the Company is unable to continue to adapt its mobile device shopping experience in ways that improve its customers’ mobile experience and increase the engagement of its mobile customers, the Company’s sales may decline and its business and financial results may suffer.

If commodity prices such as fuel, plastic and steel increase, the Company’s margins may be negatively impacted.

Increasing prices in the component materials for the parts the Company sells may impact the availability, the quality and the price of its products, as product vendors search for alternatives to existing materials and increase the prices they charge. The Company cannot ensure that it can recover all the increased costs through price increases, and its product vendors may not continue to provide a consistent quality of product as they may substitute lower cost materials to maintain pricing levels, all of which may have a negative impact on the Company’s business and results of operations.

The Company faces intense competition and operates in an industry with limited barriers to entry, and some of its competitors may have greater resources than it and may be better positioned to capitalize on the growing online automotive aftermarket parts and accessories market.

The parts and accessories industries in which the Company sells its products are competitive and fragmented, and products are distributed through multi-tiered and overlapping channels. The Company competes with both online and offline sellers that offer parts and accessories, repair parts and original equipment manufacturer parts to either the DIY or the DIFM consumer segments. Current or potential competitors include (i) online retailers, including both niche retailers of uncommon, highly specialized products and general retailers of a larger number of broadly available products; (ii) national parts retailers such as Advance Auto Parts, AutoZone, NAPA and O’Reilly Auto Parts; (iii) internet-based marketplaces such as Amazon.com and eBay.com; (iv) discount stores and mass merchandisers; (v) local independent retailers; (vi) wholesale parts distributors and (vii) manufacturers, product vendors and other distributors selling online directly to consumers.

Barriers to entry are low, and current and new competitors can launch websites at a relatively low cost. Many of the Company’s current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing, technical, management and other resources than it does. For example, in the event that online marketplace companies such as Amazon or eBay, who have larger customer bases, greater brand recognition and significantly greater resources than the Company does, focus more of their resources on competing in the automotive parts and accessories market, it could have a material adverse effect on the Company’s business and results of operations. In addition, some of the Company’s competitors have used and may continue to use aggressive pricing tactics and devote substantially more financial resources to website and system development than the Company does. The Company expects that competition will further intensify in the future as internet use and online commerce continue to grow worldwide. Increased competition may result in reduced sales, lower operating margins, reduced profitability, loss of market share and diminished brand recognition.

Additionally, the Company has experienced significant competitive pressure from certain of its product vendors who are now selling their products directly to customers. Since the Company’s product vendors have access to merchandise at very low costs, they can sell products at lower prices and maintain higher gross margins on their product sales than the Company can. The Company’s financial results have been negatively impacted by direct sales from its product vendors to its current and potential customers, and the Company’s total number of orders and average order value may decline due to increased competition. Continued competition from the Company’s product vendors may also continue to negatively impact its business and results of operations, including through reduced sales, lower operating margins, reduced profitability, loss of market share and diminished brand recognition. The Company has implemented and will continue to implement several strategies to attempt to overcome the challenges created by its product vendors selling directly to its customers and potential customers, including optimizing its pricing, continuing to increase its mix of private label products and improving its diligence commerce platform, which may not be successful. If these strategies are not successful, the Company’s results of operations and financial condition could be materially and adversely affected.

The Company relies on key personnel and may need additional personnel for the success and growth of its business.

The Company’s business is largely dependent on the personal efforts and abilities of highly skilled executive, technical, managerial, merchandising, marketing, and call center personnel. Competition for such personnel is intense, and the Company cannot assure that it will be successful in attracting and retaining such personnel. The loss of any key employee or the Company’s inability to attract or retain other qualified employees could harm its business and results of operations.

The Company generates a portion of its revenue from advertising, and reduced spending by advertisers or new and existing technologies that block ads online could harm its business.

The Company generates a portion of its revenue from the display of ads online. Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions and budgeting and buying patterns. Adverse macroeconomic conditions can have a material adverse effect on the demand for advertising and cause the Company’s advertisers to reduce the amounts they spend on advertising, which could harm the Company’s results of operations and financial condition.

Changes to the automotive industry and consumer views on vehicle ownership could materially adversely affect our business, results of operations and financial condition.

The automotive industry is predicted to experience rapid change in the years to come, including increases in ride-sharing services, advances in electric vehicle production and driverless technology. Ride-sharing services such as Uber and Lyft provide consumers with mobility options outside of traditional vehicle ownership. Manufacturers also continue to invest in increasing production and quality of battery-electric vehicles, which generally require less maintenance than traditional cars and trucks and may be more difficult for DIY customers to repair. Technological advances are also facilitating the development of driverless vehicles, which may further reduce the need for vehicle ownership. If sales of automotive parts and accessories decline as a result of these or other changes to the automotive industry, our business, results of operations and financial condition could be materially and adversely affected.

Risks Related to the Company’s Finances

The Company has a history of losses.

The Company has a history of low operating margins and losses. The Company continues to focus on growing its business in the near term, with increasing investments in its business, which may result in the incurrence of additional losses. During the fiscal year ended December 31, 2020, the Company had net income of $2.1 million before a cash and non-cash deemed distribution to preferred stockholders (and after such distribution, a net loss of $13.3 million available to common stockholders), compared to a net loss of $0.7 million (and a net loss of $1.2 million available to common stockholders) for the fiscal year ended December 31, 2019. If the Company incurs substantial net losses in the future, it could impact the Company’s liquidity, as it may not be able to provide positive cash flows from operations in order to meet its working capital requirements. The Company may need to sell additional assets or seek additional equity or additional debt financing in the future. In such case, there can be no assurance that the Company would be able to raise such additional financing or engage in such asset sales on acceptable terms, or at all. If the Company’s net losses were to continue, and if the Company is not able to raise adequate additional financing or proceeds from asset sales to continue to fund its ongoing operations, it will need to defer, reduce or eliminate significant planned expenditures, restructure or significantly curtail its operations, file for bankruptcy or cease operations.

The Company may not generate sufficient cash flows to cover its operating expenses, and any failure to obtain additional capital could jeopardize its operations and the cost of capital may be high.

As of December 31, 2020, the Company had negative working capital of approximately $25.8 million. In the event that the Company is unable to generate sufficient cash from its operating activities or obtain financing, it could be required to delay, reduce or discontinue its operations and ongoing business efforts. Further, if for any reason, the revenues of the Company decline or there are unfavorable changes in the credit terms from its key product vendors, it could have an adverse impact on the availability of working capital to the Company. Even if the Company is able to raise capital, it may raise capital by selling equity securities, which will be dilutive to existing stockholders. If the Company incurs indebtedness, costs of financing may be extremely high, and the Company will be subject to default risks associated with such indebtedness, which may harm its ability to continue its operations.

Changes in customer, product, vendor or sourcing sales mix could cause the Company’s gross margin and ultimately operating margins to decline; failure to mitigate these pressures could adversely affect its results of operations and financial condition.

The Company’s gross margins are dependent on the mix of products it sells, decisions to drop-ship rather than stock products in its distribution centers, decisions to offer private label alternatives or branded offerings, price changes by its vendors, pricing actions by competitors, and the mix of paid and organic traffic to its e-commerce platform. In addition, the Company’s margin could be adversely affected by any consumer shift away from its private label products.

We may be unable to accurately forecast net sales and appropriately plan our expenses in the future.

Net sales and results of operations are difficult to forecast because they generally depend on the volume, timing and type of orders we receive, all of which are uncertain. We base our expense levels and investment plans on our estimates of net sales and gross margins. We cannot be sure the same growth rates, trends, and other key performance metrics are meaningful predictors of future growth. If our assumptions prove to be wrong, we may spend more than we anticipate acquiring and retaining customers or may generate lower net sales per active customer than anticipated, either of which could have a negative impact on our business, financial condition, and results of operations.

Risks Related to Regulation and Tax

Regulation in the areas of privacy and protection of user data could harm the Company’s business.

The Company is subject to laws relating to the collection, use, retention, security, and transfer of personally identifiable information about its users around the world. Much of the personal information that the Company collects, especially customer identity and financial information, is regulated by multiple laws. User data protection laws may be interpreted and applied inconsistently from country to country. These laws continue to develop in ways the Company cannot predict and that may harm its business.

Regulatory scrutiny of privacy, user data protection, use of data and data collection is increasing on a global basis. The Company is subject to a number of privacy and similar laws and regulations in the countries in which it operates, and these laws and regulations will likely continue to evolve over time, both through regulatory and legislative action and judicial decisions. In addition, compliance with these laws may restrict the Company’s ability to provide services to its customers that they may find to be valuable. For example, the EU General Data Protection Regulation (“GDPR”) applies to all of the Company’s activities conducted from an establishment in the European Union or related to products and services offered in the European Union, and imposes significant compliance obligations regarding the handling of personal data. If the Company fails to comply with the GDPR, or if regulators assert the Company has failed to comply with the GDPR, it may lead to regulatory enforcement actions, which can result in monetary penalties of up to 4% of worldwide revenue, private lawsuits, or reputational damage. In the United States, California has adopted the California Consumer Privacy Act of 2018 (“CCPA”), which became effective January 1, 2020 and which provides a private right of action for data breaches and requires companies that process information on California residents to make new disclosures to consumers about their data collection, use and sharing practices and allows consumers to opt out of certain data sharing with third parties. Moreover, on November 3, 2020, Californians voted to approve a ballot measure that created the California Privacy Rights Act (“CPRA”), which amends and expands the rights and obligations under the CCPA. Most of the CPRA’s substantive provisions will not take effect until January 1, 2023. Once the CPRA takes effect, it will replace the CCPA, although in the interim, businesses must comply with the CCPA. In addition to the CCPA and CPRA, several other U.S. states have or are considering adopting laws and regulations imposing obligations regarding the handling of personal data. Compliance with the GDPR, the CCPA, the CPRA and other current and future applicable international and U.S. privacy, cybersecurity and related laws can be costly and time-consuming. Complying with these varying national and international requirements could cause the Company to incur substantial costs or require it to change its business practices in a manner adverse to its business, and violations of privacy-related laws can result in significant penalties.

A determination that there have been violations of laws relating to the Company’s practices under communications-based laws could also expose it to significant damage awards, fines and other penalties that could, individually or in the aggregate, materially harm its business. In particular, because of the enormous number of emails and other communications the Company sends to its users, communications laws that provide a specified monetary damage award or fine for each violation (such as those described below) could result in particularly large awards or fines.

For example, the Federal Communications Commission amended certain of its regulations under the Telephone Consumer Protection Act, or TCPA, in 2012 and 2013 in a manner that could increase the Company’s exposure to liability for certain types of telephonic communication with customers. Under the TCPA, plaintiffs may seek actual monetary loss or statutory damages of $500 per violation, whichever is greater, and courts may treble the damage award for willful or knowing violations. Given the enormous number of communications the Company sends to its users, a determination that there have been violations of the TCPA or other communications-based statutes could expose the Company to significant damage awards that could, individually or in the aggregate, materially harm its business.

The Company posts on its websites its privacy policies and practices concerning the collection, use and disclosure of user data. Any failure, or perceived failure, by the Company to comply with its posted privacy policies or with any regulatory requirements or orders or other federal, state or international privacy or consumer protection-related laws and regulations, including the GDPR and the CCPA, could result in proceedings or actions against it by governmental entities or others (e.g., class action privacy litigation), subject it to significant penalties and negative publicity, require it to change its business practices, increase its costs and adversely affect its business. Data collection, privacy and security have become the subject of increasing public concern. If internet and mobile users were to reduce their use of the Company’s websites, mobile platforms, products, and services as a result of these concerns, its business could be harmed. As noted above, the Company is subject to the possibility of security breaches, which themselves may result in a violation of these laws.

The Company is subject to various federal, state and local laws and governmental regulations relating to the operation of its business, which may affect the way the Company conducts its operations.

The Company is subject to various federal, state and local laws and governmental regulations relating to the operation of its business, including those governing the use and transportation of hazardous substances and emissions-related standards, established by the U.S. Environmental Protection Agency (“EPA”), and similar state-level regulators, including the California Air Resources Board (“CARB”).

While the Company has processes in place to ensure that products are sold in compliance with the requirements imposed by the EPA and similar state-level regulators, all verification processes have inherent limitations. The Company has been, is currently, and may in the future be the subject of regulatory proceedings initiated by the EPA, CARB or other applicable regulatory bodies, and the results of such proceedings are uncertain. For additional information, see Note 6 of Notes to Unaudited Condensed Consolidated Financial Statements as of and for the three and six months ended June 30, 2021 and 2020 and Note 6 of Notes to Consolidated Financial Statements as of and for the years ended December 31, 2020 and 2019.

Although management believes that the Company is in substantial compliance with currently applicable environmental laws, rules, and regulations, it is unable to predict the ultimate impact of adopted or future laws, rules, and regulations on its business, properties or products. Such laws, rules, or regulations may cause the Company to incur significant expenses to achieve or maintain compliance, may require it to modify its product offerings, may adversely affect the price of or demand for some of its products, and may ultimately affect the way the Company conducts its operations. Failure to comply with these current or future laws, rules, or regulations could result in harm to the Company’s reputation and/or could lead to fines and other penalties, including restrictions on the importation of the Company’s products into, or the sale of its products in, one or more jurisdictions until compliance is achieved.

The Company could be required to collect additional sales taxes or be subject to other tax liabilities that may increase the costs its customers would have to pay for its products and adversely affect its operating results.

In general, the Company has not historically collected state or local sales, use, or other similar taxes in any jurisdictions in which it believed it did not have a tax nexus. In addition, the Company has not historically collected state or local sales, use, or other similar taxes in certain jurisdictions in which it does have a physical presence, in reliance on applicable exemptions. On June 21, 2018, the U.S. Supreme Court decided, in South Dakota v. Wayfair, Inc., that state and local jurisdictions may, at least in certain circumstances, enforce a sales and use tax collection obligation on remote vendors that have no physical presence in such jurisdiction. A number of states have begun, or have positioned themselves to begin, requiring sales and use tax collection by remote vendors and/or by online marketplaces. The details and effective dates of these collection requirements vary from state to state. While we believe we now collect, remit, and report sales tax in all required states, it is still possible that one or more jurisdictions may assert that we have liability for previous periods for which we did not collect sales, use, or other similar taxes, and if such an assertion or assertions were successful it could result in substantial tax liabilities, including for past sales taxes and penalties and interest, which could materially adversely affect our business, financial condition, and operating results.

Certain U.S. state tax authorities could assert that the Company has nexus in that state and seek to impose state and local income taxes which could harm its results of operations.

For the tax year ending December 31, 2019, and for years prior thereto, the Company filed state income tax returns in New Jersey. There is a risk that state tax authorities in other states could assert that the Company is liable for state and local income taxes based upon income or gross receipts allocable to such states because the Company has nexus with those states. The Company could then be subject to state and local taxation in other states, in lieu of or in addition to, taxation in New Jersey. Penalties and interest could apply to unpaid tax attributable to prior periods. Such tax assessments, penalties and interest may adversely impact the Company’s results of operations and financial position.

Risks Related to Intellectual Property and Cybersecurity

Any failure to maintain the security of the information relating to the Company’s customers, employees and vendors, whether as a result of cybersecurity attacks on its information systems or otherwise, could damage its reputation, result in litigation or other legal actions against it, cause it to incur substantial additional costs, and materially adversely affect its business and results of operations.

Like most retailers, the Company receives and stores in its information systems personal information about its customers, employees and vendors. Most of this information is stored digitally in connection with the Company’s digital commerce platform. The Company also utilizes third-party service providers for a variety of reasons, including, without limitation, for digital storage technology, back-office support, and other functions. Such providers may have access to information the Company holds about its customers, employees or vendors. In addition, the Company depends upon the secure transmission of confidential information over public networks, including information permitting cashless payments.

Cyber threats are rapidly evolving and those threats and the means for obtaining access to information in digital and other storage media are becoming increasingly sophisticated. Cyber threats and cyber-attackers can be sponsored by countries or sophisticated criminal organizations or be the work of hackers with a wide range of motives and expertise. The Company and the businesses with which it interacts have experienced and continue to experience threats to data and systems, including by perpetrators of random or targeted malicious cyber-attacks, computer viruses, worms, bot attacks or other destructive or disruptive software and attempts to misappropriate customer information, including credit card information, and cause system failures and disruptions. Some of the Company’s systems have experienced security breaches in the past, and there can be no assurance that similar breaches will not recur in the future.

Employee error or malfeasance, faulty password management, social engineering or other irregularities may also result in a defeat of the Company or its third-party service providers’ security measures and a breach of its or their information systems. Moreover, hardware, software or applications the Company uses may have inherent vulnerabilities or defects of design, manufacture or operations or could be inadvertently or intentionally implemented or used in a manner that could compromise information security.

Any compromise of the Company’s data security systems or of those of businesses with which it interacts, which results in confidential information being accessed, obtained, damaged, modified, lost or used by unauthorized or improper persons, could harm the Company’s reputation and expose it to regulatory actions, customer attrition, remediation expenses, and claims from customers, employees, vendors, financial institutions, payment card networks and other persons, any of which could materially and adversely affect the Company’s business operations, financial condition and results of operations. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and may not immediately produce signs of a compromise, the Company may be unable to anticipate these techniques or to implement adequate preventative measures, and the Company or its third-party service providers may not discover any security breach, vulnerability or compromise of information for a significant period of time after the security incident occurs.

In addition, such events could be widely publicized and could materially adversely affect the Company’s reputation with its customers, employees, vendors and stockholders, could harm its competitive position with respect to other digital commerce websites, and could result in a material reduction in net sales from its digital commerce platform. Such events could also result in the release to the public of confidential information about the Company’s operations and financial condition and performance and could result in litigation or other legal actions against the Company or the imposition of penalties, fines, fees or liabilities, which may not be covered by its insurance policies. Moreover, a security compromise could require the Company to devote significant management resources to address the problems created by the issue and to expend significant additional resources to upgrade further the security measures it employs to guard personal and confidential information against cyber-attacks and other attempts to access or otherwise compromise such information and could result in a disruption of its operations.

The Company accepts payments using a variety of methods, including credit and debit cards, online payment systems such as PayPal, Google Pay, Affirm and gift cards, and it may offer new payment options over time. As an online retailer, the Company is reliant upon third-party payment processors to sell its products, and any interruption to the services provided by such payment processors, including as a result of payment disputes, would have an immediate impact on the Company’s cash flows, financial position and results of operations. Third-party payment processors may also increase their fees or increase the minimum reserves on the Company’s accounts, which could decrease the Company’s profit margin and impair the Company’s liquidity, respectively.

As a retailer accepting debit and credit cards for payment, the Company also is subject to various industry data protection standards and protocols, such as payment network security operating guidelines and the Payment Card Industry Data Security Standard. The Company cannot be certain that the security measures it maintains to protect all of its information technology systems are able to prevent, contain or detect cyber-attacks, cyber terrorism, security breaches or other compromises from known malware or other threats that may be developed in the future. To the extent that any cyber-attack or incursion in the Company or one of its third-party service provider’s information systems results in the loss, damage, misappropriation or other compromise of information, the Company may be materially adversely affected by claims from customers, financial institutions, regulatory authorities, payment card networks and others. In certain circumstances, the Company’s contracts with payment card processors and payment card networks (such as Visa, Mastercard, American Express and Discover) generally require the Company to adhere to payment card network rules, which could make it liable to payment card issuers and others if information in connection with payment cards and payment card transactions that it processes is compromised or if the Company permits fraudulent purchases on its platform, which liabilities could be substantial. If the event of a material increase in fraudulent purchases on the Company’s platform, payment card processors and payment card networks could refuse to process further payments for purchases on the Company’s platform, which would materially impact the Company’s results of operations and financial position.

If the Company’s proprietary data catalog is stolen, misappropriated or damaged, or if a competitor is able to create a substantially similar database without infringing the Company’s rights, then the Company may lose an important competitive advantage.

The Company has invested significant resources and time to build and maintain its proprietary data catalog, which maps stock-keeping units, to relevant product applications based on vehicle years, makes, and models. Management believes that the Company’s data catalog provides it with an important competitive advantage in both driving traffic to its digital commerce platform and converting that traffic to revenue by enabling customers to quickly locate the parts and accessories they require. The Company cannot assure you that it will be able to protect its data catalog from unauthorized copying or theft or that such database will continue to operate adequately, without any technological challenges. In addition, it is possible that a competitor could develop a catalog or database that is similar to or more comprehensive than the Company’s data catalog, without infringing the Company’s rights. In the event its data catalog is damaged or is stolen, copied or otherwise replicated to compete with the Company, whether lawfully or not, the Company may lose an important competitive advantage and its business could be harmed.

Claims of intellectual property infringement by parts manufacturers, distributors or retailers to the validity of aftermarket parts and accessories or related marketing materials could adversely affect the Company’s business.

Parts manufacturers, distributors and retailers have asserted claims of intellectual property infringement against retailers of aftermarket products, including the Company. The Company has received in the past, and anticipates receiving in the future, communications alleging that certain products it sells infringe the patents, copyrights, trademarks and trade names or other intellectual property rights of parts manufacturers, distributors or retailers. Other parts retailers have also asserted ownership of product images that were provided by product vendors for the Company to use on its online platform. While the Company now has processes in place to prevent the use of unauthorized product images on its platform, there can be no assurance that such processes will work as intended or prevent future infringement claims.

Infringement claims could result in increased costs of doing business arising from new importing requirements, increased port and carrier fees and legal expenses, adverse judgments or settlements or changes to the Company’s business practices required to settle such claims or satisfy any judgments. Litigation or regulatory enforcement could also result in interpretations of the law that require the Company to change its business practices or otherwise increase its costs and harm its business. The Company may not maintain sufficient, or any, insurance coverage to cover the types of claims that could be asserted. If a successful claim were brought against the Company, it could expose the Company to significant liability.

If the Company is unable to protect its intellectual property rights, its reputation and brand could be impaired and it could lose customers.

The Company regards its trademarks, trade secrets and similar intellectual property such as its “iD” brand, its proprietary digital commerce platform, its proprietary data catalog and its back-end order processing and fulfillment code and process as important to its success. The Company relies on trademark, patent and copyright law, and trade secret protection, and confidentiality and/or license agreements with employees, customers, partners and others to protect its proprietary rights. The Company cannot be certain that it has taken adequate steps to protect its proprietary rights, especially in countries where the laws may not protect its rights as fully as in the United States. In addition, the Company’s proprietary rights may be infringed or misappropriated, and the Company could be required to incur significant expenses in its efforts to preserve them. In the past, the Company has filed litigation to protect its intellectual property rights, including its “iD” brand. The outcome of such litigation can be uncertain, and the cost of prosecuting such litigation may have an adverse impact on the Company’s earnings. The Company has common law trademarks, as well as pending federal trademark registrations for several marks and several registered marks. However, any registrations may not adequately cover the Company’s intellectual property or protect it against infringement by others. Effective trademark, service mark, copyright, patent and trade secret protection may not be available in every country in which the Company’s products may be made available online. The Company also currently owns or controls a number of internet domain names, including www.carid.com, www.truckid.com, www.motorcycleid.com, www.powersportsid.com, www.camperid.com, www.boatid.com, www.recreationid.com and www.toolsid.com, and has invested time and money in the purchase of domain names and other intellectual property, which may be impaired if it cannot protect such intellectual property. The Company may be unable to protect these domain names or acquire or maintain relevant domain names in the United States and in other countries. If the Company is not able to protect its trademarks, domain names or other intellectual property, it may experience difficulties in achieving and maintaining brand recognition and customer loyalty.

The Company’s digital commerce platform is dependent on open-source software, which exposes it to uncertainty and potential liability.

The Company utilizes open-source software such as Linux, Apache, MySQL, PHP, and Perl throughout its digital commerce platform and supporting infrastructure, although it has created proprietary programs. Open-source software is maintained and upgraded by a general community of software developers under various open-source licenses, including the GNU General Public License (“GPL”). These developers are under no obligation to maintain, enhance or provide any fixes or updates to this software in the future. Additionally, under the terms of the GPL and other open-source licenses, the Company may be forced to release to the public source-code internally developed by it pursuant to such licenses. Furthermore, if any of these developers contribute any code of others to any of the software that the Company uses, the Company may be exposed to claims and liability for intellectual property infringement and may also be forced to implement changes to the code-base for this software or replace this software with internally developed or commercially licensed software.

System failures, including failures due to natural disasters or other catastrophic events, could prevent access to the Company’s digital commerce platform, which could reduce its net sales and harm its reputation.

The Company’s sales would decline and it could lose existing or potential customers if it is not able to access its digital commerce platform or if its digital commerce platform, transactions processing systems or network infrastructure do not perform to its customers’ satisfaction. Any internet network interruptions or problems with the Company’s digital commerce platform could:

●	prevent customers from accessing such digital commerce platform;

●	reduce its ability to fulfill orders or bill customers;

●	reduce the number of products that it sells;

●	cause customer dissatisfaction; or

●	damage its brand and reputation.

The Company has experienced brief computer system interruptions in the past, and it believes they may continue to occur from time to time in the future. The Company’s systems and operations are also vulnerable to damage or interruption from a number of sources, including a natural disaster or other catastrophic event such as an earthquake, typhoon, volcanic eruption, fire, flood, tsunami, winter storms, terrorist attack, riots, social disturbances, political unrest, computer viruses, power loss, telecommunications failure, physical and electronic break-ins, hardware failures, hosting issues, domain name system issues, distributed denial-of-service attacks, content management system issues, malicious hackers, lapses in maintenance, and other similar events. The Company also maintains offshore and outsourced operations in the Philippines, an area that has been subjected to a typhoon and a volcanic eruption in the past, and Costa Rica, a seismically active region. The Company’s engineering and product data development team is located in Ukraine and Belarus, which have been the subject of political unrest. Natural disasters or other catastrophic events may recur in the future and could disrupt the operation of the Company’s business. The Company’s technology infrastructure is also vulnerable to computer viruses, physical or electronic break-ins, employee or contractor malfeasance and other disruptions, and not all of the Company’s systems and data are fully redundant. Any substantial disruption of the Company’s technology infrastructure could cause interruptions or delays in its business and loss of data or render it unable to accept and fulfill customer orders or operate its digital commerce platform in a timely manner, or at all.

Risks Related to Litigation

The Company’s business could be adversely affected by an ongoing legal proceeding with certain stockholders.

In March 2018, the founders of Onyx, predecessor to the Company, which founders then owned 48% of the Company’s outstanding shares of common stock, filed a lawsuit against the then majority stockholder, which had acquired its 52% interest in Onyx in July 2015, and against Prashant Pathak, Chairman of the board of directors of the Company (the “Board”), and certain other individuals and affiliates related to the majority stockholder. The minority stockholders allege, among other things, that they agreed to sell their shares in Onyx in reliance upon statements of the majority stockholder, Mr. Pathak and the other defendants that they subsequently would bring additional investors and capital to Onyx, and that the defendants fraudulently and intentionally made material misstatements concerning Onyx’s valuation to potential investors. The claims of the minority stockholders involve various theories of fraud, breach of fiduciary duties, oppression of minority stockholders, and tortious interference with their prospective economic relations. None of the claims allege breach of any of the contracts entered into in connection with the July 2015 sale of shares to the majority stockholder. The majority stockholder filed counterclaims against the minority stockholders alleging breach of fiduciary duty, unjust enrichment, breach of contract and breach of implied covenant of good faith and fair dealing, among other claims, and filed a third party claim against the Company for indemnification. The Company’s insurance carrier denied coverage for the indemnification claim by the majority stockholder, and the Company has created a reserve with respect to that claim.

On September 30, 2020 certain of Onyx’s minority stockholders filed a motion and form of order seeking to have one of its executive officers removed from his position, and demanding (i) that such officer repay all amounts paid to him since August 4, 2020, and (ii) that Onyx seek repayment of legal and auditing fees incurred. That motion was denied on January 21, 2021 by the Special Master. The Report of the Special Master is subject to review and approval by the Court.

Depending upon the outcome of certain claims in the legal proceeding, the Company could be responsible for reimbursement of fees, costs and expenses of the plaintiffs under its legacy indemnification obligations pursuant to indemnification contracts with the respective plaintiffs, its charter and bylaws and New Jersey law. While all or a portion of any such indemnification obligations may be paid by the Company’s directors’ and officers’ insurance, there can be no assurance as to the amounts that would be paid, if any, by the insurance carriers.

Additionally, among other forms of relief sought, the plaintiffs are seeking rescission of the sale of the 52% interest to the majority stockholder. If granted, a rescission could have a negative impact on the Company, including the transfer of a majority of its outstanding common stock to the minority stockholders. If any equitable adjustment of the ownership interests of the Company’s current majority stockholder is made, such actions could result in the resignation or removal of Mr. Pathak or the other designee of the majority stockholder from the Board and/or members of the Company’s management team. Accordingly, the legal proceeding could adversely affect the functioning of the Board and/or executive officers, lead to management distraction and interfere with the Company’s operations, any of which could materially and adversely harm the Company’s business and results of operation.

In addition, on October 3, 2020, counsel to the defendants in the Stockholder Litigation (as defined in Note 6 of Notes to Unaudited Condensed Consolidated Financial Statements as of and for the three and six months ended June 30, 2021 and 2020) received a letter from counsel to the minority stockholders objecting to Onyx Enterprises Canada Inc.’s use of the “drag-along right” under Section 4.5 of the Stockholders Agreement, dated July 17, 2015 (the “Stockholders Agreement”), and the proxy granted pursuant to Section 5.1 of the Stockholders Agreement to execute (i) the stockholder written consent, dated September 18, 2020, approving the Business Combination Agreement and (ii) the Stockholder Support Agreement, dated October 30, 2020, in each case on behalf of the minority stockholders. The letter also described the Business Combination as unlawful and threatened further unspecified actions by the minority stockholders.

On October 15, 2020, the minority stockholders filed an order to show cause to preliminarily enjoin the Business Combination pending final adjudication of the Stockholder Litigation. On October 23, 2020, the Superior Court of New Jersey, Chancery Division, Monmouth County refused to grant a preliminary injunction and set the hearing date on the order to show cause for December 4, 2020. On October 26, 2020, the minority stockholders filed an application for permission to file emergent motion to request a temporary restraining order preventing the closing of the Business Combination prior to the December 4th hearing with the Superior Court of New Jersey, Appellate Division, which such court denied. On October 27, 2020, the minority stockholders appealed the Appellate Division’s ruling to the Supreme Court of New Jersey. On October 28, 2020, the Supreme Court of New Jersey denied such appeal. On November 20, 2020, the minority stockholders requested another emergent motion before the Superior Court of New Jersey, Chancery Division, Monmouth County for a temporary restraining order preventing the closing of the Business Combination. The Superior Court of New Jersey, Chancery Division, Monmouth County denied that request by order dated November 20, 2020.

The Investor Stockholder and Principals filed a motion for summary judgment seeking dismissal of all of the claims brought by the Founder Stockholders, which motion was heard on February 19, 2021. On August 31, 2021, the court issued an order granting in part and denying in part the motion for summary judgment, by which order eight claims were dismissed and seven claims were preserved. Pursuant to the court’s opinion, all of the derivative claims brought by the plaintiffs were dismissed.

For additional information regarding legal actions, claims and administrative proceedings that management believes could have a material adverse effect on its financial position, results of operations or cash flows, including further information on the ongoing litigation with certain minority stockholders and the notice of violation it received from the EPA, see Note 6 of Notes to Unaudited Condensed Consolidated Financial Statements as of and for the three and six months ended June 30, 2021 and 2020 and Note 6 of Notes to Consolidated Financial Statements as of and for the years ended December 31, 2020 and 2019.

Because the Company is involved in litigation from time to time and is subject to numerous laws and governmental regulations, it could incur substantial judgments, fines, legal fees and other costs as well as reputational harm.

The Company is sometimes the subject of complaints or litigation from customers, employees, or other third parties for various reasons. For example, Stanislav Royzenshteyn, the former Chief Executive Officer of Onyx, a predecessor to the Company, alleged that Onyx failed to pay him amounts owed under his employment agreement, including, but not limited to, unpaid bonuses, salary, personal, sick and vacation days, and employment-related reimbursements. The damages sought against the Company in some of these litigation proceedings could be substantial. Although the Company maintains liability insurance for some litigation claims, if one or more of the claims were to greatly exceed its insurance coverage limits or if its insurance policies do not cover a claim, this could have a material adverse effect on its business, financial condition, results of operations and cash flows.

The Company is also subject to numerous federal, state and local laws and governmental regulations relating to, among other things, environmental protection, product quality and safety standards, labor and employment, discrimination, anti-bribery/anti-corruption, data privacy and income taxes. Compliance with existing and future laws and regulations could increase the cost of doing business and adversely affect the Company’s results of operations. If the Company fails to comply with existing or future laws or regulations, it may be subject to governmental or judicial fines or sanctions, while incurring substantial legal fees and costs, as well as reputational risk. In addition, the Company’s capital and operating expenses could increase due to remediation measures that may be required if the Company is found to be noncompliant with any existing or future laws or regulations.

For additional information regarding legal actions, claims and administrative proceedings that management believes could have a material adverse effect on its financial position, results of operations or cash flows, including ongoing litigation with certain minority stockholders and the notice of violation it received from the EPA, see Note 6 of Notes to Unaudited Condensed Consolidated Financial Statements as of and for the three and six months ended June 30, 2021 and 2020 and Note 6 of Notes to Consolidated Financial Statements as of and for the years ended December 31, 2020 and 2019.

The Company faces exposure to product liability lawsuits.

The automotive industry in general has been subject to a large number of product liability claims due to the nature of personal injuries that result from car accidents or malfunctions. As a distributor of automotive parts and accessories, including parts and accessories obtained overseas, the Company could be held liable for the injury or damage caused if the products it sells are defective or malfunction, regardless of whether the product manufacturer is the party at fault. While the Company carries insurance against product liability claims, if the damages in any given action were high or the Company were subject to multiple lawsuits, the damages and costs could exceed the limits of its insurance coverage or prevent it from obtaining coverage in the future. If the Company were required to pay substantial damages as a result of these lawsuits, it may seriously harm its business and financial condition. Even defending against unsuccessful claims could cause the Company to incur significant expenses and result in a diversion of management’s attention. In addition, even if the money damages themselves did not cause substantial harm to the Company’s business, the damage to its reputation and the brands offered on its digital commerce platform could adversely affect its future reputation and its brand and could result in a decline in its net sales.

Risks Related to Ownership of our Common Stock

Concentration of ownership among certain stockholders may prevent other stockholders from influencing significant corporate decisions.

As of September 10, 2021, each of Prashant Pathak, Chairman of the Board of the Company and a director and President of Onyx Enterprises Canada Inc. (“OEC”), Roman Gerashenko and Stanislav Royzenshteyn, beneficially owned, directly or indirectly, approximately 42.93%, 18.25%, and 18.25%, respectively, of our outstanding Common Stock, and our directors and executive officers as a group beneficially owned approximately 46.94% of our outstanding Common Stock. As a result of their current holdings, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, any amendment of the Certificate of Incorporation and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

Sales of a substantial number of shares of our Common Stock in the public market could cause the price of our common stock to fall.

Sales of a substantial number of shares of our Common Stock in the public market or the perception that these sales might occur could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Common Stock. In addition, the sale of substantial amounts of our Common Stock could adversely impact its price.

The shares of Common Stock covered by this registration statement, pursuant to which certain stockholders may sell their shares, represent approximately 88.78% of our outstanding Common Stock. Sales, or the potential sales, of substantial numbers of shares in the public market by those selling stockholders upon termination of applicable contractual lock-up agreements, could increase the volatility of the market price of our Common Stock or adversely affect the market price of our Common Stock.

We have never paid dividends on our Common Stock, and we do not anticipate paying dividends in the foreseeable future.

We have never paid dividends on any of our capital stock and currently intend to retain any future earnings to fund the growth of our business. Any determination to pay dividends in the future will be at the discretion of the Board and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that the Board may deem relevant. As a result, capital appreciation, if any, of our Common Stock will be the sole source of gain for the foreseeable future.

Our stock price is volatile, and you may not be able to sell shares of our Common Stock at or above the price you paid.

The trading price of our Common Stock is volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. Between February 19, 2021 and September 10, 2021, the closing price of our Common Stock ranged from $5.07 to $9.00 per share. These factors include:

●	actual or anticipated fluctuations in operating results;

●	failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;

●	issuance of new or updated research or reports by securities analysts or changed recommendations for our stock or the transportation industry in general;

●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

●	operating and share price performance of other companies that investors deem comparable to us;

●	our focus on long-term goals over short-term results;

●	the timing and magnitude of our investments in the growth of our business;

●	actual or anticipated changes in laws and regulations affecting our business;

●	additions or departures of key management or other personnel;

●	disputes or other developments related to our intellectual property or other proprietary rights, including litigation;

●	our ability to market new and enhanced products and technologies on a timely basis;

●	sales of substantial amounts of the Common Stock by the Board, executive officers or significant stockholders or the perception that such sales could occur;

●	changes in our capital structure, including future issuances of securities or the incurrence of debt; and

●	general economic, political and market conditions.

In addition, the stock market in general, and the NYSE American in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of our Common Stock, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Risks Related to Our Being a Public Company

We will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on our business, financial condition and results of operations.

We face increased legal, accounting, administrative and other costs and expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board (the “PCAOB”) and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements require us to carry out activities that Onyx, as a private company, had not done previously. For example, we created new board committees and have adopted new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of it. In addition, we have obtained director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on the Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

Our failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could have a material adverse effect on our business.

As a public company, we are required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Onyx as a private company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements now applicable to it. If we are not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our securities.

Our management has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the Company. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for the Company to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company which will increase our operating costs in future periods.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover the proceeds from our trust account that was set up when we were a special purpose acquisition company, and the members of our Board may be viewed as having breached their fiduciary duties to our creditors, thereby exposing us and the members of our Board to claims of punitive damages.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders holding shares of Common Stock could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders holding shares of Common Stock. In addition, our Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing us and our Board to claims of punitive damages, by paying our stockholders holding shares of Common Stock from our trust account prior to addressing the claims of creditors.

The Company is an “emerging growth company” and a “smaller reporting company” and the reduced disclosure and governance requirements applicable to those types of companies may make its securities less attractive to investors.

The Company is an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company, the Company is not required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, which would require the Company’s internal control over financial reporting to be audited by its independent registered public accounting firm, has reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and is exempt from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Additionally, as an emerging growth company, the Company has elected to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies (as defined under Section 2(a) of the Sarbanes-Oxley Act). As such, the Company’s financial statements may not be comparable to companies that comply with public company effective dates.

The Company also is a “smaller reporting company” under Rule 12b-2 of the Exchange Act. As a smaller reporting company, the Company is entitled to rely on certain exemptions and reduced disclosure requirements, such as simplified executive compensation disclosures and reduced financial statement disclosure requirements, in the Company’s SEC filings.

These exemptions and decreased disclosures in the Company’s SEC filings due to our status as an emerging growth company and a smaller reporting company may make it harder for investors to analyze the Company’s results of operations and financial prospects. Investors may find our Common Stock less attractive because we rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our Common Stock price may be more volatile.

If securities or industry analysts do not publish or cease publishing research or reports about the Company, its business or its market, or if they adversely change their recommendations regarding the Common Stock, the price and trading volume of the Common Stock could decline.

The trading market for our Common Stock is influenced by the research and reports that industry or securities analysts may publish about the Company, its business, market or competitors. Securities and industry analysts may never publish research on the Company. If no securities or industry analysts commence coverage of the Company, its stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Company change their recommendation regarding its Common Stock adversely, or provide more favorable relative recommendations about its competitors, the price of its Common Stock would likely decline. If any analyst who may cover the Company were to cease coverage of the Company or fail to regularly publish reports on it, it could lose visibility in the financial markets, which could cause the Company’s stock price or trading volume to decline.

Certain minority stockholders of the Company could engage in activities that might be disruptive of the Company’s ongoing business.

Certain minority stockholders of the Company could engage in litigation against the Company and its directors seeking monetary damages and/or potentially distracting the Company’s directors and officers from executing upon the Company’s business plans, and could engage in shareholder activism that may be disruptive to the Company. See “—The Company’s business could be adversely affected by an ongoing legal proceeding with certain stockholders” for more information regarding litigation brought by these minority stockholders prior to the Business Combination.

The Company’s Certificate of Incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by the Company’s stockholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with the Company or its directors, officers, employees or stockholders.

Our Certificate of Incorporation provides that, subject to limited exceptions, (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the stockholders of the Company, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the General Corporation Law of the State of Delaware (the “DGCL”) or the second amended and restated certificate of incorporation or the amended and restated bylaws of the Company (the “Bylaws”), or (iv) any action asserting a claim against the Company, its directors, officers or employees is governed by the internal affairs doctrine. The Company’s bylaws designate the federal district courts of the United States as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of Common Stock shall be deemed to have notice of and to have consented to the provisions of the Certificate of Incorporation and bylaws described above. In addition, Section 22 of the Securities Act provides that federal and state courts have concurrent jurisdiction over lawsuits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. To the extent the exclusive forum provision restricts the courts in which claims arising under the Securities Act may be brought, there is uncertainty as to whether a court would enforce such a provision. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers or other employees, which may discourage such lawsuits against the Company and its directors, officers and employees. Alternatively, if a court were to find these provisions of the Certificate of Incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, the Company may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect the Company’s business and financial condition.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our Common Stock by the Selling Stockholders.  All of the shares of Common Stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of our Common Stock may be sold by the Selling Stockholders under this prospectus.

MARKET FOR COMMON EQUITY AND DIVIDEND POLICY

Market Information, Holders, and Dividends

Our Common Stock is listed on the NYSE American under the symbol “ID”. Prior to the consummation of the Business Combination, our Common Stock was listed on the New York Stock Exchange under the symbol “LGC”. As of September 10, 2021, there were 78 holders of record of our Common Stock.

We have not paid any cash dividends on our Common Stock to date. We intend to retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. We do not anticipate declaring any cash dividends to holders of our Common Stock in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans

As of December 31, 2020, 4,904,596 shares of Common Stock were authorized to be issued under the 2020 EIP and 2,043,582 shares of Common Stock were authorized to be issued under the 2020 ESPP (the 2020 ESPP together with the 2020 EIP, the “Plans”). No awards had been issued under the Plans as of December 31, 2020.

On February 11, 2021, we filed a Registration Statement on Form S-8 under the Securities Act to register the shares of Common Stock issuable under the Plans, which Registration Statement became effective automatically upon filing.

On March 11, 2021, pursuant to the 2020 EIP, each of our seven directors received 7,142 restricted stock units, which vest in full on November 20, 2021, and will be settled in shares of Common Stock on a one-for-one basis. On April 16, 2021, our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and VP of Vendor Relations received 130,000, 125,000, 125,000, and 120,000 restricted stock units, respectively, which vest in three equal annual installments, subject to continued employment, on November 20, 2021, November 20, 2022, and November 20, 2023, and will be settled in shares of Common Stock on a one-for-one basis. During the second quarter of 2021, other employees and consultants received an aggregate of 1,739,575 restricted stock units, which will vest in equal installments on November 20, 2021, 2022 and 2023. In addition, during the second quarter of 2021, the Company granted 622,500 performance-based stock units (“PSUs”) to several employees and consultants that contain both service and performance-based vesting conditions. The PSUs will vest in March 2024 based upon the level of achievement of several Company-specific operational performance milestones for the three years ended December 31, 2023, as determined by the Compensation Committee of the Company. On June 8, 2021, pursuant to the 2020 EIP, each of our seven directors received 8,116 restricted stock units, which vest in full on the earlier of one year after the date of grant or the date of the Company’s 2022 annual meeting of stockholders, and will be settled in shares of Common Stock on a one-for-one basis. As of September 10, 2021, 4,904,596 shares of Common Stock were reserved and available for future issuances under the 2020 EIP, of which 2,968,881 shares were subject to outstanding awards. As of that date, no awards had been issued under the 2020 ESPP.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS FOR PARTS iD, INC.

The following discussion and analysis of the financial condition and results of operations of PARTS iD, Inc. should be read together with PARTS iD’s unaudited condensed consolidated financial statements as of and for the three and six months ended June 30, 2021 and 2020 and audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019, together with related notes thereto, included elsewhere in this prospectus. The discussion and analysis should also be read together with the section entitled “Business.” The following discussion contains forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Forward-Looking Statements.” For the purposes of this section, “we,” “us,” “our,” “Onyx,” the “Company” and “PARTS iD” each refer to Onyx prior to the closing of the Business Combination and PARTS iD, Inc. following the closing of the Business Combination, as the context indicates, unless the context otherwise refers to Legacy.

Overview

PARTS iD, Inc. is a technology-driven, digital commerce company focused on creating custom infrastructure and unique user experiences within niche markets. PARTS iD was originally founded in 2008 as Onyx Enterprises, Int’l, Corp. Our vision is to develop a leading technology platform purpose-built for purchasing complex parts and accessories for all vehicle types with a complete repository of fitment data, and to deliver an unrivaled parts and accessories shopping experience of extraordinary choice, competitive prices, and fast delivery.

The success of CARiD.com has inspired pursuit of our long-term strategy to scale into similar markets via our proprietary built, modular digital commerce technology platform. While our core focus continues to be automotive, in August 2018, we launched seven new verticals (including BOATiD.com, MOTORCYCLEiD.com, CAMPERiD.com and more) which demonstrates fungibility of our technology platform. These verticals address similar market challenges and focus on the enthusiasts’ needs through our seamless shopping experience using proprietary tools and techniques.

Although the ongoing COVID-19 pandemic has caused an economic downturn on a global scale, disrupted global supply chains, and created significant uncertainty, volatility, and disruption across economies, it has also led to an increased adoption of online shopping by consumers, which has had a positive effect on the Company’s revenue. Despite increases in order cancellations and delivery times, the Company has largely been successful in managing its supply chain to date.

We have made significant investments to provide an enhanced experience to our diverse base of “do-it-yourself” (“DIY”), “do-it-for-me” (“DIFM”) and PRO (mechanics) customers. As of June 30, 2021, we had over 1,000 active product vendors with their many shipping locations across the nation. This distributed, inventory-light fulfillment model allowed us to offer customers over 17 million SKUs on the platform as of June 30, 2021. Furthermore, our proprietary fulfillment algorithm determines and selects the most optimal fulfillment location based on inventory availability and proximity to the customer, thereby providing faster delivery speed and decreasing the total cost to the customer. We continue to focus on improving our product offerings in the catalog, specifically for new verticals, original equipment (“OE”) and repair parts business.

Despite a decrease in traffic in the three and six months ended June 30, 2021 as compared to the same prior year periods, we experienced better conversions and higher average order values, which contributed to an increase of 5.6% and 28.8% in the total value of orders received in the three and six months ended June 30, 2021, respectively, over the same prior year periods. By category of accessories and parts, the primary drivers of the increases in the total value of orders received were increases in Wheels and Tires by 20.3% and 47.4%, and in Repair parts by 17.3% and 28.9%, in the three and six months ended June 30, 2021, respectively.

We have also been focused on increasing our presence in the DIFM segment of the automotive aftermarket industry, including growing related partnerships, and we chose to invest in a tire installation network as our first step. Using our purpose-built data architecture and differentiated technology, consumers can visit CARiD.com, research and choose from a wide variety of tires, and in the same transaction select a tire installation center near them and schedule an appointment. Through partnerships with tire installation businesses, we had 2,117 active tire installation locations nationwide as of June 30, 2021. We recently made a technical enhancement in the process of adding new locations, and management now expects steady growth in the number of installation locations in the near future. The tire installation network initiative is one of many programs we are working on to advance CARiD.com’s position as a one-stop shop and seamless solution for all car enthusiast needs.

Management continues to focus on several other efforts to drive growth, including product cultivation, vendor optimization, distribution network expansion and marketing diversification.

Effects of the COVID-19 Pandemic

The global spread of COVID-19 and related measures to contain its spread (such as government-mandated business closures and shelter-in-place guidelines) have created significant volatility, uncertainty and economic disruption. Recently, the extent and severity of the pandemic and such containment measures have abated somewhat due to the general public’s utilization of COVID-19 vaccines. However, public concern over COVID-19 remains, and related containment measures may increase in the future, especially due to the recent spread of COVID-19 variants.

Although the COVID-19 pandemic and related measures to contain its spread have not adversely affected the Company’s results of operations to date, they have adversely affected certain components of the Company’s business, including by increasing cancellations (which can result in an increase in advertisement costs), shipping times and costs and inefficiencies in sourcing products. In future periods, the pandemic might cause shipping difficulties, including slowed deliveries to customers; the potential for increased cancellations by customers; and the ability of consumers to pay for products. Although consumer demand for and the inventory of the Company’s products have remained stable, in future periods the COVID-19 pandemic could have an adverse impact on the Company through reduced consumer demand for or inventory of its products. If there is a prolonged impact of COVID-19, it could adversely affect the Company’s business, results of operations, financial condition and liquidity, perhaps materially. The future impact of COVID-19 and these containment measures cannot be predicted with certainty and may increase the Company’s borrowing costs, if any, and other costs of capital and otherwise adversely affect its business, results of operations, financial condition and liquidity, and the Company cannot assure that it will have access to external financing at times and on terms it considers acceptable, or at all, or that it will not experience other liquidity issues going forward. For more information on the risks the COVID-19 pandemic poses to the business, see “Risk Factors” in this prospectus.

Key Financial and Operating Metrics

We measure our business using financial and operating metrics, as well as non-GAAP financial measures. See “Results of Operations – Non-GAAP Financial Measures” below for more information on non-GAAP financial measures. We monitor several key business metrics to evaluate our business, measure our performance, develop financial forecasts and make strategic decisions, including the following:

Traffic and Engagement Metrics

For the three months ended June 30,

	2021	2020	Change	% Change
Number of Users	31,984,337	39,014,126	(7,029,789)	(18.02)%
Number of Sessions	59,523,329	76,376,487	(16,853,158)	(22.07)%
Bounce Rate	13.45%	14.57%	(1.12)%	(7.70)%
Number of Pageviews	255,491,738	323,963,567	(68,471,829)	(21.14)%
Pages/Session	4.29	4.24	0.05	1.19%
Average Session Duration	0:03:25	0:03:31	(0:00:06)	(2.84)%

For the six months ended June 30,

	2021	2020	Change	% Change
Number of Users	64,637,688	69,834,009	(5,196,321)	(7.44)%
Number of Sessions	124,272,640	136,942,111	(12,669,471)	(9.25)%
Bounce Rate	13.73%	14.77%	(1.03)%	(7.01)%
Number of Pageviews	541,368,091	579,584,869	(38,216,778)	(6.59)%
Pages/Session	4.36	4.23	0.13	2.93%
Average Session Duration	0:03:26	0:03:29	(0:00:03)	(1.44)%

For the year ended December 31,

	2020	2019	YoY Change	% Change
Number of Users	139,131,292	115,975,117	23,156,175	19.97%
Number of Sessions	279,004,608	224,548,582	54,456,026	24.25%
Bounce Rate	15.06%	13.44%	1.62%	12.06%
Number of Pageviews	1,165,312,820	977,288,533	188,024,287	19.24%
Pages/Sessions	4.18	4.35	(0.17)	(4.03)%
Average Session Duration	0:03:26	0:03:28	(0:00:02 )	(1.27)%

We use the metrics above to gauge our ability to acquire targeted traffic and keep users engaged. This information informs us of how effective our proprietary technology, data, and content is, and helps us define our strategic roadmap and key initiatives.

Results of Operations for the Three and Six Months Ended June 30, 2021 and 2020

	Three months ended June 30,				Change
	2021	% of Rev.	2020	% of Rev.	Amount	%
Revenue, net	$130,409,332		$113,853,524		$16,555,808	14.5%
Cost of goods sold	104,270,051	80.0%	89,655,601	78.7%	14,614,450	16.3%
Gross profit	26,139,281	20.0%	24,197,923	21.3%	1,941,358	8.0%
Gross Margin	20.0%		21.3%
Operating expenses
Advertising	10,907,319	8.4%	9,296,637	8.2%	1,610,682	17.3%
Selling, general & administrative	12,603,017	9.7%	10,076,998	8.9%	2,526,019	25.1%
Depreciation	1,819,581	1.4%	1,783,415	1.6%	36,166	2.0%
Total operating expenses	25,329,917	19.4%	21,157,050	18.6%	4,172,867	19.7%
Income from operations	809,364	0.6%	3,040,873	2.7%	(2,231,509)	(11.7)%
Interest expense	395	0.0%	1,038	0.0%	(643)	(61.9)%
Income before income tax	808,969	0.6%	3,039,835	2.7%	(2,230,866)	(73.4)%
Income tax expense	182,857	0.1%	766,120	0.7%	(583,263)	(76.1)%
Net income	$626,112	0.5%	$2,273,715	2.0%	$(1,647,603)	(72.5)%

	Six months ended June 30,				Change
	2021	% of Rev.	2020	% of Rev.	Amount	%
Revenue, net	$239,482,960		$184,579,489		$54,903,471	29.7%
Cost of goods sold	190,510,070	79.6%	145,212,766	78.7%	45,297,304	31.2%
Gross profit	48,972,890	20.4%	39,366,723	21.3%	9,606,167	24.4%
Gross Margin	20.4%		21.3%
Operating expenses
Advertising	21,406,705	8.9%	15,390,787	8.3%	6,015,918	39.1%
Selling, general & administrative	23,961,724	10.0%	18,748,252	10.2%	5,213,472	27.8%
Depreciation	3,593,354	1.5%	3,308,098	1.8%	285,256	8.6%
Total operating expenses	48,961,783	20.4%	37,447,137	20.3%	11,514,646	30.7%
Income from operations	11,107	0.0%	1,919,586	1.0%	(1,908,479)	(6.3)%
Interest expense	6,885	0.0%	6,821	0.0%	64	0.9%
Income before income tax	4,222	0.0%	1,912,765	1.0%	(1,908,543)	(99.8)%
Income tax expense	22,923	0.0%	483,620	0.3%	(460,697)	(95.3)%
Net income (loss)	$(18,701)	0.0%	$1,429,145	0.8%	$(1,447,846)	(101.3)%

Revenue

Revenue increased $16.6 million, or 14.5%, for the three months ended June 30, 2021 and $54.9 million, or 29.7%, for the six months ended June 30, 2021, compared to the same prior year periods. These increases were primarily attributable to increases in conversion rates by 9.2% and 19.9% for the three and six months ended June 30, 2021, respectively, and in average order values by 20.0% and 16.4% for the three and six months ended June 30, 2021, respectively, partially offset by a decrease in traffic in both periods. The increases in conversion rates were primarily attributable to product growth in new verticals, search engine bidding automation and optimization, and increased e-commerce adoption. The increases in average order values were primarily attributable to increases in average numbers of items per order and changes in the mix of categories of items sold in the relevant periods.

Cost of Goods Sold

Cost of goods sold is composed of product cost, the associated fulfillment and handling costs charged by vendors, if any, and shipping costs. In the three and six months ended June 30, 2021, cost of goods sold increased by $14.6 million, or 16.3%, and $45.3 million, or 31.2%, respectively, compared to the three and six months ended June 30, 2020. These increases in cost of goods sold were primarily driven by increases in the number of orders or the products sold as well as increases in shipping costs

For the three and six months ended June 30, 2021, cost of goods sold was 80.0% and 79.6% of revenue, respectively, compared to 78.7% of revenue in each of the three and six months ended June 30, 2020. The 1.3% and 0.9% increases in cost of goods sold as a percentage of revenue, respectively, were primarily attributable to increases in shipping costs and pricing and promotional tests in some categories. Management expects that these shipping cost pressures will ease as our supply chain becomes more efficient, which management expects will be the case if the current abatement of the COVID-19 pandemic and related containment measures continue.

Gross Profit and Gross Margin

Gross profit increased $1.9 million or 8.0%, and $9.6 million or 24.4%, for the three and six months ended June 30, 2021, respectively, compared to the three and six months ended June 30, 2020. These increases were primarily attributable to the 14.5% and 29.7% increases in revenue in the three and six months ended June 30, 2021, respectively, partially offset by increased shipping costs and pricing and promotional tests.

Gross margin of 20.0% and 20.4% in the three and six months ended June 30, 2021, respectively, was lower than the gross margin of 21.3% in each of the three and six months ended June 30, 2020, primarily attributable to increases in shipping costs and pricing and promotional tests designed to maximize revenue and gross profit.

Operating Expenses

Advertising expenses increased $1.6 million or 17.3%, and $6.0 million or 39.1%, for the three and six months ended June 30, 2021, respectively, compared to the three and six months ended June 30, 2020. These increases in advertising costs were primarily attributable to (i) an increase in cost-per-click, (ii) a change in the mix of advertising channels used, and (iii) testing of new advertising campaigns and content development. Management believes investment in advertisement is one of the key drivers of revenue and its efficiency is measured by management in terms of revenue per advertisement dollar spent.

Selling, general and administrative (“SG&A”) expenses increased $2.5 million, or 25.1%, and $5.2 million, or 27.8%, for the three and six months ended June 30, 2021, respectively, compared to the three and six months ended June 30, 2020. These increases were primarily attributable to an increase of (i) $1.3 million and $1.3 million, respectively, of non-cash share-based expenses, (ii) $1.1 million and $2.2 million, respectively, of public company operating expenses, and (iii) $0.2 million and $1.3 million, respectively, in merchant services provider processing fees in line with the increase in revenue.

Depreciation expenses increased $0.04 million, or 2.0%, and $0.3 million, or 8.6%, respectively, for the three and six months ended June 30, 2021 compared to the three and six months ended June 30, 2020.

Interest Expense

Interest expense decreased by $643, or 61.9%, and increased by $64, or 0.9%, for the three and six months ended June 30, 2021, respectively, compared to the three and six months ended June 30, 2020.

Income Tax Expenses

Income tax expenses decreased by $0.6 million, or 76.1%, and $0.5 million, or 95.3%, for the three and six months ended June 30, 2021, respectively, compared to the three and six months ended June 30, 2020. For the three and six months ended June 30, 2021, the effective income tax rate was 22.6% and 542.94%, respectively, compared to 25.2% and 25.28% for the three and six months ended June 30, 2020, respectively. The changes in rate were primarily attributable to changes in state taxes and expenses not deductible for income tax purposes.

Results of Operations for the Years Ended December 31, 2020 and 2019

	Years ended December 31,				Change from previous year
	2020	% of Revenue	2019	% of Revenue	Dollars	Percentage
Revenues, net	$400,832,371		$287,820,277		$113,012,094	39.3%
Cost of goods sold	315,027,012	78.6%	226,603,934	78.7%	88,423,078	39.0%
Gross profit	85,805,359	21.4%	61,216,343	21.3%	24,589,016	40.2%
Gross margin	21.4%		21.3%
Operating expenses
Advertising	33,359,299	8.3%	20,986,879	7.3%	12,372,420	59.0%
Selling, general & administrative	44,266,151	11.0%	35,147,259	12.2%	9,118,892	25.9%
Depreciation	6,859,237	1.7%	5,847,413	2.0%	1,011,824	17.3%
Total operating expenses	84,484,687	21.1%	61,981,551	21.5%	22,503,136	36.3%
Income (loss) from operations	1,320,672	0.3%	(765,208)	-0.3%	2,085,880	272.6%
Other expenses
Interest expense	8,395	0.0%	34,534	0.0%	(26,139)	-75.7%
Income (loss) before income tax	1,312,277	0.2%	(799,742)	-0.3%	2,112,019	264.1%
Income tax benefit	(801,552)	-0.2%	(143,902)	0.0%	(657,650)	457.0%
Net income (loss)	$2,113,829	0.5%	$(655,840)	-0.2%	$2,769,669	422.3%

Revenues

Revenues increased $113.0 million, or 39.3%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was primarily attributable to a 24.3% increase in website traffic and a 19.0% increase in the conversion rate compared to the year 2019.

The increase in website traffic and the conversion rate was primarily attributable to product growth in new verticals, search engine bidding automation and optimization, and increased e-commerce adoption due to COVID-19.

Apart from consumer behavior, sales promotions such as free shipping, discounted shipping and discounted product pricing can impact conversion rates, average order value, sales volume and margin in varying amounts depending on the type of promotion, the effective promotional value, the length of the promotion, the specific products, brands and categories the promotions are applied to, and the promotional and pricing strategies and activities of competitors for the same or similar products during the period. PARTS iD measures the impact from pricing and promotional strategies using methods like A/B testing, discount code redemptions and sequential analysis among others.

Cost of Goods Sold

Cost of goods sold is composed of product cost, the associated fulfillment and handling costs charged by vendors, if any, and shipping costs. In the year ended December 31, 2020, cost of goods sold increased by $88.4 million, or 39.0%, compared to the year ended December 31, 2019. The increase in cost of goods sold was primarily driven by an increased sourcing of products sold, which led to a 39.3% increase in revenues compared to the year ended December 31, 2019. For the year ended December 31, 2020, the cost of goods sold was 78.6% of revenues, consistent with 78.7% of revenues in the year ended December 31, 2019.

Gross Profit and Gross Margin

Gross profit increased $24.6 million, or 40.2%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was primarily attributable to the 39.3% increase in revenue in the year ended December 31, 2020. Gross margin in the year ended December 31, 2020 of 21.4% was slightly higher than the gross margin of 21.3% in 2019.

Operating Expenses

Advertising expenses increased $12.4 million, or 59.0%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase in advertising costs was primarily attributable to (i) an increase in paid traffic in the year ended December 31, 2020, (ii) a change in the mix of advertising channels used, and (iii) testing of new social media advertising campaigns and development of commercials for connected TV marketing.

Selling, general and administrative (“SG&A”) expenses increased $9.1 million, or 25.9%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was primarily attributable to an increase of (i) $2.7 million in merchant services provider processing fees in line with the increase in revenue, (ii) $5.5 million of Business Combination deal expenses, and (iii) small changes in other operational costs. Despite the $5.5 million in Business Combination deal expenses, as a percentage of revenue, SG&A expenses decreased from 12.2% to 11.0%, reflecting greater operating cost leverage on higher revenues during the year ended December 31, 2020.

Depreciation expenses increased $1.0 million, or 17.3%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was primarily attributable to prior years’ website and software development combined with a marginal increase in website and software development costs during the year ended December 31, 2020.

Interest Expense

Interest expense decreased by $26.1 thousand, or 75.7%, for the year ended December 31, 2020 compared to 2019. This decrease in terms of dollar amount was not material.

Income Tax Expenses

Income tax expenses decreased by $0.7 million, or 457.0%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This change was primarily attributable to deferred tax benefits relating to startup cost incurred by Legacy prior to closing of the Business Combination. For the year ended December 31, 2020, the effective income tax rate was (61.1%) compared to 18.4% for the year ended December 31, 2019. The decrease in rate was primarily attributable to differences in expenses not deductible for income tax purposes and recognition of benefits accruing due to start-up costs incurred by the Company for the period prior to the closing of the Business Combination.

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

This prospectus includes non-GAAP financial measures that differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may not be comparable to similar measures reported by other companies and should be considered in addition to, and not as a substitute for, or superior to, other measures prepared in accordance with GAAP. Management uses non-GAAP financial measures internally to evaluate the performance of the business. Additionally, management believes certain non-GAAP measures provide meaningful incremental information to investors to consider when evaluating the performance of the Company.

To this end, we provide EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. EBITDA consists of net income (loss) plus (a) interest expense; (b) income tax provision (or less benefit); and (c) depreciation expense. Adjusted EBITDA consists of EBITDA plus costs, fees, expenses, write offs and other items that do not impact the fundamentals of our operations, as described further below following the reconciliation of these metrics. Management believes these non-GAAP measures provide useful information to investors in their assessment of the performance of our business. The exclusion of certain expenses in calculating EBITDA and Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis as these costs may vary independent of business performance. Accordingly, we believe that EBITDA and Adjusted EBITDA provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and the Board.

EBITDA and Adjusted EBITDA have limitations as an analytical tool, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

●	Although depreciation is a non-cash charge, the assets being depreciated may have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

●	EBITDA and Adjusted EBITDA do not reflect changes in our working capital;

●	EBITDA and Adjusted EBITDA do not reflect income tax payments that may represent a reduction in cash available to us;

●	EBITDA and Adjusted EBITDA do not reflect depreciation and interest expenses associated with the lease financing obligations; and

●	Other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider EBITDA and Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net income (loss) and our other GAAP results.

The following tables reflect the reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for each of the periods indicated.

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Adjusted EBITDA
Net income (loss)	$626,112	$2,273,715	$(18,701)	$1,429,145
Interest expense	395	1,038	6,885	6,821
Income tax expense (benefit)	182,857	766,120	22,923	483,620
Depreciation	1,819,581	1,783,415	3,593,354	3,308,098
EBITDA	2,628,945	4,824,288	3,604,461	5,227,684
Stock compensation expenses included in Statement of operations	1,292,604	-	1,321,428	-
Founder’s compensation(1)	-	570,818	-	782,705
Legal & settlement expenses (gains) (2)	239,761	(79,495)	483,186	(49,237)
Other items(3)	-	177,181	-	215,162
Adjusted EBITDA Total	$4,161,310	$5,492,792	$5,409,075	$6,176,314
% of revenue	3.2%	4.8%	2.3%	3.3%

(1)	Represents the excess compensation paid to one of the founders of Onyx over the amount management believes would have been the compensation of an independent professional CEO for the applicable reporting periods.
(2)	Represents legal and settlement expenses and gains related to significant matters that do not impact the fundamentals of our operations, pertaining to: (i) causes of action between certain of the Company’s shareholders and which involves claims directly against the Company seeking the fulfillment of alleged indemnification obligations with respect to these matters, and (ii) trademark and IP protection cases. We are involved in routine IP litigation, commercial litigation and other various litigation matters. We review litigation matters from both a qualitative and quantitative perspective to determine if excluding the losses or gains will provide our investors with useful incremental information. Litigation matters can vary in their characteristics, frequency and significance to our operating results.
(3)	Includes write-offs of advances and certain fraud loss claims from earlier years that we determined were uncollectible.

Net income decreased by $1.6 million and $1.4 million for the three and six months ended June 30, 2021, respectively, as compared to the same prior year periods. The decreases in net income were primarily driven by incremental public company costs of $1,076,913 and $2,247,450 for those periods, respectively, increases in non-cash stock compensation, and increases in advertisement costs, as discussed above. The year-over-year decreases in Adjusted EBITDA for the three and six months ended June 30, 2021 were attributable to these decreases in net income, partially offset by founders compensation and other items during the 2020 periods not recurring in the 2021 periods, as noted in the reconciliation table above.

	Years ended December 31,
	2020	2019
Net income (loss)	$2,113,829	$(655,840)
Adjustments:
Interest expense	8,395	34,534
Income taxes (benefits)	(801,552)	(143,902)
Depreciation	6,859,237	5,847,413
EBITDA	8,179,909	5,082,205
Additional Adjustments:
Business combination transaction expenses(1)	5,544,520	-
Founder’s compensation(2)	687,692	965,003
Legal & settlement expenses and gains(3)	725,081	416,776
Other items(4)	291,164	95,237
Adjusted EBITDA Total	$15,428,366	$6,559,221

(1)	Represents the expenses incurred solely related to the Business Combination that closed in November 2020. It primarily includes investment banker fees, legal fees, professional fees for accountants and SEC and Hart-Scott-Rodino filing fees.

(2)	Represents the excess compensation paid to one of the two founders of Onyx over the amount management believes would have been the compensation of an independent professional CEO for the applicable reporting periods.

(3)	Represents legal and settlement expenses and gains related to significant matters that do not impact the fundamentals of our operations, pertaining to: (i) expenses of $596,043 ($104,776 for 2019) relating to causes of action between certain of the Company’s shareholders and which involves claims directly against the Company seeking the fulfillment of alleged indemnification obligations with respect to these matters, (ii) expenses of $278,086 ($0 in 2019) relating to trademark and IP protection cases, (iii) expenses of $87,952 ($0 in 2019) relating to the forgone sales of certain private label products pursuant to a settlement of a trademark claim, and (iv) gains of $237,000 (expense of $312,000 in 2019) relating to settlements of CARB and EPA matters. We are involved in routine IP litigation, commercial litigation and other various litigation matters. We review litigation matters from both a qualitative and quantitative perspective to determine if excluding the losses or gains will provide our investors with useful incremental information. Litigation matters can vary in their characteristics, frequency and significance to our operating results.

(4)	Includes write-offs of advances and certain fraud loss claims from earlier years that we determined were uncollectible.

Free Cash Flow

To provide investors with additional information regarding our financial results, we have also disclosed free cash flow, a non-GAAP financial measure that we calculate as net cash provided by (used in) operating activities less capital expenditures (which consist of purchases of property and equipment and website and software development costs). We have provided a reconciliation below of free cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measure.

We have included free cash flow in this prospectus because it is an important indicator of our liquidity as it measures the amount of cash we generate. Accordingly, we believe that free cash flow provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management.

Free cash flow has limitations as a financial measure, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. There are limitations to using non-GAAP financial measures, including that other companies, including companies in our industry, may calculate free cash flow differently. Because of these limitations, you should consider free cash flow alongside other financial performance measures, including net cash provided by (used in) operating activities, capital expenditures and our other GAAP results.

The following tables present a reconciliation of net cash provided by operating activities to free cash flow for each of the periods indicated.

	Six months ended June 30,
	2021	2020
Net cash provided by operating activities	$9,050,923	$35,791,455
Purchase of property and equipment	(283,786)	(9,344)
Website and software development costs	(3,611,451)	(3,443,447)
Free cash flow	$5,155,686	$32,338,664

	Years ended December 31,
	2020	2019
Net cash provided by operating activities	$21,988,592	$4,268,997
Purchase of property and equipment	(58,544)	(85,345)
Purchase of intangible assets	(15,269)	(5,570)
Website and software development costs	(7,283,044)	(7,108,461)
Free Cash Flow	$14,631,735	$(2,930,379)

Liquidity and Capital Resources for the Six Months Ended June 30, 2021 and 2020

Our primary sources of liquidity are cash on hand of $27.3 million as of June 30, 2021, cash generated from operations and changes in operating assets and liabilities. We believe our current resources will be sufficient to fund our cash needs for current operations for at least the next 12 months. Our primary uses of cash are for investment in website and software development.

The following table summarizes the key cash flow metrics from our statements of cash flows for the six months ended June 30, 2021 and 2020:

	Six months ended June 30,
	2021	2020
Net cash provided by operating activities	$9,050,923	$35,791,455
Net cash used in investing activities	(3,895,237)	(3,452,791)
Net cash used in financing activities	(10,473)	(261,043)
Net change in cash	$5,145,213	$32,077,621

Cash Flows from Operating Activities

The net cash provided by operating activities consists of our net income (loss) adjusted for certain non-cash items, including depreciation as well as the effect of changes in working capital and other activities. Operating cash flows can be volatile and are sensitive to many factors, including changes in working capital and our net income (loss). We have a negative working capital model (current liabilities exceed current assets). Any profitable growth in revenue results in incremental cash for the Company, as we receive funds when customers place orders on the website, while accounts payable are paid over a period time, based on vendor terms, which range on average from one week to eight weeks.

Net cash provided by operating activities in the six months ended June 30, 2021 was $9.1 million, resulting from a net loss of $18,701 and cash provided by a change in (a) operating assets and liabilities of $4.2 million, which in turn was primarily driven by increases in accounts payable and customer deposits, (b) depreciation expense of $3.6 million, and (c) non-cash share based compensation expense of $1.3 million.

Net cash provided by operating activities in the six months ended June 30, 2020 was $35.8 million, resulting from net income of $1.4 million and cash provided by a change in (a) operating assets and liabilities of $30.6 million, which in turn was primarily driven by increases in accounts payable and customer deposits, (b) depreciation expense of $3.3 million, and (c) non-cash deferred income tax expense of $0.5 million.

Cash Flows from Investing Activities

Net cash used in investing activities was $3.9 million for the six months ended June 30, 2021, consisting of website and software development costs and purchases of property and equipment. Cash used in investing activities varies depending on the timing of technology and product development cycles.

Net cash used in investing activities was $3.5 million for the six months ended June 30, 2020, consisting primarily of website and software development costs.

Cash Flows from Financing Activities

Net cash used in financing activities for the six months ended June 30, 2021 was $10,473, compared to $261,043 in the six months ended June 30, 2020. The decrease was primarily related to cessation of payments of preferred stock dividends.

Liquidity and Capital Resources for the years ended December 31, 2020 and 2019

The following table summarizes the key cash flow metrics from our statements of cash flows for the years ended December 31, 2020 and 2019:

	Years ended December 31,
	2020	2019
Net cash provided by operating activities	$21,988,592	$4,268,997
Net cash used in investing activities	(7,320,857)	(7,198,876)
Net cash used in financing activities	(6,083,864)	(520,386)
Net change in cash	$8,583,871	$(3,450,265)

Cash Flows from Operating Activities

The net cash provided by operating activities consist of our net income adjusted for certain non-cash items, including depreciation as well as the effect of changes in working capital and other activities. Operating cash flows can be volatile and are sensitive to many factors, including changes in working capital and our net income (loss). We have a negative working capital model (current liabilities exceed current assets). Any profitable growth in revenue results in incremental cash for the Company, as we receive funds when customers place orders on the website, while accounts payable are paid over a period time, based on vendor terms, which range on average from one week to eight weeks.

Cash provided by operating activities in the year ended December 31, 2020 was $22.0 million and was driven primarily by cash provided by operating assets and liabilities of $13.8 million and the impact of non-cash depreciation and amortization expense of $6.9 million.

Cash provided by operating activities in the year ended December 31, 2019 was $4.3 million and was driven primarily by the impact of non-cash depreciation and amortization expense of $5.8 million, partially offset by cash used by operating assets and liabilities of $0.8 million.

Cash Flows from Investing Activities

Net cash used in investing activities was $7.3 million and $7.2 million for the years ended December 31, 2020 and 2019, respectively. Cash used in investing activities varies depending on the timing of technology and product development cycles.

Cash Flows from Financing Activities

Net cash used in financing activities for the year ended December 31, 2020 was $6.1 million, compared to $0.5 million in the year ended December 31, 2019. The increase was primarily related to a cash payout of $5.6 million for the cancellation of Legacy common stock warrants.

Critical Accounting Estimates

SEC guidance defines Critical Accounting Estimates as those estimates made in accordance with GAAP that involve a significant level of estimation uncertainty and have had or are reasonably likely to have a material impact on the financial condition or results of operation of the registrant. These items require the application of management’s most difficult, subjective or complex judgments, often because of the need to make estimates about the effect of matters that are inherently uncertain and that may change in subsequent periods. In preparing our consolidated financial statements in accordance with GAAP, management has made estimates, assumptions and judgments that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

In preparing these financial statements, management has utilized available information, including our past history, industry standards and the current and projected economic environments, among other factors, in forming its estimates, assumptions and judgments, giving due consideration to materiality. Because the use of estimates is inherent in GAAP, actual results could differ from those estimates. In addition, other companies may utilize different estimates, which may impact comparability of our results of operations to those of companies in similar businesses. A summary of the accounting estimates that management believes are critical to the preparation of our consolidated financial statements is set forth below. See Note 2 of the Notes to Unaudited Condensed Consolidated Financial Statements as of and for the three and six months ended June 30, 2021 and 2020 and Note 2 of the Notes to the Unaudited Financial Statements for the year ended December 31, 2020 and 2019 for our other significant accounting policies and accounting pronouncements that may impact the Company’s consolidated financial position, earnings, cash flows or disclosures.

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). This new standard replaced all previous accounting guidance on this topic, eliminated all industry-specific guidance and provided a unified model to determine how revenue is recognized. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In doing so, companies need to use more judgment and make more estimates than under prior guidance. Judgments include identifying performance obligations in the contract, estimating the amount of consideration to include in the transaction price, and allocating the transaction price to each performance obligation.

Effective January 1, 2019, PARTS iD elected to adopt ASU 2014-09 using the modified retrospective method which applied to all new contracts initiated on or after January 1, 2019 and all open contracts which had remaining obligations as of that date. Prior period amounts are not adjusted and continue to be reported in accordance with PARTS iD’s historical accounting practices under Topic 605. The adoption of ASU 2014-09 did not have a material impact on PARTS iD’s balance sheets and financial results for the year ended December 31, 2019 and there was no cumulative effect to retained earnings on the date of adoption.

In determining the appropriate amount of revenue to be recognized as it fulfills its obligations under its agreements, we perform the following steps: (i) identify contracts with customers; (ii) identify performance obligation(s); (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation(s); and (v) recognize revenue when (or as) we satisfy each performance obligation.

We recognize revenue on product sales through our website as the principal in the transaction, as we have concluded we control the product before it is transferred to the customer. We control products when we are the entity responsible for fulfilling the promise to the customer and take responsibility for the acceptability of the goods, assume inventory risk from shipment through the delivery date, have discretion in establishing prices, and select the product vendors of products sold.

Our revenue recognition is impacted by estimates of unshipped and undelivered orders at the end of the applicable reporting period. As we ship a large volume of packages through multiple carriers, actual delivery dates may not always be available, and as such we estimate delivery dates based on historical data. If actual unshipped and undelivered orders are not consistent with our estimates, the impact on our revenue for the applicable reporting period could be material. Unshipped and undelivered orders as of June 30, 2021 and December 31, 2020 were $19.5 million and $16.2 million, respectively, which are reflected as customer deposits on our balance sheets. Unshipped and undelivered orders as of December 31, 2020 and 2019 were $16.2 million and $8.6 million, respectively, which are reflected as customer deposits on our balance sheets.

The outstanding days from the order date of our unshipped and undelivered orders based on our actual determination were, on average, 13.0 days as of June 30, 2021, and 12.7 days as of December 31, 2020. At December 31, 2020 and 2019, the outstanding days from the order date of our unshipped and undelivered orders were, on average, 12.7 days and 10.0 days, respectively. The increase in time between order and year end 2020 over 2019 was caused by delayed supplies and shipments due to the COVID-19 pandemic.

Sales discounts earned by customers at the time of purchase and taxes collected from customers, which are remitted to governmental authorities, are deducted from gross revenue in determining net revenue. Allowances for sales returns are estimated and recorded based on historical experience and reduce product revenue, inclusive of shipping fees, by expected product returns. Our estimated net allowances for sales returns at June 30, 2021 and 2020 were $800,215 and $712,744 respectively. Net allowances for sales returns at December 31, 2020 and 2019 were $1,062,077 and $495,697, respectively.

If actual sales returns are not consistent with our estimates, or if we have to make adjustments, we may incur future losses or gains that could be material.

Adjustments to our estimated net allowances for sales returns over the three months and six months ended June 30, 2021 and 2020 were as follows:

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Balance at Beginning of Period	$1,125,970	$554,753	$1,062,077	$495,697
Adjustment	(325,755)	157,991	(261,862)	217,047
Balance at Close of Period	$800,215	$712,744	$800,215	$712,744

Adjustments to our estimated net allowances for sales returns over the years ended December 31, 2020 and 2019 were as follows:

Year Ended December 31,	Balance at Beginning of Period	Adjustments	Balance at Close of Period
2020	$495,697	$566,380	$1,062,077
2019	$480,192	$15,505	$495,697

Website and Software Development

We capitalize certain costs associated with website and software (technology platform including the catalog) developed for internal use in accordance with Accounting Standards Codification (“ASC”) 350-50, Intangibles — Goodwill and Other — Website Development Costs, and ASC 350-40, Intangibles — Goodwill and Other — Internal Use Software, when both the preliminary project design and the testing stage are completed and management has authorized further funding for the project, which it deems probable of completion and to be used for the function intended. Capitalized costs include amounts directly related to website and software development such as contractors’ fees, payroll and payroll-related costs for employees who are directly associated with and who devote time to our internal-use software. Capitalization of such costs ceases when the project is substantially complete and ready for its intended use. Capitalized costs are amortized over a three-year period commencing on the date that the specific module or platform is placed in service. Costs incurred during the preliminary stages of development and ongoing maintenance costs are expensed as incurred. Determinations as to when a project is substantially complete and what constitutes ongoing maintenance require judgments and estimates by management. We periodically review the carrying values of capitalized costs and makes judgments as to ultimate realization.

The amount of capitalized software costs for the six months ended June 30, 2021 and 2020 were as follows:

Six months ended June 30,	Capitalized Software
2021 (Includes non-cash share-based compensation capitalized $417,182)	$4,028,633
2020	$3,443,447

 The amount of capitalized software costs for the years ended December 31, 2020 and 2019 were as follows:

Year Ended December 31,	Capitalized Software
2020	$7,283,044
2019	$7,108,461

Off-Balance Sheet Arrangements

PARTS iD is not a party to any off-balance sheet arrangements.

Recent Accounting Pronouncements

See Note 2 of the Notes to the Unaudited Condensed Consolidated Financial Statements as of and for the three and six months ended June 30, 2021 and 2020 included elsewhere in this prospectus for information on how recent accounting pronouncements have affected or may affect our financial position, results of operations or cash flows.

BUSINESS

The following discussion reflects, and “we,” “us,” “our” the “Company” and “PARTS iD” generally refer to, the business of Onyx prior to giving effect to the Business Combination and PARTS iD, Inc. after giving effect to the Business Combination, as the context indicates, unless the context otherwise refers to Legacy.

Overview

PARTS iD, Inc. is a technology-driven, digital commerce company focused on creating custom infrastructure and unique user experiences within niche markets. The Company was founded in 2008 with a vision of creating a one-stop digital commerce destination for the automotive parts and accessories market. Management believes that the Company has since become a market leader and proven brand-builder, fueled by its commitment to delivering an engaging shopping experience; comprehensive, accurate and varied product offerings; and continued digital commerce innovation.

At its core, the Company’s technology solution is a data and information platform that enables and facilitates a differentiated digital commerce experience within complex product markets, as opposed to a pure digital commerce or electronics retailer. The deep technology platform that we have built integrates software engineering with catalog management, data intelligence, mining and analytics, along with user interface development that utilizes distinctive rules-based parts fitment software capabilities. In order to handle the ever-growing need for accurate automotive product and parts data, the Company has utilized cutting-edge computational and software engineering techniques, including Bayesian classification, to enhance and improve data records and product information and also deliver an engaging user experience. The technology platform also offers the Company fungibility, which was demonstrated by the fact that it was able to launch seven new verticals in August 2018.

Through the journey of building a comprehensive and complex product portfolio with over 17 million SKUs, as well as building an end-to-end digital commerce platform, the Company has developed a platform for both digital commerce and fulfillment, relying on insights gleaned from nearly 14 billion data points related to vehicle parts, a virtual shipping network comprising over 2,500 locations, nearly 5,000 active brands, and machine-learning algorithms for complex fitment industries such as vehicle parts and accessories.

While the Company’s platform has been initially focused on automotive parts and accessories, management believes the Company’s platform is scalable and can be applied to other complex, multi-dimensional fitment, product portfolio industries, in addition to the seven new parts and accessories verticals — semi truck, motorcycle, powersports, RV/camper, boating, recreation and tools — that we launched in August 2018.

The Company has positioned these verticals under its existing “iD” brand and believes this will drive brand loyalty among customers and reputation among vendors, ultimately increasing online traffic, brand visibility, and customer orders for adjacent markets. The Company has since experienced growth in revenue related to the new verticals, our original equipment (“OE”) business, and our repair parts business.

Customer service is a key aspect of the experience the Company offers to its customers throughout their buying journey. The Company has specialized customer support teams which assist customers in navigating through the platform, addressing any technical questions, order tracking and completing the order.

Digital Commerce Platform

The Company’s digital commerce platform was developed in-house from inception as a solution for industries with data limitations and parts fitment complexities, all while making processes simpler and more efficient. A core differentiator of the Company’s digital commerce platform is its purpose-built and proprietary data catalog developed over more than a decade by collecting, analyzing and refining data regarding original equipment manufacturer, or OEM, vehicles and aftermarket products and customer feedback to define a universe of accurate Year-Make-Model, or YMM, values. Management believes this functionality creates a unique user experience path that drives purchase intelligence and increases consumer confidence and trust.

The Company’s in-house data catalog houses nearly 14 billion data points for automobiles and the Company’s other seven verticals. This data catalog is designed to tie vehicles with parts that fit their specific YMM, including the variations of sub-model, engine size, transmission type and drivetrain type, as well as to recommend complementary products, such as tools required to install purchased parts and accessories. To build its catalog, the Company aggregates data from multiple sources, cross-pollinates this data to address any gaps in data sets, enriches the catalog using its proprietary internal data, then applies artificial intelligence to make further improvements. Through this process, the Company’s data catalog is able to: (i) determine the exact parts fitment for a product by its parameters, even if certain fitment details are originally missing in manufacturers’ data feeds; and (ii) rapidly incorporate new SKUs as they become available. Because its data catalog is continually expanding with each customer interaction, the Company also is able to offer better purchase recommendations, increase up-sell opportunities, improve the efficiency of its fulfillment operations, and lower errors and mistakes in orders. These economic and commercial advantages result in a fly-wheel effect that increases operating leverage and momentum. Because the cost of operating the Company’s data catalog is largely fixed, the Company has been able to expand its customer offerings into adjacent categories at relatively low incremental costs. The Company’s in-house catalog and deep understanding of fitment data helps offer a personalized and tailored experience to its diverse customer base of DIY, DIFM and PRO (mechanics) customers. For example, the Company can offer its DIFM consumers the ability to research and choose from a wide variety of tires, and in the same transaction select a tire installation center (2,117 locations available as of February 28, 2021) near them and schedule an appointment. The Company is committed to providing an enhanced customer experience and becoming a one-stop shop and seamless solution for all vehicle enthusiast needs.

Product Vendors

The Company provides its product vendors with access to its large customer base and e-commerce market. The Company’s 1000+ product vendors can leverage the Company’s disruptive technology, enhanced fitment data, deep understanding of the market and large customer database to sell and position their innovative product catalog instantly. Product vendors can benefit from the Company’s engaging shopping experience, advanced 3D imagery, in-depth product description, reviews, installation guides and other tailored content offered by the Company’s platform, complemented by specialized customer service.

Fulfillment Operations

The Company’s virtual, proprietary and capital-efficient fulfillment model manages our sales volume while carrying minimal inventory, which is primarily associated with its private label products. The Company’s platform, which incorporates live or frequently updated inventory feeds from our product vendors, provides stock-on-hand for more than 17 million products across nearly 5,000 brands. The Company’s fulfillment model decides which product vendor to source from while the sale is made based on a proprietary algorithm, which incorporates factors such as availability of inventory, customer proximity, shipping cost and profitability.

This decentralized, data-driven approach allows the Company to increase delivery speed through more than 2,500 shipping points from its U.S. vendor network.

Products

The Company primarily sells automotive parts and accessories, including a wide range of goods from automobile accessories, wheels and tires, performance parts, lighting and repair parts. In addition, the Company launched seven new verticals in August 2018 and, in 2020, the value of the orders received from these new verticals grew to approximately 10% of the Company’s total order value. These seven new verticals offer parts and accessories for semi-trucks, motorcycles, powersports (including ATVs, snowmobiles and personal watercraft), RVs/campers, boats, recreation (including outdoor sports and camping gear) and tools using the same proprietary platform.

The Company primarily sources its products from industry leading brands and product vendors located in the U.S., except that its private label products are largely sourced from foreign product vendors. Regarding sales of products sourced from our product vendors, no single product vendor accounted for more than 10% of the Company’s total revenue for the year ended December 31, 2020. The Company’s inventory on hand, which largely relates to private label products, has generally remained below $1.0 million in value. As of December 31, 2020 and December 31, 2019, the sale value of customers’ unshipped and undelivered orders were $16.2 million and $8.6 million, respectively.

Private Label Product. The Company’s private label business uses proprietary data to identify, import and sell higher margin products that are in demand on its platform. Management believes that by selecting and pairing a superior import product with its purpose-built and proprietary data catalog, consumers are provided the option to purchase a high-quality product at a reasonable cost. Private label revenue was less than 10% of the Company’s total revenue for the year ended December 31, 2020.

Branded Product. The Company has developed and implemented application-programming interfaces with the majority of its drop-ship product vendors that allow it to electronically transmit orders, check inventory availability, and receive the shipment tracking information and share it with its customers. These processes allow the Company to offer nearly 5,000 brands on an inventory-free basis, thereby reducing carrying costs and improving margins.

Industry and Market Opportunity

The Company’s management believes the U.S. aftermarket automotive market is massive, fragmented, and ripe for disruption as overall consumer preferences are increasingly shifting to online transactions. Although the ultimate impacts of the COVID-19 pandemic remain uncertain and consumer demand for automobile parts and accessories may be impacted in a recessionary environment, a recent survey published by Capgemini SE, a consulting corporation, found that 46% of U.S. adults surveyed plan to use their cars more often and public transportation less often in the future. Additionally, the pandemic is accelerating trends of online shopping more broadly as consumers seek to avoid physical retail locations.

In 2020, the domestic automotive aftermarket market opportunity was estimated to be approximately $392 billion. The Company has historically focused on the $46 billion specialty automotive equipment market, but is seeking to accelerate its growth through automotive repairs, targeted international expansion and the addition of new verticals. The Company’s other product verticals present an aggregate market opportunity exceeding $120 billion in 2020.

Marketing

Management believes its customers’ core need is to find the right parts that fit their vehicle at the best price and are delivered on time. Our marketing strategies are designed around customer acquisition and retention which includes paid and non-paid advertising. Our paid advertising primarily includes search engine marketing, display, paid social media, connected TV (CTV) and paid partnerships. Our non-paid advertising efforts include search engine optimization, non-paid social media and e-mail marketing.

The Company currently drives traffic to its platform primarily with search engines; 77% of the Company’s traffic and 66% of its revenue in 2020 was acquired in this manner. Once on the platform, customers are presented with the Company’s proprietary marketing and product content that is created via in-house, multi-step image and video processing. Automated image refinement and the Company’s creative design team work to ensure consistency and quality across all content, including the product images presented to customers on the Company’s platform. Product pages on the Company’s platform present customers with multiple, customized product choices, plus cross-sell and up-sell opportunities, as well as training materials, product comparison information, installation instructions and customer reviews. Customers have the option to shop and explore on the Company’s platform in multiple ways, including by part number, brand or product category.

Competition

The parts and accessories industries in which the Company sells its products are competitive and fragmented, and products are distributed through multi-tiered and overlapping channels. The Company competes with both online and offline sellers that offer parts and accessories, repair parts and OEM parts to either the DIY or the DIFM consumer groups. Current or potential competitors include (i) online retailers, including both niche retailers of uncommon, highly specialized products and general retailers of a larger number of broadly available products; (ii) national parts retailers such as Advance Auto Parts, AutoZone, NAPA and O’Reilly Auto Parts; (iii) internet-based marketplaces such as Amazon.com and eBay.com; (iv) discount stores and mass merchandisers; (v) local independent retailers; (vi) wholesale parts distributors and (vii) manufacturers, product vendors and other distributors selling online directly to consumers. The Company faces significant competition from these and other retailers in the United States and abroad. The majority of these competitors are, and will be, substantially larger than the Company, and have substantially greater resources and operating histories. There can be no assurance that the Company will be able to keep pace with the technological or product developments of its competitors. These companies also compete with the Company in recruiting and retaining highly qualified technical and professional personnel and consultants.

Competitive factors in the markets the Company serves include fitment data and related intelligence, technology, customer experience, customer service, range of product offerings, product availability, product quality, price and shipping speed. Management believes its custom-built tech-stack for the complex, multi-dimensional automotive parts and accessories industry, which offers nearly 5,000 brands and more than 17 million unique SKUs, provides it with a unique competitive advantage.

Intellectual Property

The Company owns a number of trade names, service marks and trademarks, including “iD,” “CARiD,” “BOATiD,” “MOTORCYCLEiD,” “CAMPERiD,” “POWERSPORTSiD,” “TOOLSiD,” “TRUCKiD,” “RECREATIONiD” and more, for use in connection with its business. In addition, the Company owns and has registered trademarks for certain of its private label brands. Management believes these trade names, service marks and trademarks are important to the Company’s sales and marketing strategy.

Environmental Matters

The Company is subject to various federal, state and local laws and governmental regulations relating to the operation of its business, including those governing the use and transportation of hazardous substances and emissions-related standards, established by the EPA, and similar state-level regulators, including CARB.

While the Company has processes in place to ensure that products are sold in compliance with the requirements imposed by the EPA and similar state-level regulators, all verification processes have inherent limitations. The Company has been, is currently, and may in the future be the subject of regulatory proceedings initiated by the EPA, CARB or other applicable regulatory bodies, and the results of such proceedings are uncertain. For additional information, see Note 6 of Notes to Unaudited Condensed Consolidated Financial Statements as of and for the three and six months ended June 30, 2021 and 2020 and Note 6 of Notes to Consolidated Financial Statements as of and for the years ended December 31, 2020 and 2019.

Although management believes that the Company is in substantial compliance with currently applicable environmental laws, rules, and regulations, it is unable to predict the ultimate impact of adopted or future laws, rules, and regulations on its business, properties or products. Such laws, rules, or regulations may cause the Company to incur significant expenses to achieve or maintain compliance, may require it to modify its product offerings, may adversely affect the price of or demand for some of its products, and may ultimately affect the way the Company conducts its operations. Failure to comply with these current or future laws, rules, or regulations could result in harm to the Company’s reputation and/or could lead to fines and other penalties, including restrictions on the importation of the Company’s products into, or the sale of its products in, one or more jurisdictions until compliance is achieved.

Seasonality

The Company’s revenue is relatively evenly distributed throughout the year, although sales typically spike during the spring months upon the distribution to the general public by the IRS of income tax refunds and during the winter holiday season. While the Company expects to be able to maintain sales growth through seasonality, it recognizes that future revenues may be affected by these seasonal trends as well as cyclical trends affecting the overall economy, especially the automotive parts and accessories industry.

Property

The Company leases corporate office space in each of Cranbury and Jersey City, New Jersey, and space for call centers, warehouses and photo and video service facilities in Cranbury, New Jersey. Management believes that the Company’s properties are adequate and suitable for its business as presently conducted as well as for the foreseeable future.

Employees

As of December 31, 2020, the Company employed 108 full-time employees, all in the United States. None of the Company’s employees are represented by a labor union, and management believes that the Company’s relations with its employees are good.

Certain call center, development, and back-office services are provided by independent contractors in Ukraine, Belarus, Philippines and Costa Rica.

Legal Proceedings

Except as disclosed below, information pertaining to certain legal and regulatory matters and proceedings in which we are involved can be found in Note 6 of Notes to Unaudited Condensed Consolidated Financial Statements as of and for the three and six months ended June 30, 2021 and 2020 and Note 6 of Notes to Consolidated Financial Statements as of and for the years ended December 31, 2020 and 2019, included in this prospectus and is incorporated herein by reference.

Lexidine LLC v. Onyx Enterprises Int’l Corp

On January 20, 2021, Lexidine, LLC filed a patent infringement suit against the Company in the United States District Court for the District of New Jersey. The case is based upon United States Patent No. 7,609,961 and is directed toward certain OEM Fit 3rd Brake Light Cameras offered for sale by third party brands on the Company’s eCommerce platform. It is captioned as Lexidine LLC v. Onyx Enterprises Int’l Corp, d/b/a www.carid.com, Case No. 3:21-cv-00946. Lexidine is seeking monetary relief for the sale of allegedly infringing products as well as injunctive relief. This matter was administratively terminated by the United States District Court for the District of New Jersey on July 27, 2021.

Stockholder Litigation

The Investor Stockholder and Principals filed a motion for summary judgment seeking dismissal of all of the claims brought by the Founder Stockholders, which motion was heard on February 19, 2021. On August 31, 2021, the court issued an order granting in part and denying in part the motion for summary judgment, by which order eight claims were dismissed and seven claims were preserved. Pursuant to the court’s opinion, all of the derivative claims brought by the plaintiffs were dismissed. The court entered an order directing that the Company pay the legal fees incurred by K. Agrawal in his capacity as independent director.

Onyx Enterprises Int’l, Corp. v. IDParts, LLC

The court has denied an early partial motion for summary judgment filed by IDParts, LLC. Experts are set to be disclosed on September 24, 2021. The case is set for trial in the first quarter of 2022.

Onyx Enterprises Int’l Corp v. Volkswagen Group of America, Inc.

The Civil Action captioned as Onyx Enterprises Int’l, Corp v. Volkswagen Group of America, Inc., Civil Action Number 3:20-cv-09976-BRM-ZNQ is stayed pending the result in Onyx Enterprises Int’l, Corp. v. IDParts, LLC. The Company has filed cancellation actions against Volkswagen to cancel all Volkswagen “ID” marks in the United States and Canada.

MANAGEMENT

Board of Directors and Executive Officers

We have seven directors (including the Chairman of the Board). Our Board is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two year term. The class I directors consist of Messrs. McCall and Petkar and Ms. Schwister, and their terms will expire at our annual meeting of stockholders to be held in 2022. The class II directors consist of Messrs. Jha, Pathak, Rigaud and White, and their terms will expire at the annual meeting of stockholders to be held in 2023.

We have four executive officers (excluding the Chairman of the Board). Our officers are appointed by the Board and serve at the discretion of the Board, rather than for specific terms of office. Our Board is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chairman, Chief Executive Officer, President, Chief Financial Officer, Secretary and such other officers (including without limitation, Vice Presidents, Assistant Secretaries and a Treasurer) as may be determined by the Board.

The following persons are the directors and executive officers of the Company:

Name	Age	Title
Antonino Ciappina	40	Chief Executive Officer
Kailas Agrawal	64	Chief Financial Officer
Ajay Roy	39	Chief Operating Officer
Mark Atwater	61	Vice President of Vendor Relations
Prashant Pathak	49	Chairman of the Board of Directors
Edwin J. Rigaud	78	Director
Darryl T. F. McCall	66	Director
Richard White	67	Director
Aditya Jha	65	Director
Rahul Petkar	61	Director
Ann M. Schwister	53	Director

Antonino Ciappina served as Onyx’s Interim General Manager from July 2020 until the Closing of the Business Combination in November 2020 and has served as the Company’s Chief Executive Officer since the Closing. Upon joining Onyx in January 2020, Mr. Ciappina served as Chief Marketing Officer and directed efforts related to marketing, customer acquisition and retention, pricing optimization, advertising, creative services, market research, analytics and public relations for the portfolio of iD brands. Prior to joining Onyx, Mr. Ciappina served in various digital marketing and e-commerce positions, most recently as Senior Director, E-Commerce & Digital Marketing at Foot Locker from May 2018 to December 2019, as Vice President, E-Commerce & Digital Marketing at Firestar Diamond Group from June 2017 to May 2018 and as Director, Digital Marketing & Customer Acquisition at The Children’s Place from April 2015 to June 2017. Mr. Ciappina earned his Bachelor of Science degree in Business Administration, Marketing and International Business from Montclair State University.

Kailas Agrawal served as Onyx’s Chief Financial Officer from January 2018 until the Closing of the Business Combination in November 2020 and has served as the Company’s Chief Financial Officer since the Closing. Prior to joining Onyx, Mr. Agrawal served as Chief Financial Officer at In Colour Capital (during this period, he functioned as the Chief Financial Officer of Onyx), an independent principal investment group, from January 2016 to December 2017 and as Principal Financial Consultant with KSS Consulting, Inc. from May 2014 to December 2015. Additionally, Mr. Agrawal has gained international experience while serving in various positions for multiple organizations across the United States, Canada, and India, including as Regional Chief Financial Officer of Minacs Worldwide, Inc. Mr. Agrawal’s experience spans numerous industries such as information technology services, food distribution, real estate, agricultural processing and manufacturing. Mr. Agrawal earned a designation as a Chartered Accountant from the Institute of Chartered Accountants of India in addition to obtaining a Bachelor of Commerce from the University of Mumbai.

Ajay Roy served as Onyx’s Chief Operating Officer from October 2019 until the Closing of the Business Combination in November 2020 and has served as the Company’s Chief Operating Officer since the Closing. Prior to joining Onyx, Mr. Roy served as Senior Vice President of Operations at Moda Operandi, Inc., an online fashion retailer, from September 2018 to August 2019 and General Manager of Global Supply Chain and Operations at Wayfair, Inc., an online furniture and home-goods retailer, from August 2017 to August 2018. Additionally, Mr. Roy gained extensive management experience while serving as Vice President of ToolsGroup, Inc., a global provider of service-driven supply chain planning and demand analytics software, from 2013 to August 2017 and as a Management Consultant with Deloitte Consulting. Mr. Roy earned his Master’s in Business Administration from SP Jain School of Management and a Bachelor of Engineering in Computer Engineering from the MS Ramaiah Institute of Technology.

Mark Atwater served as Onyx’s Vice President of Vendor Relations from October 2016 until the Closing of the Business Combination in November 2020 and has served as the Company’s Vice President of Vendor Relations since the Closing. As Vice President of Vendor Relations, Mr. Atwater is responsible for the leadership of the Vendor Relations Department, management of Onyx’s vendor partners, pricing strategy, new product category development and carrier logistics. Since joining Onyx in 2011, Mr. Atwater has served in a variety of positions including General Manager and Director of Vendor Relations. Prior to joining Onyx, while serving in a variety of positions in the automotive industry, Mr. Atwater obtained experience in negotiating, purchasing, logistics and distribution, warehouse management, retail store management, automotive sales and e-commerce sales.

Prashant Pathak  has served as a director of the Company since November 20, 2020. Mr. Pathak has served as CEO of Ekagrata Inc., a business building oriented principal investment company, since January 2015 and as a Principal of In Colour Capital Inc., an independent principal investment group, since April 2015. He has been an appointee of the Government of Canada on the Board of the Business Development Bank of Canada for nearly a decade. Previously, Mr. Pathak has been a Partner of McKinsey & Company Inc. At McKinsey he was a leader of the North American Telecom Practice, the Financial Services Practices and a leader in the Strategy & Corporate Finance Practice. He has also been part of the startup team and the Managing Partner of ReichmannHauer Capital Partners, a successful Canadian investment firm. Mr. Pathak has an MBA from INSEAD with Distinction and a B.Tech degree in Electrical Engineering from The Indian Institute of Technology (“IIT”), where he was adjudged the Best All-round Graduating Student of his class. He also has a Diploma in Fuzzy Logic from IIT.

Edwin J. Rigaud has served as a director of the Company since Legacy’s inception in 2016. Mr. Rigaud served as Legacy’s Chairman and Chief Executive Officer since Legacy’s inception until the Business Combination and has more than 40 years of business experience across a multitude of operating and leadership roles. In 2007, Mr. Rigaud founded EnovaPremier and commenced operations through the acquisition of the assets of T&WA, Inc. Since that time, he has served as owner and the President and Chief Executive Officer of EnovaPremier (2007-2018) and as Chairman (2019) while guiding that company to a position as one of the leading providers of automotive tire & wheel pre-assembly services in the United States. Prior to founding EnovaPremier, Mr. Rigaud served in numerous operating and management capacities at Procter & Gamble from 1965 to 2001. Mr. Rigaud’s notable leadership positions at Procter & Gamble included his role as a Vice President of Food& Beverage Products and as a Vice President of Government Relations in North America. Adding to his experience as a senior manager, Mr. Rigaud developed significant expertise in product development and brand management having been the first Technical Brand Manager in the exploratory phase of Pringle’s, and ultimately the Product Development Group Leader during the execution of Pringle’s national launch. Mr. Rigaud also led the product development efforts of Secret Deodorant & Antiperspirant improvements, including key active ingredient technology and perfume upgrades, while having direct participation with the Leo Burnett Agency in the creation of the famous advertising slogan, “strong enough for a man, but made for a woman.” Mr. Rigaud’s leadership in these efforts helped to facilitate a major relaunch of the Secret brand. He was ultimately named a Director in Product Development. Outside of his corporate leadership experience, Mr. Rigaud has served on the Board of the Federal Reserve Bank of Cleveland and the Board of the local affiliate of Fifth Third Bank of Cincinnati. Mr. Rigaud has also held appointments by Governor Bob Taft to the Ohio Board of Regents, and by President George W. Bush to the national Institute of Museum and Library Services. In 1997, Mr. Rigaud became the first CEO of the National Underground Railroad Freedom Center, located in Cincinnati, Ohio. This 9-year development program included raising $110 million while working closely with John Pepper, former Chairman and CEO of Procter & Gamble, who served as the national building Campaign Chairman. Mr. Rigaud is also the head of one of the first African American co-ownership groups of a Major League Baseball franchise, the Cincinnati Reds.

Darryl T. F. McCall has served as a director of the Company since Legacy’s inception in 2016 and served as Legacy’s President and COO since Legacy’s inception until the Business Combination. With more than 35 years of domestic and international operating experience with consumer products businesses, Mr. McCall will provide us with a broad range of functional expertise and executive leadership experience. Mr. McCall served as Executive Vice President and Executive Committee member at Coty Inc. from 2008 to 2014 where his key responsibilities involved the management of numerous global manufacturing facilities and distribution centers. During his tenure at Coty, Mr. McCall also held major responsibilities related to the integration of 5 acquired businesses and helped lead the company through its $1.0 billion initial public offering in 2013. Prior to joining Coty, Mr. McCall held numerous positions at Procter & Gamble from 1978 to 2008. From 2007 to 2008, Mr. McCall was Product Supply Vice President — Global Fabric Care, leading a global organization comprised of more than 35 manufacturing operations centers and more than 16,000 employees. From 2005 to 2006, Mr. McCall served as General Manager of Procter & Gamble’s Global Personal Cleansing Care Division which oversees brands such as Camay®, Gillette®, Ivory®, Olay®, Old Spice®, and Zest®. Mr. McCall also held significant responsibilities for integrating certain of Procter & Gamble’s large acquisitions. Notable examples include the leadership of the supply chain integration of Gillette® and Wella®. Over the course of his career Mr. McCall has managed operations in Belgium, Canada, the United Kingdom, France, Switzerland and the United States. He also is an outside independent Director for HCP Packaging.

Richard White has served as a director of the Company since Legacy’s inception in 2016. Mr. White has served as chief executive officer of Aeolus Capital Group Ltd., a financial and strategic management advisory firm, since May 2017. Mr. White served as Managing Director and head of Oppenheimer & Co. Inc.’s. Private Equity and Special Products Department from 2004 until April 2017. From 1997 until 2002, Mr. White was a Managing Director of CIBC Capital Partners, the private equity merchant banking division of Canadian Imperial Bank of Commerce, the successor by acquisition of Oppenheimer & Co., Inc. From 1985 until 1997, Mr. White was a Managing Director and one of approximately 30 General Partners of Oppenheimer & Co. Inc. Mr. White was responsible for founding and building several of its investment banking industry groups including consumer products, business services, industrials, technology, gaming and leisure, and real estate. Mr. White also headed Oppenheimer’s mergers and acquisitions department. Mr. White is a CPA. Mr. White is the Lead Independent Director of G-III Apparel Group Ltd., a manufacturer, retailer, and distributor of apparel (Nasdaq: “GIII”). Mr. White previously served on the board of Escalade, Incorporated, a manufacturer, importer and distributor of sporting goods (Nasdaq: “ESCA”). Mr. White holds a Master of Business Administration from the Wharton School of the University of Pennsylvania and a B.A. from Tufts University.

Aditya Jha has served as a director of the Company since November 20, 2020. His entrepreneurial pursuits have included startup technology ventures in the United States and internationally as well as turn-around businesses in Canada. He co-founded a software company, Isopia Inc., which was acquired by Sun Microsystems Inc., USA in 2001. He also served as General Manager, eBusiness at Bell Canada. He is Member of the Order of Canada (Canada’s highest civilian honors).

Rahul Petkar has served as a director of the Company since November 20, 2020. Mr. Petkar is a business leader with over 35 years of experience in the financial services and technology sectors spanning Asia, Middle East, North America and Latin America, and is a strategic advisor and board member to both public and private financial technology startups in the United States and Canada. He is President and CEO of Ishkan Inc. a Canada corporation, and established Polaris Canada, a banking technology company providing services to all major Canadian banks and select U.S. financial institutions. He also served as Director of International Development at TD Waterhouse, where he was a core member of the team responsible for the global expansion of its brokerage and wealth management business to Japan, the United Kingdom, Luxembourg, and Hong Kong.

Ann M. Schwister has served as a director of the Company since November 20, 2020. Ms. Schwister has 29 years of domestic and international operational experience at Procter and Gamble. She served as Vice President and CFO of Procter and Gamble’s two most important regions, North America and Greater China and Vice President and CFO for the Global Oral Care business. Since retiring from Procter and Gamble in 2018, Ms. Schwister has been a strategic advisor working with several organizations including social enterprises and a small family owned business. She also serves on the Executive Committee and board of the Greater Cincinnati Foundation where she chaired the Finance and Audit Committee for six years. Additionally, she has served on the CFO Committee of the Grocery Manufacturers Association and the Wisconsin School of Business Dean’s Advisory Board. In these roles, Ms. Schwister has amassed significant experience regarding Global P&L responsibilities, gained a deep understanding of consumers and digital and traditional retail environments, and gained experience with respect to small businesses. She is a qualified audit committee financial expert and has corporate governance expertise. She has a BBA degree in Finance with a specialization in International Business from the University of Wisconsin-Madison.

Board Leadership Structure and Risk Oversight

The Board recognizes that the leadership structure and combination or separation of the Chief Executive Officer and Chairman roles is driven by the needs of the Company at any point in time. As a result, the Board does not have a fixed policy regarding the separation of the offices of Chief Executive Officer and Chairman and believes that it should maintain the flexibility to select the Chairman and its leadership structure, from time to time, based on the criteria that it deems in the best interests of the Company and its Stockholders. This has allowed Legacy’s Board the flexibility to establish the most appropriate structure for the Company at any given time.

Currently, our Chief Executive Officer is separate from our Chairman. The Board believes that, currently, having a separate Chief Executive Officer and Chairman is the appropriate leadership structure for our Company. In making this determination, the Board considered, among other matters, the respective experiences of and rapport between Messrs. Ciappina and Pathak and believes that such structure promotes balanced leadership and direction for the Company. If the Board decides in the future that circumstances indicate that combining the positions of Chairman and Chief Executive Officers will foster a more effective and efficient Board, the independent directors will designate one of themselves as “Lead Independent Director.”

The Board is actively involved in overseeing our risk assessment and monitoring processes. The Board, through the Strategy, Technology and Risk Management Committee, focuses on our general risk management strategy and ensures that appropriate risk mitigation strategies are implemented by management. In addition, each of the other committees of the Board considers risk within its area of responsibility.

Director Independence

NYSE American listing standards require that a majority of our Board be independent. An “independent director” is defined generally as a person other than an executive officer or employee of the Company or any other individual having a relationship which in the opinion of the Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that all of our directors are “independent directors” as defined in the NYSE American listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Meetings and Committees of the Board of Directors

During 2020, there were seven meetings of Legacy’s board of directors and two meetings of the PARTS iD Board. In 2020, each of our directors then in office attended at least 75% of the aggregate of all meetings of the Board and the committees on which such director then served. The Company did not hold an annual meeting of stockholders in 2020. All directors are expected to attend meetings of the Board, meetings of the committees upon which they serve and meetings of our stockholders absent cause.

Our Board has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Strategy, Technology and Risk Management Committee. Each committee operates under a charter that has been approved by our Board and has the composition and responsibilities described below. The charter of each committee is available on our website at www.partsidinc.com/corporate-governance/governance-documents. Our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are composed solely of independent directors.

Audit Committee

We have established an Audit Committee of the Board. The members of our Audit Committee are Ann M. Schwister, Richard White and Aditya Jha. Ms. Schwister serves as chairman of the Audit Committee. Ms. Schwister and Messrs. White and Jha qualify as independent directors under applicable NYSE American and SEC rules. Each member of the Audit Committee is financially literate and our Board has determined that each of Ms. Schwister and Mr. White qualify as an “audit committee financial expert” as defined in applicable SEC rules. In 2020, there were two meetings of the Audit Committee, and each member of the Audit Committee attended each of these meetings.

We have adopted an Audit Committee charter, which details the principal functions of the Audit Committee, including:

●	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered accounting firm and any other independent registered public accounting firm engaged by us;

●	pre-approving all audit and non-audit services to be provided by the independent registered accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

●	reviewing and discussing with the independent registered accounting firm all relationships the independent registered accounting firm have with us in order to evaluate their continued independence;

●	setting clear hiring policies for employees or former employees of the independent registered accounting firm;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

●	obtaining and reviewing a report, at least annually, from the independent registered accounting firm describing (i) the independent registered accounting firm’s internal quality control procedures and (ii) any material issues raised by the most recent internal quality control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

●	reviewing with management, the independent registered accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a Compensation Committee of the Board consisting of three members. The members of our Compensation Committee are Richard White, Aditya Jha and Rahul Petkar. Mr. White serves as chairman of the Compensation Committee. The Compensation Committee held one meeting during 2020.

We have adopted a Compensation Committee charter, which details the principal functions of the Compensation Committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

●	reviewing and approving the compensation of all of our other executive officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

●	producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by the NYSE American and the SEC.

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee, and none of the members of our compensation committee has ever been an executive officer or employee of the Company. No executive officer currently serves, and in the past year has not served, as a member of the compensation committee or on the board of directors of any entity that has one or more of its executive officers serving on our Board or our compensation committee.

Nominating and Corporate Governance Committee

We have established a Nominating and Corporate Governance Committee. The members of our Nominating and Corporate Governance Committee are Aditya Jha, Rahul Petkar, and Ann M. Schwister. Mr. Jha serves as chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee did not hold any meetings during 2020.

We have adopted a Nominating and Corporate Governance Committee charter, which details the principal functions of the Nominating and Corporate Governance Committee, including:

●	identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the Board;

●	developing, recommending to the Board and overseeing implementation of our corporate governance guidelines;

●	coordinating and overseeing the annual self-evaluation of the Board, its committees, individual directors and management in the governance of the Company; and

●	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

Strategy, Technology and Risk Management Committee

We have established a Strategy, Technology and Risk Management Committee. The members of our Strategy, Technology and Risk Management Committee are Darryl T.F. McCall, Prashant Pathak and Edwin J. Rigaud. Mr. McCall serves as chair of the Strategy, Technology and Risk Management Committee. The Strategy, Technology and Risk Management Committee was formed in 2021, and accordingly, did not hold any meetings in 2020.

We have adopted a Strategy, Technology and Risk Management Committee charter, which details the principal functions of the Strategy, Technology and Risk Management committee, including:

●	conducting a periodic review of the Company’s strategic technology platform and associated risks and resources;

●	reviewing the policies and procedures established by management to identify, assess, measure and manage key strategic opportunities, issues and risks facing the Company, including platform risk, operational risk, market risk, model risk, cybersecurity risk, technology risk and reputational risk;

●	discussing emerging trends and disruptions in industry and technologies;

●	evaluating the Company’s data and technology platform efficacy for customer value delivery and relevance;

●	reviewing the Company’s material investments in and capital deployments for technology;

●	assisting the Board in its oversight of the Company’s risk management regarding product technology, business continuity, innovation, cybersecurity, research and development;

●	reviewing critical cybersecurity and related risks and vulnerabilities; and

●	reviewing the Company’s technology asset footprint in regards to multi-location service delivery and business continuity.

Director Qualifications, Board Diversity and Director Candidates

The Board is responsible for approving candidates for Board membership.  The Board has delegated the responsibility for evaluating, selecting and recommending director nominees to the Nominating and Corporate Governance Committee.  In evaluating candidates and existing directors for service on the Board, the Nominating and Corporate Governance Committee considers certain minimum qualifications, including:

●	high moral and ethical character and willingness to apply sound, objective and independence business judgment;

●	broad experience and accomplishment in their respective field;

●	a reputation, both personal and professional, that is consistent with the image and reputation of the Company;

●	sufficient time to devote to the Company’s affairs and to carry out his or her duties as a director and/or committee member, as applicable; and

●	the ability to exercise sound business judgment and to provide insight and practical wisdom based on experience.

Specific additional criteria may be added with respect to specific searches for new Board members.  An acceptable candidate may not fully satisfy all of the criteria, but is expected to satisfy nearly all of them.

Candidates for director nominees are reviewed in the context of the current composition of the Board, and the needs of the Board given the circumstances of the Company.  In identifying and screening candidates, the Nominating and Corporate Governance Committee considers whether the candidates fulfill the criteria for directors approved by the Board, including integrity, objectivity, independence, sound judgment, leadership, courage and diversity of experience (for example, in relation to finance and accounting, international operations, strategy, risk management, technical expertise, policy-making, etc.).  In the case of new director candidates, the Board also determines whether the nominee must be independent for purposes of the NYSE American.

The Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating nominees for director.  The Board periodically reviews the appropriate size of the Board, which may vary to accommodate the availability of suitable candidates and the needs of the Company. The Nominating and Corporate Governance Committee considers recommendations for Board candidates submitted by stockholders and evaluates them using substantially the same criteria as it applies to recommendations from other sources.

Corporate Governance Policies

We have adopted the Corporate Governance Guidelines that guide the Company and the Board on matters of corporate governance, including director responsibilities, Board committees and their charters, director independence, director qualifications, director evaluations, director orientation and education, director access to management, Board access to independent advisors, and management development and succession planning. The Corporate Governance Guidelines are available on our website at www.partsidinc.com/corporate-governance/governance-documents.

Code of Ethics

We have adopted a code of ethics applicable to our directors, officers and employees. Complete copies of our code of ethics, our Audit Committee charter, our Compensation Committee charter, our Nominating and Corporate Governance Committee charter and our Strategy, Technology and Risk Management Committee charter are available on our website at www.partsidinc.com/corporate-governance/governance-documents. The inclusion of the Company’s website address in this prospectus does not include or incorporate by reference the information on the Company’s website into this prospectus. In addition, a copy of the code of ethics will be provided without charge upon request to us. We intend to disclose any amendments to or waivers of certain provisions of our code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller by posting such information on our website at www.partsidinc.com.

Limitation on Liability and Indemnification of Officers and Directors

Our Charter provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our Charter provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted by Delaware law.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Charter. Our bylaws also permit us to maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We also have obtained a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Director and Executive Officer Compensation Prior to Business Combination

None of Legacy’s directors or executive officers received any cash compensation for services rendered to Legacy prior to the Business Combination. Since November 16, 2017 and until the closing of the Business Combination on November 20, 2020, (i) Legacy had paid its Sponsor a total of $10,000 per month for office space, utilities, secretarial support and other administrative and consulting services, and (ii) the Sponsor, executive officers and directors, and certain of their respective affiliates, had been reimbursed for any out of pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, including in respect of the Business Combination. Prior to the Business Combination, Legacy’s independent directors regularly received information on payments made to officers and directors and a summary of cash disbursements to our Sponsor, officers, directors or our or their affiliates and had the opportunity to request detail regarding such expenses.

EXECUTIVE COMPENSATION

Overview

Introduction

This compensation overview provides a summary of the Company’s compensation policies and programs, generally explains the Company’s compensation objectives, policies and practices with respect to its executive officers, and identifies the elements of compensation for each of the individuals identified in the following table, whom the Company refers to as its named executive officers, or “NEOs” for the fiscal year ended December 31, 2020.

Name	Principal Position
Antonino Ciappina	Chief Executive Officer
Kailas Agrawal	Chief Financial Officer
Ajay Roy	Chief Operating Officer
Stanislav Royzenshteyn	Former Chief Executive Officer

Compensation and Benefits Philosophy

The Company has designed its compensation and benefits as part of its overall human capital management strategy to facilitate its ability to attract, retain, reward and motivate a high performing executive team. The company’s compensation philosophy is based on a motivational plan to provide pay-for-performance (at both the individual and company levels), to enable the Company’s executive team to achieve the Company’s objectives successfully. The Company’s motivational plan is designed to achieve the following goals:

●	to reward principles that effect the success and accomplishment of the Company’s mission and goals;

●	to attract, motivate and retain a high performing executive team;

●	to recognize and reward individuals whose performance adds significant value to the Company; and

●	to support and encourage executive team performance.

Compensation Elements

In the year ended December 31, 2020, the Company’s compensation program consisted of the following elements:

●	base salary;

●	cash incentives; and

●	benefits and perquisites.

The Company’s goal has been to set base compensation based upon financial and operating performance, each executive officer’s level of experience, and each executive officer’s current and expected future contributions to its results, in addition to providing competitive benefits. To emphasize the relationship between executive pay and the Company’s performance, the Company typically pays its executive officers a cash incentive bonus, which is designed to grow the organization by investing in its human resources and to ensure that the Company has the leadership and talent necessary to successfully meet its future challenges.

Role of the Compensation Committee

The Compensation Committee reviews and approves the compensation of our executive officers. The Compensation Committee is solely composed of non-management directors, all of whom meet the independence requirements of applicable NYSE American rules.

Process for Determining Executive Compensation

Since the Business Combination, the Compensation Committee has focused on evaluating and establishing the goals, objectives and substance of the Company’s executive compensation plans. The Compensation Committee has taken the following actions related to the components of executive compensation.

Salary

Following the end of 2020, the Compensation Committee reviewed the base salaries of each of the named executive officers. While the Compensation Committee determined that the base salaries of the CFO and COO were appropriate in light of their duties and responsibilities, the Compensation Committee determined that the base salary of the CEO did not appropriately reflect his level of duties and responsibilities. In making this determination, the Compensation Committee took into account that no changes had been made to Mr. Ciappina’s base salary in connection with his assumption of the role of interim general manager in July of 2020 or in connection with his promotion to CEO in November 2020 in connection with the closing of the Business Combination. Accordingly, in April of 2021, the Compensation Committee approved an increase in Mr. Ciappina’s annual base salary from $300,000 to $400,000, with effective retroactive to November 23, 2020.

Annual Incentive Plan

With respect to 2020, the Company paid quarterly bonuses based on individual and organization-wide performance.

As part of the transition to being a public company, the Compensation Committee determined for 2021, and on a going-forward basis, to replace quarterly bonuses with annual incentive bonuses that will be earned based on Company-wide performance metrics, which will be weighted 70% based on the Company’s overall bonus determinations, and 30% based on an assessment of individual contributions made by each of the NEOs, as determined by the Compensation Committee. Each of the NEOs will have a target bonus opportunity under the annual bonus plan, expressed as a percentage of base salary. The actual amount of the bonuses earned by each named executive officer in 2021 will be determined by the Compensation Committee, based on its assessment of the Company-wide and individual performance metrics at the end of the annual performance period.

Equity Awards

A key component of an executive officer’s compensation is equity incentive awards, which are critical to focusing our executives on the Company’s long-term growth and creating stockholder value. In October 2020, in connection with the Business Combination, the Company’s stockholders approved the PARTS iD, Inc. 2020 Equity Incentive Plan (the “2020 Plan”) and the PARTS iD, Inc. 2020 Employee Stock Purchase Plan (the “ESPP” and, together with the 2020 Plan, the “Equity Plans”). There are 4,904,596 shares of Common Stock available for issuance under the 2020 Plan and 2,043,582 shares of Common Stock available for issuance under the ESPP. The Equity Plans became effective immediately upon the closing of the Business Combination.

The purpose of the Equity Plans is to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward Company employees and to motivate such employees to contribute to the growth and profitability of the Company. The 2020 Plan seeks to achieve this purpose by providing for awards in the form of stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance shares, performance units, cash-based awards and other stock-based awards. The Company has not yet implemented the ESPP.

As of December 31, 2020, no securities had been issued under either of the Equity Plans. In April 2021, the Compensation Committee granted the following equity awards to the following NEOs:

NEO	Restricted Stock Units	Target Performance Stock Units (“PSUs”)
Antonino Ciappina	130,000	130,000
Kailas Agrawal	125,000	125,000
Ajay Roy	125,000	125,000

The RSUs will vest in three equal annual installments, subject to continued employment, on November 20, 2021, November 20, 2022 and November 20, 2023. The PSUs will be earned if and to the extent performance goals related to net revenue and adjusted cash flow targets are achieved over the three-year performance period of 2021-2023, subject to a requirement that Adjusted EBITDA for the performance period must be positive. Any earned PSUs will vest on the date on which the Compensation Committee certifies the degree to which the performance goals have been satisfied and the number of PSUs that have been earned.

Summary Compensation Table

The following table sets forth the total compensation for the Company’s NEOs earned or paid by Onyx prior to the Business Combination and by the Company after the Business Combination for the years ended December 31, 2020 and 2019:

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	All Other Compensation ($)(3)	Total $
(a)	(b)	(c)	(d)	(i)	(j)
Antonino Ciappina	2020	295,082	88,525	—	383,607
Chief Executive Officer	2019	—	—	—	—
Kailas Agrawal(4)	2020	180,657	136,247	9,758	326,662
Chief Financial Officer	2019	200,000	50,000	25,818	275,818
Ajay Roy	2020	300,000	90,000	—	390,000
Chief Operating Officer	2019	58,356	17,630	—	75,986
Stanislav Royzenshteyn	2020	603,665	282,920	93,305	979,890
Former Chief Executive Officer(1)	2019	980,486	267,484	156,756	1,404,726

(1)	As of July 10, 2020, Mr. Royzenshteyn resigned as Chief Executive Officer.

(2)	Represents incentive compensation based on individual and organization-wide performance, including amounts earned related to the applicable year even if paid in the following year. In addition, for 2020, Mr. Agrawal received a signing bonus of $100,000 when he re-joined the Company. For 2019 and 2020, Mr. Royzenshteyn earned a cash incentive bonus based on a percentage of Onyx’s earnings before interest, taxes, depreciation and amortization (EBITDA) for the full year 2019 and for the first two fiscal quarters of 2020, respectively. Mr. Royzenshteyn has disputed the exact dollar amount of the bonus earned in 2020, and in July 2020, directed the Company to pay him an amount greater than that reflected in this table. In January 2021, the Company filed an amended complaint against Mr. Royzenshteyn pursuant to this dispute in the same court presiding over the Stockholder Litigation. For more information on the amended complaint regarding this dispute and the Stockholder Litigation, see the sections titled “Legal Matters—Misappropriation Action” and the section titled “Business—Legal Proceedings.”

(3)	The amounts in the “All Other Compensation” column for 2020 include payments to Mr. Agrawal for perquisite payments related to air travel, rental car and use of an apartment near Onyx’s headquarters while travelling for work in the U.S.; and the amounts in this column for 2019 include payments to the following individuals: (i) Mr. Agrawal — perquisite payments related to air travel, rental car and use of an apartment near Onyx’s headquarters while travelling for work in the U.S.; and (ii) Mr. Royzenshteyn — perquisite payments related to (a) personal automobile expenses ($48,081) and a related tax gross-up ($46,638), (b) payment of medical insurance premiums ($29,525), and (c) personal credit card expenses ($32,512).

(4)	Mr. Agrawal was not employed by the Company from March 27, 2020 through August 5, 2020.

Summary of Compensatory Arrangements with Named Executive Officers, Including Arrangements Upon a Termination or Change in Control

Employment Agreements

The Company entered into an at-will employment agreement with Mr. Ciappina on November 28, 2019, which agreement was amended and restated on July 12, 2021 (as amended and restated, the “Ciappina Employment Agreement”). Pursuant to the Ciappina Employment Agreement, Mr. Ciappina is entitled to an annual base salary of $400,000, with retroactive effect to November 2020 when Mr. Ciappina assumed the duties of CEO of the Company, subject to potential increases. Additionally, the Ciappina Employment Agreement provides that Mr. Ciappina’s 2021 bonus opportunity will be equal to 50% of his base salary. The Ciappina Employment Agreement also provides that the cash-based long-term incentive plan that Mr. Ciappina previously participated in has been terminated and that the previously-accrued amount of $43,836 under such plan be paid to Mr. Ciappina on January 5, 2024, subject to his continuous employment with the Company through such date.

The Company entered into an at-will employment agreement with Mr. Agrawal on August 4, 2020, which agreement was amended and restated on July 13, 2021 (as amended and restated, the “Agrawal Employment Agreement”). Pursuant to the Agrawal Employment Agreement, Mr. Agrawal is entitled to an annual salary of $300,000, subject to potential increases. Additionally, the Agrawal Employment Agreement provides that Mr. Agrawal’s 2021 bonus opportunity will be equal to 30% of his base salary. The Agrawal Employment Agreement also provides that the cash-based long-term incentive plan that Mr. Agrawal previously participated in has been terminated and that the previously-accrued amount of $23,818 under such plan be paid to Mr. Agrawal on August 6, 2022, subject to his continuous employment with the Company through such date.

The Company entered into an at-will employment agreement with Mr. Roy on October 8, 2019, which agreement was amended and restated on July 19, 2021 (as amended and restated, the “Roy Employment Agreement”). Pursuant to the Roy Employment Agreement, Mr. Roy is entitled to an annual salary of $300,000, subject to potential increases. Additionally, the Roy Employment Agreement provides that Mr. Roy’s 2021 bonus opportunity will be equal to 30% of his base salary. The Roy Employment Agreement also provides that the cash-based long-term incentive plan that Mr. Roy previously participated in has been terminated and that the previously-accrued amount of $56,575 under such plan be paid to Mr. Roy on October 20, 2023, subject to his continuous employment with the Company through such date.

Additionally, the Company, Mr. Ciappina, Mr. Agrawal or Mr. Roy may terminate the applicable employment agreement without cause by providing 30 days’ written notice to the applicable party. Further, the Company may terminate any of the applicable employment agreements for cause (as defined in each employment agreement) at any time. Upon termination, Mr. Ciappina, Mr. Agrawal and Mr. Roy would be due the following forms of compensation: (i) accrued and unpaid compensation; (ii) accrued and unpaid amounts for unused vacation; and (iii) any unreimbursed expenses payable in accordance with the applicable employment agreement.

In the event the Company terminates the applicable employment agreement without cause, subject to the named executive officer entering into a full release of all claims, the Company shall continue to pay to the named executive officer his base salary for the following period after termination: Mr. Ciappina: six months; Mr. Agrawal: 365 days; and Mr. Roy: three months.

Pursuant to each applicable employment agreement, Mr. Ciappina, Mr. Agrawal and Mr. Roy have agreed that, during the relevant period of employment and for two years after, each officer shall not (i) engage in any competing business within any state, country, region or locality in which the Company is operating or (ii) solicit any of the Company’s clients or hire any of the Company’s employees, contractors, agents, or business affiliates.

Equity Award Provisions

In general, any unvested RSUs and PSUs will be forfeited upon a named executive officer’s termination of employment for any reason, except that if a named executive officer’s employment is terminated by the Company without cause or by the named executive officer for good reason within twelve months following a change in control of the Company, all then-unvested RSUs and PSUs held by the named executive officer will vest. In addition, if a named executive officer retires after reaching age 65 with at least five years of service to the Company (taking into account service with predecessors) and after the first full year of the performance period has been completed, the named executive officer will be eligible to vest in his PSUs at the end of the performance period based on the Compensation Committee’s determination at the end of the performance period of the level at which the performance goals were achieved.

Retirement Plans; Non-Qualified Deferred Compensation Plans

The Company currently does not maintain any retirement or non-qualified deferred compensation plans for any of its employees.

Board of Directors Compensation

Following the Business Combination and through the end of 2020, the Company accrued the following retainer amounts with respect to each of the non-employee directors, which amounts were paid in cash during the first quarter of 2021:

Director	2020 Retainer Amount
Prashant Pathak	$8,600
Aditya Jha	$7,422
Darryl T.F. McCall	$5,949
Rahul Petkar	$5,066
Edwin J. Rigaud	$4,477
Ann M. Schwister	$7,716
Richard White	$7,068

Further, in connection with the Business Combination, each non-employee director, which comprised all of our directors in 2020, received an award of 7,142 restricted stock units (“RSUs”), with an effective grant date of March 11, 2021, the second trading day following public release of the Company’s financial results for the fourth quarter and full year 2020. These RSUs will vest in full on November 20, 2021.

In early 2021, the Board approved a Non-Employee Director Compensation Policy, which provides that each non-employee director will receive the following annual retainers, as applicable, payable in quarterly installments, in advance, on the first business day of each calendar quarter:

●	an annual retainer of $35,000;

●	committee chair annual fees as follows:

Committee Chair	Annual Cash Fee
Audit	$22,500
Compensation	$15,000
Nominating and Corporate Governance	$15,000
Strategy, Technology and Risk Management	$12,500

●	committee membership annual fees (including the chair) as follows:

Non-Chair Committee Members	Annual Cash Fee
Audit	$5,000
Compensation	$5,000
Nominating and Corporate Governance	$3,000
Strategy, Technology and Risk Management	$3,000

●	the chair of the Board receives an additional annual fee of $35,000.

Unless a committee or the Board has more than six meetings per calendar year, there will be no meeting fees. If there are more than six meetings in one calendar year for an individual committee or the Board, additional compensation will be reviewed by the Compensation Committee at that time.

Each non-employee director will receive an annual RSU grant on the date of each annual meeting of stockholders at which the director is elected to the Board or continues to serve as a director, with the number of RSUs calculated by dividing $50,000 by the closing sale price for a share of the Company’s common stock on the Company’s principal stock exchange on the date of grant. Each such grant will vest in full on the earlier of one year after the date of grant or the date of the next year’s annual meeting of stockholders, provided the director remains a member of the Board as of the vesting date.

The Company reimburses directors’ reasonable expenses in connection with attending board and committee meetings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding the beneficial ownership of the Common Stock as of September 10, 2021, by:

●	each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of the Common Stock;

●	each named executive officer and current director of the Company; and

●	all current executive officers and directors of the Company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including, if any, options, RSUs, warrants and other convertible securities that are currently exercisable or convertible, or vest or become exercisable or convertible, within 60 days.

The beneficial ownership percentages set forth in the table below are based on approximately 33,173,456 shares of Common Stock outstanding as of September 10, 2021, and excludes, as of such date:

●	4,904,596 additional shares of Common Stock reserved and available for future issuances under the 2020 EIP, of which 2,968,881 shares were subject to outstanding awards.;

●	2,043,582 additional shares of Common Stock reserved and available for future issuances under the 2020 ESPP;

●	750,000 additional shares of Common Stock reserved for issuance pursuant to indemnification escrow obligations under the Business Combination Agreement (any unused portion of which reserved shares will be issued to Onyx Enterprises Canada Inc., Roman Gerashenko and Stanislav Royzenshteyn, each a Selling Stockholder, according to their pro rata share of common stock of Onyx prior to the Closing, pursuant to the Business Combination Agreement);

●	1,502,129 additional shares of Common Stock that will be issued to Legacy Acquisition Sponsor I LLC, a Selling Stockholder, should the price per share of Common Stock exceed $15.00 for any thirty-day trading period during the 730 calendar days after the Closing.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock and preferred stock.

Name and Address of Beneficial Owner	Number of Shares of Class A Common Stock Beneficially Owned	Percentage of Outstanding Class A Common Stock %
Principal Stockholders:
Onyx Enterprises Canada Inc.(1)	14,240,187	42.93%
Roman Gerashenko(2)	6,055,385	18.25%
Stanislav Royzenshteyn(3)	6,055,385	18.25%
Directors and Executive Officers:
Antonino Ciappina	-	-
Kailas Agrawal	-	-
Ajay Roy	-	-
Mark Atwater	-	-
Prashant Pathak(4)	14,240,187	42.93%
Aditya Jha	-	-
Rahul Petkar	-	-
Ann M. Schwister	-	-
Edwin J. Rigaud(5)	1,068,370	3.22%
Richard White(6)	1,048,485	3.16%
Darryl T.F. McCall(7)	1,044,188	3.15%
All current directors and executive officers as a group (11 persons)	15,572,944	46.94%

(1)	Information is based on a Schedule 13D filed with the SEC on January 14, 2021. The address of Onyx Enterprises Canada Inc. is 2 Bloor Street W., Suite 2006, Toronto, Ontario, Canada M4W 3E2.

(2)	Information is based on a Schedule 13D/A filed with the SEC on April 20, 2021. The address of Mr. Gerashenko is P.O. Box 175, Wickatunk, New Jersey, 07765.

(3)	Information is based on a Schedule 13D/A filed with the SEC on April 20, 2021. The address of Mr. Royzenshteyn is P.O. Box 175, Wickatunk, New Jersey, 07765.

(4)	Consists of 14,240,187 shares of Class A common stock held by Onyx Enterprises Canada Inc. Mr. Pathak serves as the President and a director of Onyx Enterprises Canada Inc. Mr. Pathak disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(5)	Consists of 154,227 shares of Class A common stock held directly by Mr. Rigaud, and 914,143 shares of Class A common stock held by Legacy Acquisition Sponsor I LLC over which Mr. Rigaud may share voting and investment power with Mr. White and Mr. McCall. Mr. Rigaud is the managing member of Legacy Acquisition Sponsor I LLC and disclaims beneficial ownership of such shares held by Legacy Acquisition Sponsor I LLC, except to the extent of his pecuniary interest therein.

(6)	Consists of 134,342 shares of Class A common stock held directly by Mr. White, and 914,143 shares of Class A common stock held by Legacy Acquisition Sponsor I LLC over which Mr. White may share voting and investment power with Mr. Rigaud and Mr. McCall. Mr. White is a member of Legacy Acquisition Sponsor I LLC and disclaims beneficial ownership of such shares held by Legacy Acquisition Sponsor I LLC, except to the extent of his pecuniary interest therein.

(7)	Consists of 130,045 shares of Class A common stock held directly by Mr. McCall, and 914,143 shares of Class A common stock held by Legacy Acquisition Sponsor I LLC over which Mr. McCall may share voting and investment power with Mr. Rigaud and Mr. White. Mr. McCall is a member of Legacy Acquisition Sponsor I LLC and disclaims beneficial ownership of such shares held by Legacy Acquisition Sponsor I LLC, except to the extent of his pecuniary interest therein.

SELLING STOCKHOLDERS

The Selling Stockholders listed in the table below may from time to time offer and sell any or all of the shares of Common Stock set forth below pursuant to this prospectus. Pursuant to the Registration Rights Agreements, we agreed to file a registration statement with the SEC for the purposes of registering for resale the shares of our Common Stock being offered pursuant to this prospectus by the Selling Stockholders.

The following table sets forth, based on written representations from the Selling Stockholders, certain information regarding the beneficial ownership of our Common Stock by the Selling Stockholders and the shares of Common Stock being offered by the Selling Stockholders. The applicable percentage ownership of Common Stock is based on approximately 33,173,456 shares of Common Stock outstanding as of September 10, 2021, and excludes, as of such date:

●	4,904,596 additional shares of Common Stock reserved and available for future issuances under the 2020 EIP, of which 2,968,881 shares were subject to outstanding awards;

●	2,043,582 additional shares of Common Stock reserved and available for future issuances under the 2020 ESPP;

●	750,000 additional shares of Common Stock reserved for issuance pursuant to indemnification escrow obligations under the Business Combination Agreement (any unused portion of which reserved shares will be issued to Onyx Enterprises Canada Inc., Roman Gerashenko and Stanislav Royzenshteyn, each a Selling Stockholder, according to their pro rata share of common stock of Onyx prior to the Closing, pursuant to the Business Combination Agreement); and

●	1,502,129 additional shares of Common Stock that will be issued to Legacy Acquisition Sponsor I LLC, a Selling Stockholder, should the price per share of Common Stock exceed $15.00 for any thirty-day trading period during the 730 calendar days after the Closing.

Information with respect to shares of Common Stock owned beneficially after the offering assumes the sale of all of the shares of Common Stock offered and no other purchases or sales of our Common Stock. The Selling Stockholders may offer and sell some, all or none of their shares of Common Stock.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Stockholders have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Stockholders, no Selling Stockholder is a broker-dealer or an affiliate of a broker-dealer.

	Shares Beneficially Owned		Maximum Number of Shares That May be Offered Pursuant to	Shares Beneficially Owned after this Offering
	Shares	% of Ownership	this Prospectus	Shares	% of Ownership
Name of Selling Stockholder
Onyx Enterprises Canada Inc.(1)	14,240,187	42.93%	156,115	14,084,072	42.46%
Stanislav Royzenshteyn(2)	6,055,385	18.25%	71,942	5,983,443	18.04%
Roman Gerashenko(3)	6,055,385	18.25%	71,942	5,983,443	18.04%
Alyeska Master Fund, L.P.(4)	1,098,576	3.31%	724,678	373,898	1.13%
Edward Rigaud(5)	1,068,370	3.22%	154,227	914,143	2.76%
Richard White(6)	1,048,485	3.16%	134,342	914,143	2.76%
Darryl T.F. McCall(7)	1,044,188	3.15%	130,045	914,143	2.76%
F-Cubed Investments, LLC(8)	330,000	1.00%	255,000	75,000	*
BlueFocus Communication Group of America, Ltd.(9)	282,750	*	282,750	—	—
Andrew W. Code(10)	64,292	*	64,292	—	—
Kimberly Blackwell(10)	49,372	*	49,372	—	—
Jonathan Webb(10)	45,441	*	45,441	—	—
Lloyd David Ward(10)	37,044	*	37,044	—	—
Geoffrey T. Marshall(10)	29,993	*	29,993	—	—
William C. Finn(10)	29,310	*	29,310	—	—
d.e. Foxx & Associates, Inc. (10)	28,562	*	28,562	—	—
James Phillip Holloman(10)	28,562	*	28,562	—	—
Steven Wayne Moore(11)	20,873	*	15,161	5,712	*
Sengal Selassie(10)	12,370	*	12,370	—	—
Kenneth B. Robinson(10)	11,711	*	11,711	—	—
Edward D. Hunter(10)	11,425	*	11,425	—	—
Great Owl Investments LLC(10)	11,425	*	11,425	—	—
Manuel J. Perez de la Mesa Revocable Trust(10)	11,425	*	11,425	—	—
Philippe Quinquis(10)	11,425	*	11,425	—	—
Ronald William Tysoe(10)	11,425	*	11,425	—	—
Dwight T. Smith(10)	11,425	*	11,425	—	—
John F. Barrett(10)	11,425	*	11,425	—	—
Loop Capital Markets LLC(12)	10,406	*	10,406	—	—
Maurice E. Coffey(10)	7,621	*	7,621	—	—
Robert L. Robinson(10)	7,305	*	7,305	—	—
Steven A. Davis(13)	12,879	*	7,167	5,712	*
Gary E. McCullough(10)	6,154	*	6,154	—	—
Jules P. Kaufman(10)	6,068	*	6,068	—	—
Daniel Gregory Pettifer(10)	5,712	*	5,712
Hubert Humphrey(10)	5,712	*	5,712	—	—
Thomas Chard(10)	5,712	*	5,712	—	—
Houston Johnson, Inc. dba HJI Supply Chain Solutions(10)	5,712	*	5,712	—	—
Warner Andrew Myers(10)	5,712	*	5,712	—	—
Brian O’Neil(10)	8,081	*	5,712	2,369	*
JM Legacy LLC(10)	5,712	*	5,712	—	—
Michael Edward Besse(10)	5,712	*	5,712	—	—
SDL Strategic Consultants, LLC(13)	5,712	*	5,712	—	—
Steven W. Moore Trust(11)	5,712	*	5,712	—	—
Thomas Davenport(10)	4,471	*	4,471	—	—
Mary E. Carethers(10)	4,414	*	4,414	—	—
Tandy & Associates, LLC(10)	3,454	*	3,454	—	—
Woodrow Keown Jr.(10)	2,595	*	2,595	—	—
Samuel Ross, Jr.(14)	4,132	*	2,253	1,879	*
Ray D. Lotts(10)	1,879	*	1,879	—	—
U.S. Bank, CUST FBO Samuel Ross, Jr. IRA(14)	1,879	*	1,879	—	—

	Shares Beneficially Owned		Maximum Number of Shares That May be Offered Pursuant to	Shares Beneficially Owned after this Offering
	Shares	% of Ownership	this Prospectus	Shares	% of Ownership
Gregory L. Forte(10)	939	*	939	—	—
Wadye E. Morton(10)	939	*	939	—	—
Lonnie C. Grayson(10)	939	*	939	—	—
Beverly Ann Grant(10)	653	*	653	—	—
Jonathan Lenhart Gill(10)	647	*	647	—	—
Gary A. Dowdell(10)	470	*	470	—	—
Mary A. Hemmer(10)	470	*	470	—	—
Vanessa Ann Bishop-Moore(10)	470	*	470	—	—
William S. Morton(10)	470	*	470	—	—
Empower MediaMarketing, Inc.(10)	470	*	470	—	—
Rachel S. McKee(10)	470	*	470	—	—
Roland P. McKee(10)	470	*	470	—	—
The Dwight and Melanie Moody Family Trust u/a dtd 1/30/2018(10)	470	*	470	—	—
Thomas E. Shockley Jr. (10)	470	*	470	—	—
Stephen L. Hightower(10)	470	*	470	—	—
Margaraet H. Wyant(10)	470	*	470	—	—
Michael A. Smart(10)	230	*	230	—	—

*	Represents beneficial ownership of less than 1%.

(1)	The shares of Common Stock beneficially owned by Onyx Enterprises Canada Inc. (“OEC”) to which this prospectus relates are being offered for resale pursuant to the 2020 RRA and SSA Section 4(e). Prashant Pathak, the Chairman of the Board of the Company, serves as the President and a director of OEC. Mr. Pathak disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. The shares of Common Stock shown in the column “Shares Beneficially Owned after this Offering” have been registered for resale pursuant to a Registration Statement on Form S-1 (Reg. No. 333-252567) filed by the Company.

(2)	The shares of Common Stock beneficially owned by Stanislav Royzenshteyn to which this prospectus relates are being offered for resale pursuant to the 2020 RRA. Mr. Royzenshteyn is a founder of, and former director, stockholder, president and chief executive officer of, Onyx. The shares of Common Stock shown in the column “Shares Beneficially Owned after this Offering” have been registered for resale pursuant to a Registration Statement on Form S-1 (Reg. No. 333-252567) filed by the Company.

(3)	The shares of Common Stock beneficially owned by Roman Gerashenko to which this prospectus relates are being offered for resale pursuant to the 2020 RRA. Mr. Gerashenko is a founder of, and former director, stockholder and chief executive officer of, Onyx. The shares of Common Stock shown in the column “Shares Beneficially Owned after this Offering” have been registered for resale pursuant to a Registration Statement on Form S-1 (Reg. No. 333-252567) filed by the Company.

(4)	The shares of Common Stock beneficially owned by Alyeska Master Fund, L.P. to which this prospectus relates are being offered for resale pursuant to the 2017 RRA. Alyeska Master Fund, L.P. is a non-managing member of the Sponsor, and as such is not a beneficial owner of the shares of Common Stock held by the Sponsor. The shares of Common Stock shown in the column “Shares Beneficially Owned after this Offering” have been registered for resale pursuant to a Registration Statement on Form S-1 (Reg. No. 333-252567) filed by the Company.

(5)	Consists of 154,227 shares of Common Stock held directly by Mr. Rigaud, and 914,143 shares of Common Stock held by Legacy Acquisition Sponsor I LLC over which Mr. Rigaud may share voting and investment power with Mr. White and Mr. McCall. Mr. Rigaud is a director of the Company and the managing member of Legacy Acquisition Sponsor I LLC and disclaims beneficial ownership of such shares held by Legacy Acquisition Sponsor I LLC, except to the extent of his pecuniary interest therein. The shares of Common Stock beneficially owned by Mr. Riguad to which this prospectus relates are being offered for resale pursuant to Legacy Acquisition Sponsor I LLC’s rights under the 2017 RRA.

(6)	Consists of 134,342 shares of Common Stock held directly by Mr. White, and 914,143 shares of Common Stock held by Legacy Acquisition Sponsor I LLC over which Mr. White may share voting and investment power with Mr. Rigaud and Mr. McCall. Mr. White is a director of the Company and a member of Legacy Acquisition Sponsor I LLC and disclaims beneficial ownership of such shares held by Legacy Acquisition Sponsor I LLC, except to the extent of his pecuniary interest therein. The shares of Common Stock beneficially owned by Mr. White to which this prospectus relates are being offered for resale pursuant to Legacy Acquisition Sponsor I LLC’s rights under the 2017 RRA.

(7)	Consists of 130,045 shares of Common Stock held directly by Mr. McCall, and 914,143 shares of Common Stock held by Legacy Acquisition Sponsor I LLC over which Mr. McCall may share voting and investment power with Mr. Rigaud and Mr. White. Mr. McCall is a director of the Company and a member of Legacy Acquisition Sponsor I LLC and disclaims beneficial ownership of such shares held by Legacy Acquisition Sponsor I LLC, except to the extent of his pecuniary interest therein. The shares of Common Stock beneficially owned by Mr. McCall to which this prospectus relates are being offered for resale pursuant to Legacy Acquisition Sponsor I LLC’s rights under the 2017 RRA.

(8)	The shares of Common Stock beneficially owned by F-Cubed Investments, LLC to which this prospectus relates are being offered for resale pursuant to SSA Section 4(e). The shares of Common Stock shown in the column “Shares Beneficially Owned after this Offering” have been registered for resale pursuant to a Registration Statement on Form S-1 (Reg. No. 333-252567) filed by the Company.

(9)	Blue Valor Limited, an indirect, wholly-owned subsidiary of Blue Focus Intelligent Communications Group Inc., and Legacy Acquisition Corp., predecessor to the Company, entered into the Amended and Restated Share Exchange Agreement, dated as of December 2, 2019, as amended on March 13, 2020, which was subsequently terminated.

(10)	The selling stockholder is a member of Legacy Acquisition Sponsor I LLC, and the shares of Common Stock beneficially owned by the selling stockholder to which this prospectus relates are being offered for resale pursuant to Legacy Acquisition Sponsor I LLC’s rights under the 2017 RRA.

(11)	Mr. Moore and Steven W. Moore Trust UAD 3-21-2003 are members of Legacy Acquisition Sponsor I LLC. Mr. Moore owns 15,161 shares individually and 5,712 shares through Steven W. Moore Trust UAD 3-21-2003, of which Mr. Moore is the trustee and beneficiary, and the shares of Common Stock beneficially owned by Mr. Moore and Steven W. Moore Trust UAD 3-21-2003 to which this prospectus relates are being offered for resale pursuant to Legacy Acquisition Sponsor I LLC’s rights under the 2017 RRA.

(12)	Loop Capital Markets LLC is a member of Legacy Acquisition Sponsor I LLC, and the shares of Common Stock beneficially owned by Loop Capital Markets LLC to which this prospectus relates are being offered for resale pursuant to Legacy Acquisition Sponsor I LLC’s rights under the 2017 RRA. Loop Capital Markets LLC, a broker-dealer, may be deemed an underwriter with respect to this offering.

(13)	Mr. Davis and SDL Strategic Consultants LLC are members of Legacy Acquisition Sponsor I LLC. Mr. Davis owns 7,167 shares individually and 5,712 shares through SDL Strategic Consultants LLC, of which Mr. Davis is the managing member, and the shares of Common Stock beneficially owned by Mr. Davis and SDL Strategic Consultants LLC to which this prospectus relates are being offered for resale pursuant to Legacy Acquisition Sponsor I LLC’s rights under the 2017 RRA.

(14)	Mr. Ross and U.S. Bank, CUST FBO Samuel Ross, Jr. IRA are members of Legacy Acquisition Sponsor I LLC. Mr. Ross owns 2,253 shares individually and 1,879 shares through U.S. Bank, CUST FBO Samuel Ross, Jr. IRA, and the shares of Common Stock beneficially owned by Mr. Ross and U.S. Bank, CUST FBO Samuel Ross, Jr. IRA to which this prospectus relates are being offered for resale pursuant to Legacy Acquisition Sponsor I LLC’s rights under the 2017 RRA.

Certain Relationships with Selling Stockholders

Stockholder Support Agreements

Concurrently with the execution of the Business Combination Agreement, Legacy entered into a Stockholder Support Agreement with each of Onyx’s stockholders (collectively, the “Stockholder Support Agreements”). Onyx’s minority stockholders were obligated to sign the Stockholder Support Agreements based on the majority stockholders’ use of drag-along provisions. The minority stockholders’ Stockholder Support Agreements were signed by the Onyx majority stockholder utilizing the power of attorney granted to it under the Stockholders Agreement. Pursuant to the Stockholder Support Agreements, the Onyx stockholders agreed not to transfer any of their shares of capital stock in Onyx (the “Onyx Shares”), until the earlier of the consummation of the First Merger, the termination of the Business Combination Agreement, or the termination of the Stockholder Support Agreements. The Onyx stockholders further agreed to, among other things, (i) vote their Onyx Shares (x) to approve the Business Combination Agreement, the Business Combination and any other transactions contemplated thereby, and (y) against any merger or other business combination transaction (other than the Business Combination) that would reasonably be expected to prevent or otherwise adversely affect the Business Combination and any other transactions contemplated thereby, (ii) appoint Legacy as its proxy and attorney-in-fact, with full power of substitution and re-substitution, to vote Onyx Shares in favor of the Business Combination, (iii) waive any dissenters rights to which the Onyx stockholders may have pursuant to the New Jersey Business Corporation Act, (iv) abstain from joining or commencing any action against any parties to the Business Combination Agreement, and (v) release all parties to the Business Combination Agreement from any and all claims, as well as waive or relinquish rights to claims against the parties to the Business Combination Agreement that the Onyx stockholders or any of their affiliates may have had in the past, may now have or may have in the future, subject to certain exceptions, as described therein, including without limitation, any rights related to the Stockholder Litigation (as defined in the Business Combination Agreement).

On October 3, 2020, counsel to the defendants in the Stockholder Litigation received a letter from counsel to the Onyx minority stockholders objecting to Onyx Enterprises Canada Inc.’s use of the “drag-along right” under Section 4.5 of the Stockholders Agreement, and the proxy granted pursuant to Section 5.1 of the Stockholders Agreement to execute (i) the stockholder written consent, dated September 18, 2020, approving the Business Combination Agreement and (ii) the Stockholder Support Agreement, dated October 30, 2020, in each case on behalf of the minority stockholders. The letter also describes the Business Combination as unlawful and threatens further unspecified actions by the minority stockholders. See the section titled “Business—Legal Proceedings” for more information on the Stockholder Litigation.

2020 RRA

At the Closing, the Company and the Onyx stockholders receiving shares of Common Stock as consideration (the “Onyx Holders”) entered into the 2020 RRA, pursuant to which this registration statement is filed, to provide the Onyx Holders with registration rights with respect to certain outstanding shares of Common Stock and any other equity security of the Company issued or issuable with respect to any such shares of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization.

Pursuant to the terms of the 2020 RRA, the Onyx Holders are entitled, after the expiration of a lock-up, to request (i) up to three written demands for registration, (ii) “piggy-back” registration in connection with any proposal of the Company to file a registration statement under the Securities Act and (iii) Form S-3 registrations, all subject to certain minimum requirements and customary conditions. The 2020 RRA provides for certain instances in which the Company may defer registration: if (A) during the period starting with the date 60 days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date 120 days after the effective date of, an initiated registration by the Company and provided that the Company has delivered written notice to the Onyx Holders prior to receipt of a demand registration and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable registration statement to become effective; (B) the Onyx Holders have requested an Underwritten Registration (as defined in the 2020 RRA) and the Company and the Onyx Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such registration statement at such time. In connection with the Company’s obligation to register certain shares of Common Stock held by the Sponsor pursuant to the A&R Sponsor Support Agreement (as described below), the Onyx Holders have requested a “piggy-back” registration, pursuant to which this registration statement is filed.

The 2020 RRA includes a lock-up period which provides that the Onyx Holders shall not transfer any shares of Common Stock issued to such Onyx Holder as part of the Closing Share Consideration that may have been issued to such Onyx Holder prior to the earlier of (i) the first anniversary of the Closing, (ii) the date, following the 180th day after the date of the Closing, on which the volume weighted average per share price (“VWAP”) of Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), (iii) the date, following the 270th day after the Closing, on which the VWAP of Common Stock equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), or (iv) the Company’s completion of a liquidation, merger, stock exchange or other similar transaction that results in all of the Onyx Holders having the right to exchange their shares of Common Stock for cash, securities or other property.

A&R Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor, Legacy and the Stockholder Representative entered into a sponsor support agreement (the “Sponsor Support Agreement”). Pursuant to the Sponsor Support Agreement, the Sponsor agreed to, immediately prior to the Closing, (i) assign and transfer to Onyx for cancellation 3,000,000 shares of Legacy’s Class F Common Stock (the “Forfeited Shares”) and (ii) assign and transfer to Onyx for cancellation 14,587,770 of its private placement warrants to purchase shares of Legacy’s Class A Common Stock (the “Equity Reduction Warrants”), which excluded the Sponsor-Investor Private Warrants. The Forfeited Shares and the Equity Reduction Warrants were each forfeited as partial consideration for the Sponsor Deferred Shares (as defined below).

The Sponsor further agreed that (i) if the amount of funds available in the trust account established by Legacy for the benefit of its stockholders holding shares of Legacy’s Class A Common Stock, after giving effect to the exercise of redemption rights by the redeeming stockholders of Legacy, was less than $54,000,000, then immediately prior to the closing of the Business Combination, the Sponsor was to surrender and forfeit up to a maximum of 3,250,000 shares of Legacy’s Class F Common Stock (the “Equity Reduction Shares”), pursuant to a calculation described in the Sponsor Support Agreement and (ii) that if, and to the extent, that Legacy paid its transaction expenses from the trust account in excess of $16,400,000, then the Sponsor was to surrender and forfeit to Legacy up to a maximum of 3,250,000 shares of Legacy’s Class F Common Stock (the “Expense Reduction Shares”), pursuant to a calculation described in the Sponsor Support Agreement. In no event was the sum of the Expense Reduction Shares and the Equity Reduction Shares to exceed 3,250,000 shares of Legacy’s Class F Common Stock.

The Sponsor had the ability to earn back up to 50% of the sum of the number of Equity Reduction Shares and the number of Expense Reduction Shares based on the average trading share price of Common Stock over a 730 calendar day period immediately following the Closing (the “Sponsor Deferred Shares”).

On November 20, 2020, the Company entered into the Amended and Restated Sponsor Support Agreement (the “A&R Sponsor Support Agreement”) with the Sponsor and Shareholder Representative. Pursuant to the A&R Sponsor Support Agreement, prior to, and in connection with, the Closing, the Sponsor, among other things, (a) forfeited (i) 3,069,474 shares of Legacy’s Class F Common Stock and (ii) 14,587,770 warrants to purchase shares of Common Stock, (b) retained the rights to an aggregate of 4,430,526 shares of the Company’s Class F Common Stock, (c) assumed the obligation to pay the Buyer Transaction Expenses (as such term is defined in the Business Combination Agreement) and (d) retained the right to 1,502,129 shares of Common Stock should the Common Stock exceed $15.00 per share for any thirty-day trading period during the 730 calendar days after Closing. In addition, pursuant to the A&R Sponsor Support Agreement, 1,100,00 of the 4,430,526 shares of the Company’s Class F Common Stock retained by the Sponsor were retained in consideration of Sponsor’s contribution to Legacy of that certain direction notice provided by OEC to Sponsor, which direction notice was paid to OEC, as the sole holder of the preferred stock of Onyx, as consideration for $11,000,000 of the Preferred Payment (as such terms are defined in the Business Combination Agreement) of $20,000,000 that was otherwise payable in cash. The Company agreed to use commercially reasonable efforts to register 2,700,000 shares of the Company’s Class F Common Stock retained by Sponsor, pursuant to which agreement this registration statement is filed.

Sponsor Lock-Up Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor and Legacy entered into the Amended and Restated Lock-up Agreement (the “Sponsor Lock-up Agreement”). Pursuant to the Sponsor Lock-up Agreement, the Sponsor agreed not to sell, or otherwise transfer its rights to, its shares of Common Stock of the Company, during the period commencing on the Closing and ending upon the earlier of (i) the first anniversary of the Closing, (ii) the date, following the 180th day after the date of the Closing, on which the VWAP of Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), (iii) the date, following the 270th day after the Closing, on which the VWAP of Common Stock equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), or (iv) the Company’s completion of a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

2017 RRA

On November 16, 2017, the Company and the Sponsor entered into the 2017 RRA, pursuant to which this registration statement is filed, to provide the Sponsor with registration rights with respect to certain outstanding shares of Common Stock, certain outstanding shares of Common Stock issued or issuable upon conversion of the Legacy’s Class F common stock (the “Founder Shares”), certain warrants issued by the Company in a private placement (the “Private Placement Warrants”) and the Common Stock issued or issuable upon exercise of the Private Placement Warrants, and any other equity security of the Company issued or issuable with respect to any such shares of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization. Coliseum Capital Partners, L.P., Blackwell Partners, LLC – Series A, Park West Investors Master Fund, Limited, Park West Partners International, Limited, and Alyeska Master Fund, L.P. (together with the Sponsor, the “Legacy Holders”), each a Selling Stockholder, are indirect beneficiaries of the Sponsor’s rights under the 2017 RRA as members of the Sponsor. At the Closing, the Founder Shares automatically converted into shares of Common Stock on a one-for-one basis and the Private Placement Warrants were converted into cash and shares of Common Stock.

Pursuant to the terms of the 2017 RRA, the Legacy Holders are entitled, after the Closing of the Business Combination, to request (i) up to three written demands for registration, (ii) “piggy-back” registration in connection with any proposal of the Company to file a registration statement under the Securities Act and (iii) Form S-3 registrations, all subject to certain minimum requirements and customary conditions. The 2017 RRA provides for certain instances in which the Company may defer registration: if (A) during the period starting with the date 60 days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date 120 days after the effective date of, an initiated registration by the Company and provided that the Company has delivered written notice to the Legacy Holders prior to receipt of a demand registration and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable registration statement to become effective; (B) the Legacy Holders have requested an Underwritten Registration (as defined in the 2017 RRA) and the Company and the Legacy Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such registration statement at such time.

The 2017 RRA includes lock-up periods which provide that (A) the Legacy Holders shall not transfer the Founder Shares (the “Founder Shares Lock-up”) except to those permitted transferees as set forth in that certain letter agreement, dated as of November 16, 2017, by and between the Company, the Sponsor and the members of the Sponsor party thereto (the “Letter Agreement”), prior to the earlier of (i) the first anniversary of the Closing, (ii) subsequent to the Closing, (x) if the last sale price of Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property; and (B) the Legacy Holders shall not transfer the Private Placement Warrants or any shares of Common Stock issued upon their exercise until 30 days after the Closing (the “Private Warrants Lock-up”). In connection with the Closing, the Company terminated the Letter Agreement, thereby nullifying the Founder Shares Lock-up. The Private Warrant Lock-up expired pursuant to its terms on December 20, 2020.

Business Combination Agreement Lock-Up

Under the Business Combination Agreement, each holder of Common Stock agreed that such holder would not transfer any Buyer Common Stock issued to such holder as part of the Closing share consideration that may have been issued to such holder prior to the earlier of (i) the first anniversary of the Closing, (ii) the date, following the 180th day after the Closing, on which the VWAP of Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), (iii) the date, following the 270th day after the Closing, on which the VWAP of Common Stock equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), or (iv) Buyer’s completion of a liquidation, merger, stock exchange or other similar transaction that results in all of Buyer’s stockholders having the right to exchange their shares of Buyer Common Stock for cash, securities or other property.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since January 1, 2019 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change of control, and other arrangements, which are described under the section entitled “Executive Compensation.”

Warrant Holder Support Agreements

Concurrently with the execution of the Business Combination Agreement, Legacy entered into Warrant Holder Support Agreements with the holders of 19,506,220 (or approximately 65.02%) of Legacy’s public warrants. Pursuant to the Warrant Holder Support Agreements, such holders agreed to vote in favor of the Warrant Amendments to the Warrant Agreement as contemplated by the Business Combination Agreement. The Warrant Amendments provided, among other things, that each outstanding public warrant and 2,912,230 outstanding warrants issued to the Sponsor in the private placement that closed simultaneously with Legacy’s initial public offering, pursuant to that certain Sponsor Warrants Purchase Agreement, dated as of October 24, 2017, between Legacy and Sponsor, but which were beneficially owned by certain institutional investors of our Sponsor (the “Sponsor-Investor Private Warrants”) were to no longer be exercisable to purchase one-half share of Legacy Class A Common Stock for $5.75 per half-share (subject to adjustment as provided in Section 4 of the Warrant Agreement) and instead were to be converted solely into the right to receive (i) if, at the Closing, the aggregate gross cash in the trust account, plus the aggregate gross proceeds received by Legacy pursuant to any private offering was at least equal to $60,000,000, $0.35 in cash and 0.065 of a share of Class A Common Stock of Legacy, (ii) if, at the Closing, the aggregate gross cash in the trust account, plus the aggregate gross proceeds received by Legacy pursuant to any private offering was less than $60,000,000, but at least equal to $44,000,000, $0.25 in cash and 0.075 of a share of Class A Common Stock of Legacy, or (iii) if, at the Closing, the aggregate gross cash in the trust account, plus the aggregate gross proceeds received by Legacy pursuant to any private offering was less than $44,000,000, $0.18 in cash and 0.082 of a share of Class A Common Stock of Legacy. Additionally, the Warrant Amendments provided that our Sponsor was to forfeit 14,587,770 private placement warrants held of record and beneficially owned by it, and that if the Sponsor became the beneficial owner of any of the Sponsor-Investor Private Warrants, those Sponsor-Investor Private Warrants were to be forfeited.

Under the Warrant Holder Support Agreements, the subject warrant holders further agreed to certain covenants and agreements related to the Warrant Amendments, including, without limitation, not to dispose of any of their public warrants subject to the Warrant Holder Support Agreements or any economic interests therein, subject to certain specified exceptions.

Because the aggregate gross cash in the trust account plus the aggregate gross proceeds received by Legacy pursuant to any private offering was $9,055,227, each outstanding public warrant and Sponsor-Investor Private Warrant was converted into $0.18 in cash and 0.082 of a share of Common Stock. Through conversion of the Sponsor-Investor Private Warrants held by Coliseum Capital Partners, L.P., Blackwell Partners, LLC – Series A, Park West Investors Master Fund, Limited, Park West Partners International, Limited, and Alyeska Master Fund, L.P., each a member of the Sponsor, the Company issued an aggregate of $220,275 and 100,347 shares of Common Stock.

Certain Relationships with Selling Stockholders

See the section titled “Selling Stockholders—Certain Relationships with Selling Stockholders” for information on the Company’s transactions with the Selling Stockholders.

Indemnification Agreements

PARTS iD, Inc. Indemnification Agreements

In connection with the Closing, the Company entered into indemnification agreements as of November 20, 2020 (the “PARTS iD Indemnification Agreements”), with each of its officers and directors. Each PARTS iD Indemnification Agreement provides for indemnification by the Company of certain expenses, judgments, liabilities, settlement amounts and costs and the advancement of certain expenses, each to the fullest extent not prohibited by applicable law, relating to claims, suits or proceedings arising from the director’s or officer’s service to the Company.

Onyx Indemnification Agreements

On October 22, 2018, Onyx and Kailas Agrawal, a provisional director and Chief Financial Officer of Onyx at the time, entered into a Director Indemnification Agreement (the “Agrawal Indemnification Agreement”), pursuant to which Onyx agreed to indemnification obligations in favor of Mr. Agrawal that were in excess of the existing indemnification obligations owed to Mr. Agrawal pursuant to the Bylaws and the Certificate of Incorporation. The Agrawal Indemnification Agreement provided for indemnification by Onyx of certain expenses, judgments, liabilities, settlement amounts and costs and the advancement of certain expenses, each to the fullest extent not prohibited by applicable law, relating to claims, suits or proceedings arising from Mr. Agrawal’s service to Onyx. The Agrawal Indemnification Agreement was superseded by Mr. Agrawal’s entry into an Indemnification Agreement at the Closing. See the section titled “—PARTS iD, Inc. Indemnification Agreements” above for more information on the Indemnification Agreement.

In 2015, each of Stanislav Royzenshteyn and Roman Gerashenko (the “Founder Stockholders”) entered into indemnification agreements (the “Founder Indemnification Agreements”) with Onyx, relating to the Founder Stockholders’ services as directors or officers.

Indemnification Claims

In connection with certain legal proceedings involving certain of our stockholders (the “Stockholder Litigation”), Onyx Enterprises Canada Inc. and its principals (the “Investor Stockholder and Principals”) have made claims directly against the Company alleging that the Company has an obligation to indemnify certain individuals affiliated with the Investor Stockholder and Principals pursuant to the PARTS iD Indemnification Agreements signed by the Company and such individuals. In addition, the Founder Stockholders tendered a demand for indemnification to the Company arising from certain claims asserted against them by the Investor Stockholder and Principals in the Stockholder Litigation. On December 16, 2020, the disinterested directors of the Board determined that the Founder Stockholders were not entitled to indemnification. Counsel for the Founder Stockholders was informed on December 18, 2020 of the Board’s decision. See the section titled “Business—Legal Proceedings” for more information on the Stockholder Litigation and the related indemnification claims.

DESCRIPTION OF COMMON STOCK

The following summary of the material terms of our Common Stock is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the Second Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) and the Amended and Restated Bylaws (our “Bylaws”), which are exhibits to the registration statement of which this prospectus is a part. We urge to you read each of our Certificate of Incorporation and our Bylaws in their entirety for a complete description of the rights and preferences of our Common Stock.

Authorized and Outstanding Stock

Our Certificate of Incorporation authorizes the issuance of 111,000,000 shares of capital stock, $0.0001 par value per share, consisting of (a) 110,000,000 shares of common stock, including 100,000,000 shares of Class A common stock (referred to as “Common Stock” in other sections of this prospectus) and 10,000,000 shares of Class F common stock, and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).

As of September 10, 2021, there were approximately 33,173,456 shares of Class A common stock outstanding, and excludes, as of such date:

●	4,904,596 additional shares of Common Stock reserved and available for future issuances under the 2020 EIP, of which 2,968,881 shares were subject to outstanding awards;

●	2,043,582 additional shares of Common Stock reserved and available for future issuances under the 2020 ESPP;

●	750,000 additional shares of Class A common stock reserved for issuance pursuant to indemnification escrow obligations under the Business Combination Agreement (any unused portion of which reserved shares will be issued to Onyx Enterprises Canada Inc., Roman Gerashenko and Stanislav Royzenshteyn, each a Selling Stockholder, according to their pro rata share of common stock of Onyx prior to the Closing, pursuant to the Business Combination Agreement);

●	1,502,129 additional shares of Class A common stock that will be issued to Legacy Acquisition Sponsor I LLC, a Selling Stockholder, should the price per share of Class A common stock exceed $15.00 for any thirty-day trading period during the 730 calendar days after the Closing.

As of September 10, 2021, there were no shares of Class F common stock outstanding, and no shares of Preferred Stock outstanding. The outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable. Certain outstanding shares of Class A common stock are covered by this registration statement.

Class A Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of Preferred Stock, the holders of Class A common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of Class A common stock and Class F common stock are entitled to one vote per share, voting together as a single class, on matters to be voted on by stockholders.

Dividends

Subject to the rights of holders of Preferred Stock, holders of Class A common stock will be entitled to receive such dividends, if any, as may be declared from time to time by the Board in its discretion out of funds legally available therefor. We have not paid any cash dividends on the Class A common stock to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness incurred.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the Class A common stock, together with holders of Class F common stock, will be entitled to receive an amount of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied, ratably in proportion to the number of shares of Class A common stock (on an as-converted basis with respect to the Class F common stock) held.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund, redemption provisions or conversion provisions applicable to Class A common stock.

Class A Common Stock as Potentially Limited by Issuance of Preferred Stock

The Certificate of Incorporation provides that shares of Preferred Stock may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of Preferred Stock. The Board is able to, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Class A common stock and could have anti-takeover effects. The ability of our Board to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management.

Certain Anti-Takeover Provisions of Delaware Law and our Certificate of Incorporation and Bylaws

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 15% of our assets. However, the above provisions of Section 203 do not apply if:

●	our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

●	on or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our authorized but unissued capital stock and Preferred Stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved capital stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive forum for certain lawsuits

Our Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing such suit will be deemed to have consented to service of process on such stockholder’s counsel. In addition, our Bylaws require that the federal district courts of the United States shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, unless and until our Bylaws are amended in this respect, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act. Any person or entity purchasing or otherwise acquiring any interest in our shares of common stock shall be deemed to have notice of and to have consented to these provisions of our Certificate of Incorporation and Bylaws. In addition, Section 22 of the Securities Act provides that federal and state courts have concurrent jurisdiction over lawsuits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. To the extent the exclusive forum provision restricts the courts in which claims arising under the Securities Act may be brought, there is uncertainty as to whether a court would enforce such a provision. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Special meetings of stockholders

Our Bylaws provide that special meetings of our stockholders may be called only by a majority vote of our Board, by our Chief Executive Officer or by our Chairman of the Board.

Advance notice requirements for stockholder proposals and director nominations

Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the Company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Securities Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

No action by written consent

Our Certificate of Incorporation provides that any action required or permitted to be taken by our stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

Classified Board of Directors

Our Certificate of Incorporation provides that our Board is divided into two classes, Class I and Class II, with members of each class serving staggered two-year terms and that the authorized number of directors may be changed only by resolution of the Board. As a result, in most circumstances, a person can gain control of our Board only by successfully engaging in a proxy contest at two or more annual meetings.

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors within the class of directors up for election.

Subject to the terms of any Preferred Stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on our Board, including a vacancy resulting from an enlargement of our Board, may be filled only by vote of a majority of our directors then in office.

Our Transfer Agent

The transfer agent for our Common Stock is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its role as transfer agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of Common Stock then outstanding; or

●	the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Following the Closing, we were no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of applicable restricted securities.

Lock-Up Restrictions

See the section titled “Selling Stockholders—Certain Relationships with Selling Stockholders” for information on lock-up restrictions to which certain Selling Stockholders are subject.

PLAN OF DISTRIBUTION

We are registering the resale by the Selling Stockholders or their permitted transferees from time to time of up to 2,454,137 shares of Common Stock.

We are required to pay all fees and expenses incident to the registration of the shares of our Common Stock to be offered and sold pursuant to this prospectus.

We will not receive any of the proceeds from the sale of the Common Stock by the Selling Stockholders. The aggregate proceeds to the Selling Stockholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Stockholders. The shares of Common Stock beneficially owned by the Selling Stockholders covered by this prospectus may be offered and sold from time to time by the Selling Stockholders. The term “Selling Stockholders” includes donees, pledgees, transferees or other successors in interest selling Common Stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions.

The Selling Stockholders may sell their shares by one or more of, or a combination of, the following methods:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	through trading plans entered into by a Selling Stockholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	to or through underwriters or broker-dealers;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	in privately negotiated transactions;

●	in options transactions;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell shares of Common Stock short and deliver the shares covered by this prospectus to close out such short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders may pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the shares of Common Stock in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

A Selling Stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Stockholder or borrowed from any Selling Stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Stockholder may otherwise loan or pledge securities to a broker/dealer or other financial institution or other third party that in turn may sell the securities short using this prospectus. Such broker/dealer or other financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Stockholders may arrange for other broker-dealers or agents to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated immediately prior to the sale (which commission, discounts and/or concessions may be in excess of costs in the types of transactions involved).

In offering the shares covered by this prospectus, the Selling Stockholders, including Loop Capital Markets LLC, which is a broker-dealer, Interest Solutions, LLC, which is an affiliate of a broker-dealer, and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents.

Certain Selling Stockholders who are entities rather than natural persons may distribute shares to their partners, members, shareholders or other owners, or to their vendors, in normal course, who may in turn sell the shares in the manner listed above.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages, liabilities, and expenses, including liabilities under the Securities Act, or the Selling Stockholders may be entitled to contribution. The Selling Stockholders have agreed to indemnify us against certain losses, claims, damages, liabilities, and expenses, including liabilities under the Securities Act, that may arise from information furnished to us in writing by the Selling Stockholders specifically for use in this registration statement, prospectus, or any amendment thereof or supplement thereto, or we may be entitled to contribution. We and the Selling Stockholders may indemnify any securities dealer that participates in transactions involving the sale of the shares to the same extent that we and the Selling Stockholders have indemnified each other.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of our Common Stock purchased in this offering by a non-U.S. holder (as defined below). This summary does not address all aspects of U.S. federal income tax consequences relating thereto. This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, nor under U.S. federal gift and estate tax laws, except to the limited extent provided below. In general, a “non-U.S. holder” means a beneficial owner of our Common Stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

●	an individual citizen or resident of the United States;

●	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in tax consequences different from those summarized below. The remainder of this summary assumes that a non-U.S. holder holds shares of our Common Stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).This summary does not address all aspects of United States federal income tax consequences that may be relevant to non-U.S. holders in light of their particular circumstances, nor does it address any estate or gift tax consequences, except to the limited extent provided below, or any aspects of U.S. state, local or non-U.S. taxes. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, foreign pension fund, financial institution, insurance company, tax-exempt organization, trader, broker or dealer in securities, commodities or currencies, “controlled foreign corporation,” “passive foreign investment company,” partnership or other pass-through entity for U.S. federal income tax purposes (or an investor in such a pass-through entity), person who acquired shares of our Common Stock as compensation or otherwise in connection with the performance of services, person that owns, or is deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), person using the accrual method of tax accounting subject to special tax rules under Section 451(b) of the Code, or person who has acquired shares of our Common Stock as part of a straddle, hedge, conversion transaction or other integrated investment). We cannot assure you that a change in law will not alter significantly the tax consequences that we describe in this summary.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds our Common Stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Common Stock, you should consult your tax advisors.

If you are considering the purchase of our Common Stock, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the purchase, ownership and disposition of our Common Stock, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.

Dividends

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our Common Stock, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s Common Stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our Common Stock, the excess will be treated as gain from the disposition of our Common Stock (the tax treatment of which is discussed below under “—Gain on Disposition of Common Stock”). Any such distribution will also be subject to the discussion below under the heading “Additional Withholding Requirements.”

Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed Internal Revenue Service (“IRS”) Form W-BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Common Stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale or other disposition of our Common Stock generally will not be subject to U.S. federal income tax unless:

●	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

●	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

●	we are or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter) a “United States real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes. Even if we are or become a United States real property holding corporation, provided that our Common Stock is regularly traded on an established securities market, within the meaning of applicable Treasury regulations, our Common Stock will be treated as a U.S. real property interest only with respect to a non-U.S. holder that holds more than 5% of our outstanding Common Stock, directly or indirectly, actually or constructively, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our Common Stock. In such case, such non-U.S. holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code). No assurance can be provided that our Common Stock will be considered to be regularly traded on an established securities market for purposes of the rules described above.

Federal Estate Tax

The estates of nonresident alien individuals generally are subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our Common Stock will be U.S.-situs property and therefore will be included in the taxable estate of a nonresident alien decedent, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise. Investors are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of the ownership or disposition of our Common Stock.

Information Reporting and Backup Withholding

Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our Common Stock made within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any dividends paid on our Common Stock paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our Common Stock.

LEGAL MATTERS

The validity of the shares of Common Stock offered by this prospectus will be passed upon for us by Faegre Drinker Biddle & Reath LLP.

EXPERTS

The consolidated financial statements of PARTS iD, Inc. as of and for the year ended December 31, 2020, included in this prospectus and registration statement have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of PARTS iD, Inc. (f/k/a Onyx Enterprises Int’l, Corp.) as of and for the year ended December 31, 2019, included in this prospectus and registration statement have been audited by UHY LLP, an independent registered public accounting firm, as stated in their report thereon and included in this prospectus and registration statement, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On December 22, 2020, following a review undertaken by the Audit Committee of the Board (the “Audit Committee”), the Audit Committee approved the engagement of WithumSmith+Brown, PC (“Withum”) to serve as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2020. Since 2017, Withum had served as the independent registered public accounting firm of Legacy.

Withum had also served as Onyx’s independent registered public accounting firm since 2016, but was not engaged to audit Onyx’s financial statements in connection with the Business Combination. In connection with the Business Combination, UHY LLP (“UHY”) served as Onyx’s independent registered public accounting firm, and it audited the balance sheets of Onyx as of December 31, 2019 and 2018, and the related statements of operations, changes in shareholders’ deficit, and cash flows for the years ended December 31, 2019, 2018, and 2017, and the related notes (collectively, the “Financial Statements”). The Company informed UHY that it would be replaced by Withum as the Company’s independent registered public accounting firm, effective on December 22, 2020.

The audit report of UHY on the Financial Statements did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During fiscal 2018 and 2019, and through December 22, 2020, there were (i) no “disagreements” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K with UHY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of UHY would have caused UHY to make reference to the subject matter of the disagreement(s) in connection with its report on the Financial Statements, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

As noted above, Withum had served as Legacy’s independent registered public accounting firm since 2017. Withum also had served as Onyx’s independent registered public accounting firm beginning in 2016, but it did not provide any auditing services to Onyx in connection with the Business Combination. During fiscal 2018 and 2019, and through December 22, 2020, Withum did not provide any services or consultations to the Company or Onyx, except pursuant to that for which it was engaged.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act, with respect to the Common Stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

We also maintain an Internet website at www.partsidinc.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special shareholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell our Common Stock pursuant to this registration statement until the registration statement is filed with the SEC and is declared effective. This prospectus is not an offer to sell this Common Stock and it is not soliciting an offer to buy this Common Stock in any state where the offer or sale is not permitted.

PARTS iD, INC.

Index to Consolidated Financial Statements

Audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019

Unaudited condensed consolidated financial statements as of and for the three months and six months ended June 30, 2021 and 2020.

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of PARTS iD, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of PARTS iD, Inc. (the “Company”) as of December 31, 2020, the related consolidated statements of operations, changes in shareholders’ deficit, and cash flows, for the year ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the year ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

Princeton NJ

March 9, 2021

Report of Independent Registered Public Accounting Firm

To the Board of Directors and

Shareholders of PARTS iD, Inc. (f/k/a Onyx Enterprises Int’l, Corp.)

Opinion on the Financial Statements

We have audited the accompanying balance sheet of PARTS iD, Inc. (f/k/a Onyx Enterprises Int’l, Corp) (the “Company”) as of December 31, 2019, and the related statements of operations, changes in shareholders’ deficit, and cash flows for the year ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the generally accepted auditing standards established by the Auditing Standards Boards (United States) and in accordance with the auditing standards of PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ UHY LLP

UHY LLP

We have served as the Company’s auditors since 2020.

New York, New York

September 23, 2020, except for Note 1 as to which date is October 30, 2020

PARTS iD, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2020	December 31, 2019
ASSETS
Current assets
Cash	$22,202,706	$13,618,835
Accounts receivable	2,236,127	1,168,260
Inventory	4,856,265	3,399,376
Prepaid expenses and other current assets	5,811,332	2,703,882
Total current assets	35,106,430	20,890,353

Property and equipment, net	11,470,360	11,020,781
Intangible assets	237,752	222,483
Deferred tax assets	1,099,800	263,300
Other assets	267,707	267,707
Total assets	$48,182,049	$32,664,624

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$35,631,913	$25,213,657
Customer deposits	16,185,648	8,599,914
Accrued expenses	5,468,570	4,950,406
Other current liabilities	3,592,782	2,867,219
Notes payable, current portion	19,706	24,627
Total current liabilities	60,898,619	41,655,823

Notes payable, net of current portion	-	15,971

Total liabilities	60,898,619	41,671,794

COMMITMENTS AND CONTINGENCIES (Note 6)

SHAREHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value per share; 1,000,000 shares authorized and 0 issued and outstanding	-	-
Common stock, $0.0001 par value per share; 10,000,000 Class F shares authorized and 0 issued and outstanding	-	-
100,000,000 Class A shares authorized and 32,873,457 and 24,950,958 issued and outstanding, as of December 31, 2020 and 2019, respectively	3,287	2,495
Additional paid in capital	-	4,998,505
Accumulated deficit	(12,719,857)	(14,008,170)
Total shareholders’ deficit	(12,716,570)	(9,007,170)

Total Liabilities and Shareholder’s deficit	$48,182,049	$32,664,624

The accompanying notes are an integral part of these consolidated financial statements.

PARTS iD, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2020	2019
Net revenue	$400,832,371	$287,820,277
Cost of goods sold	315,027,012	226,603,934

Gross profit	85,805,359	61,216,343

Operating expenses:
Advertising	33,359,299	20,986,879
Selling, general and administrative	44,266,151	35,147,259
Depreciation	6,859,237	5,847,413
Total operating expenses	84,484,687	61,981,551
Income (loss) from operations	1,320,672	(765,208)

Interest expense	8,395	34,534
Income (loss) before income taxes	1,312,277	(799,742)
Income taxes (benefits)	(801,552)	(143,902)
Net income (loss)	$2,113,829	$(655,840)

Net income (loss)	$2,113,829	$(655,840)
Less: Preferred stocks dividends (including $15 million deemed dividends on redemption in 2020)	15,442,697	500,000
Loss available to common shareholders	$(13,328,868)	$(1,155,840)
Loss per common share
Basic and diluted loss per share	$(0.52)	$(0.05)
Weighted average number of shares (basic and diluted)	25,860,097	24,950,958

The accompanying notes are an integral part of these consolidated financial statements.

PARTS iD, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

	Class A Common Stock		Class F Common Stock		Preferred Stock		Additional Paid In	Accumulated Deficit	Total Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Amount	Deficit
Balance at January 1, 2019	24,950,958	$2,495	-	-	-	-	$4,998,505	$(12,852,330)	$(7,851,330)

Preferred stock dividend	-	-	-	-	-	-	-	(500,000)	(500,000)

Net Income	-	-	-	-	-	-	-	(655,840)	(655,840)

Balance at December 31, 2019	24,950,958	2,495	-	-	-	-	4,998,505	(14,008,170)	(9,007,170)

Preferred stock dividend	-	-	-	-	-	-	-	(442,697)	(442,697)

Acquisition of Legacy Acquisition Corp.	5,362,152	536	-	-	-	-	238,951	-	239,487

Redemption of warrant in connection with acquisition of Legacy Acquisition Corp.	2,560,347	256	-	-	-	-	(5,237,456)	(382,819)	(5,620,019)

Net income	-	-	-	-	-	-		2,113,829	2,113,829

Balance at December 31, 2020	32,873,457	$3,287	-	$-	-	$-	$-	$(12,719,857)	$(12,716,570)

The accompanying notes are an integral part of these consolidated financial statements.

PARTS iD, INC.

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2020	2019
Cash Flows from Operating Activities:
Net income (loss)	$2,113,829	$(655,840)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	6,859,237	5,847,413
Deferred income tax	(836,500)	(143,044)
Gain sale of fixed assets	(3,228)	(500)
Changes in operating assets and liabilities:
Accounts receivable	(1,067,867)	(56,549)
Inventory	(1,456,889)	(631,233)
Prepaid expenses and other current assets	(2,777,595)	(115,471)
Accounts payable	10,418,256	79,901
Customer deposits	7,585,734	(756,598)
Accrued expenses	458,002	451,924
Other current liabilities	695,613	248,994
Net cash provided by operating activities	21,988,592	4,268,997

Cash Flows on Investing Activities:
Proceeds from sale of fixed assets	36,000	500
Purchase of property and equipment	(58,544)	(85,345)
Purchase of intangible assets	(15,269)	(5,570)
Website and software development costs	(7,283,044)	(7,108,461)
Net cash used in investing activities	(7,320,857)	(7,198,876)

Cash Flows from Financing Activities:
Principal paid on notes payable	(20,892)	(20,386)
Payments of preferred stock dividends	(442,697)	(500,000)
Cash payments for cancellation of Legacy warrants	(5,620,275)	-
Net cash used in financing activities	(6,083,864)	(520,386)

Net change in Cash	8,583,871	(3,450,265)
Cash, beginning of year	13,618,835	17,069,100
Cash, end of year	$22,202,706	$13,618,835

Supplemental disclosure of cash flows information:
Cash paid for interest	$7,684	$6,130
Cash paid for income taxes	$-	$3,200

The accompanying notes are an integral part of the consolidated financial statements.

PARTS iD, INC.

Notes to Consolidated Financial Statements

Note 1 – Organization and Description of Business

Description of Business

PARTS iD, Inc., a Delaware corporation (the “Company,” “PARTS iD,” “we” or “us”), is a technology-driven, digital commerce company focused on creating custom infrastructure and unique user experiences within niche markets. PARTS iD has a product portfolio comprising more than 17 million SKUs, an end-to-end digital commerce platform for both digital commerce and fulfillment, and a virtual shipping network comprising over 2,500 locations, nearly 5,000 active brands, and machine-learning algorithms for complex fitment industries such as vehicle parts and accessories. Management believes that the Company is a market leader and proven brand-builder, fueled by its commitment to delivering an engaging shopping experience; comprehensive, accurate and varied product offerings; and continued digital commerce innovation.

Merger between Legacy Acquisition Corp. and Onyx Enterprises Int’l, Corp.

On November 20, 2020, Legacy Acquisition Corp., a special purpose acquisition company and publicly traded “shell company” (as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended) (“Legacy”), and Onyx Enterprises Int’l, Corp., a New Jersey corporation (“Onyx”), consummated a business combination (the “Business Combination”) pursuant to that Business Combination Agreement, dated as of September 18, 2020 (the “Business Combination Agreement”), by and among Legacy, Excel Merger Sub I, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Legacy and directly owned subsidiary of Merger Sub 2 as defined below (“Merger Sub 1”), Excel Merger Sub II, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Legacy (“Merger Sub 2”), Onyx, and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the stockholder representative, pursuant to which: (a) Merger Sub 1 merged with and into Onyx, with Onyx surviving as a direct wholly-owned subsidiary of Merger Sub 2, (b) Onyx merged with and into Merger Sub 2, with Merger Sub 2 surviving as direct wholly-owned subsidiary of Legacy, and (c) Legacy changed its name from Legacy Acquisition Corp. to PARTS iD, Inc. and Merger Sub 2 changed its name to PARTS iD, LLC.

At the effective time of the Business Combination, Legacy issued 24,950,958 shares of Class A common stock to Onyx shareholders and all outstanding shares of Legacy Class F common stock and warrants for Legacy Class A common stock were settled through a combination of cash, redemptions, cancellation and conversions into Class A common stock of the Company. In addition, all outstanding Onyx preferred shares were redeemed and settled through a combination of cash and issuance of Class A common stock of the Company.

The Business Combination was treated as a recapitalization and reverse acquisition for financial reporting purposes. Onyx is considered the acquirer for accounting purposes, and Legacy’s historical financial statements before the Business Combination have been replaced with the historical financial statements of Onyx in this and future filings with the SEC. Accordingly, the operations of the Company are primarily comprised of the historical operations of Onyx and the financial position and result of operations of Legacy have been incorporated into the Company’s consolidated financial statements beginning on November 20, 2020, the effective date of the Business Combination. Similarly, the outstanding number of common shares of Onyx, its par value and additional paid in capital (APIC) as of December 31, 2019 were adjusted to reflect the exchange of shares and its par value of the legal acquirer, Legacy.

COVID-19 Global Pandemic

The global spread of COVID-19 and related measures to contain its spread (such as government-mandated business closures and shelter in-place guidelines) have created significant volatility, uncertainty and economic disruption. Although the COVID-19 pandemic and related measures to contain its spread have not adversely affected the Company’s results of operations to date, they have adversely affected certain components of the Company’s business, including by increasing cancellations and shipping times. The extent to which the COVID-19 pandemic impacts the Company’s business, results of operations, financial condition and liquidity in the future will depend on numerous evolving factors that it cannot predict, including the duration and scope of the pandemic; any resurgence of the pandemic; governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic; the impact of the pandemic on national and global economic activity, unemployment levels and financial markets; the potential for shipping difficulties, including slowed deliveries to customers; and the ability of consumers to pay for products. The COVID-19 pandemic has generally resulted in a decrease in consumer spending, which could have an adverse impact on the Company through reduced consumer demand for its products and availability of inventory. Additionally, the COVID-19 pandemic has resulted in the Company’s employees working remotely for an indefinite period of time, which could negatively impact the Company’s business and harm productivity and collaboration.

If there is a prolonged impact of COVID-19, it could adversely affect the Company’s business, results of operations, financial condition and liquidity, perhaps materially. The future impact of COVID-19 and related containment measures cannot be predicted with certainty and may increase the Company’s borrowing costs and other costs of capital and otherwise adversely affect its business, results of operations, financial condition and liquidity, and the Company cannot assure that it will have access to external financing at times and on terms it considers acceptable, or at all, or that it will not experience other liquidity issues going forward.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The consolidated financial statements are presented in U.S. dollars and have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and as amended by Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

The consolidated financial statements include the accounts of PARTS iD, Inc. and its wholly-owned subsidiary PARTS iD LLC. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Critical accounting estimates are estimates for which (a) the nature of the estimate is material due to the level of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change and (b) the impact of the estimate on financial condition or operating performance is material. The Company’s critical accounting estimates and assumptions affecting the financial statements include revenue recognition, return allowances, allowance for doubtful accounts, depreciation, inventory valuation, valuation of deferred income tax assets and the capitalization and recoverability of software development costs.

Cash

The Company considers all immediately available cash and any investments with original maturities of three months or less, when acquired, to be cash equivalents.

Concentration of Credit Risk

Financial instruments that expose the Company to a concentration of credit risk principally include cash and accounts receivable balances. The Company maintains all of its cash in high credit quality financial institutions located in the United States. Amounts on deposit may at times exceed the Federal Deposit Insurance Corporation (FDIC) insurance limit. The Company has not experienced any losses in such accounts. Accordingly, management believes that its credit risk relating to cash is minimal. The Company manages accounts receivable credit risk through its policy of limiting extensions of credit to customers. Substantially all customer orders are paid by credit card at the point of sale.

Accounts Receivable

Accounts receivable balances include amounts due from customers. The Company periodically reviews its accounts receivable balances to determine whether an allowance for doubtful accounts is necessary based on an analysis of past due accounts, historical occurrences of credit losses, existing economic conditions, and other circumstances that may indicate that the realization of an account is in doubt. As of December 31, 2020 and December 31, 2019, the Company determined that an allowance for doubtful accounts was not necessary.

Inventory

Inventories consist of purchased goods that are immediately available-for-sale and are stated at the lower of cost or net realizable value, determined using the first-in first-out method. Risk of loss and the transfer of title from the supplier to the Company occurs at the shipping point.

Merchandise-in-transit directly from suppliers to customers is recorded in inventory until the product is delivered to the customer. As of December 31, 2020 and 2019, merchandise-in-transit amounted to $4,208,514 and $2,662,933, respectively.

Other Current Assets

Other current assets include advances to vendors and claims receivables from the vendors amounting to $3,708,759 and $1,620,043, as of December 31, 2020 and 2019, respectively.

Website and Software Development

The Company capitalizes certain costs associated with website and software developed for internal use in accordance with Accounting Standards Codification (“ASC”) 350-50, Intangibles – Goodwill and Other – Website Development Costs and ASC 350-40, Intangibles – Goodwill and Other – Internal Use Software when both the preliminary project design and the testing stage are completed and management has authorized further funding for the project, which it deems probable of completion and to be used for the function intended. Capitalized costs include amounts directly related to website and software development such as contractors’ fees, payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use software project. Capitalization of such costs ceases when the project is substantially complete and ready for its intended use. Capitalized costs are amortized over a three-year period commencing on the date that the specific module or platform is placed in service. Costs incurred during the preliminary stages of development and ongoing maintenance costs are expensed as incurred.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is calculated on a straight-line basis over the estimated useful lives of the assets as follows:

Asset Class	Estimated useful lives
Video and studio equipment	5 years
Website and internally developed software	3 years
Computer and electronics	5 years
Vehicles	5 years
Furniture and fixtures	5 years
Leasehold improvements	Lesser of useful life or lease term

Intangible Assets

Intangible assets consist of indefinite-lived domain names and are stated at cost less impairment losses, if any. The Company reviews its intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the intangible asset may not be recoverable. When such events occur, the Company compares the carrying amount of the asset to the undiscounted expected future cash flows related to the asset. If the comparison indicates that an impairment exists, the amount of the impairment is calculated as the difference between the excess of the carrying amount over the fair value of the asset. The Company has determined that there were no triggering events in the years ended December 31, 2020 and 2019, and no impairment charges were necessary.

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). This standard replaced all previous accounting guidance on this topic, eliminated all industry-specific guidance and provided a unified model to determine how revenue is recognized. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In doing so, companies need to use more judgment and make more estimates than under prior guidance. Judgments include identifying performance obligations in the contract, estimating the amount of consideration to include in the transaction price, and allocating the transaction price to each performance obligation.

Effective January 1, 2019 the Company elected to adopt ASU 2014-09 using the modified retrospective method which applied to all new contracts initiated on or after January 1, 2019 and all open contracts which had remaining obligations as of that date. Prior period amounts were not adjusted and continue to be reported in accordance with the Company’s historical accounting practices under Topic 605. The adoption of ASU 2014-09 did not have a material impact on the Company’s balance sheets and financial results for the year ended December 31, 2019 and there was no cumulative effect to accumulated deficit on the date of adoption.

In determining the appropriate amount of revenue to be recognized as it fulfills its obligations under its agreements, the Company performs the following steps (i) identifies contracts with customers; (ii) identifies performance obligation(s); (iii) determines the transaction price; (iv) allocates the transaction price to the performance obligation(s); and (v) recognizes revenue when (or as) the Company satisfies each performance obligation.

The Company recognizes revenue on product sales through its website as the principal in the transaction as the Company has concluded it controls the product before it is transferred to the customer. The Company controls products when it is the entity responsible for fulfilling the promise to the customer and takes responsibility for the acceptability of the goods, assumes inventory risk from shipment through the delivery date, has discretion in establishing prices, and selects the suppliers of products sold.

Sales discounts earned by customers at the time of purchase and taxes collected from customers, which are remitted to governmental authorities, are deducted from gross revenue in determining net revenue. Allowances for sales returns are estimated and recorded based on historical experience and reduce product revenue, inclusive of shipping fees, by expected product returns. Net allowances for sales returns at December 31, 2020 and 2019, were $1,062,077 and $495,697, respectively.

The Company also earns advertising revenues through sales of media space on its e-commerce site. Advertising revenue is recognized during the period in which the advertisements are displayed on the Company’s e-commerce site. Advertising revenue amounted to $392,262 and $305,863 for the years ended December 31, 2020 and 2019, respectively.

The Company has two types of contractual liabilities: (i) amount received from customers prior to the delivery of products are recorded as customer deposits in the accompanying balance sheets and are recognized as revenue when the products are delivered, amounting to $16,185,648 and $8,599,914 at December 31, 2020 and 2019, respectively and (ii) site credits (which are initially recorded in accrued expenses and are recognized as revenue in the period they are redeemed) amounting to $2,422,051 and $1,933,895 at December 31, 2020 and 2019, respectively.

Cost of Goods Sold

Cost of goods sold consists of the cost of product sold to customers, plus shipping and handling costs and shipping supplies, net of vendor rebates.

Income Taxes

The Company is a C-corporation for U.S. federal income tax purposes. Accordingly, the Company accounts for income taxes in accordance with the provisions of ASC 740 Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates for years in which those temporary differences are expected to be recovered or settled. The measurement of deferred tax assets is reduced by the amount of any tax benefit that, based on available evidence, is not expected to be realized, and a corresponding allowance is established. The current income tax provision reflects the tax consequences of revenues and expenses currently taxable or deductible on the Company’s various income tax returns for the reporting year.

ASC 740 also provides guidance on the accounting for uncertain tax positions recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, management concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company files U.S. federal and State of New Jersey tax returns and had no unrecognized tax benefits at December 31, 2020 and 2019.

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest as of or during the years ended December 31, 2020 and 2019. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its filing positions.

Earnings (Loss) Per share

The Company used the two-class method to compute earnings per common share because the Company had issued preferred securities that entitled the holder to participate in dividends and earnings of the Company. Under this method, net income (loss) is reduced by any dividends earned during the period. The remaining earnings (undistributed earnings) are allocated to Class A common stock and each series of preferred stock to the extent that each preferred security may share in earnings as if all of the earnings for the period had been distributed. The total earnings allocated to common stock is then divided by the number of outstanding shares to which the earnings are allocated to determine the earnings per share. The two-class method is not applicable during periods with a net loss, as the holders of the preferred stock have no obligation to fund losses.

Diluted net income per common share is computed under the two-class method by using the weighted-average number of shares of common stock outstanding, plus the potential dilutive effects of outstanding securities. There were no outstanding securities such as stock options, warrants, and convertible debt during the years ended December 31, 2020 and 2019. In addition, the Company analyzes the potential dilutive effect of the preferred stock under the “if-converted” method when calculating diluted earnings per share, in which it is assumed that the outstanding preferred stock converts into common stock at the beginning of the period or when issued if later. The Company reports the more dilutive of the approaches (two class or “if-converted”) as their diluted net income (loss) per share during the period.

The following table sets forth the computation of basic and diluted income (loss) per share for the periods indicated below:

	For the year ended December 31,
	2020	2019
Net income (loss)	$2,113,829	$(655,840)
Less: Preferred stocks dividends	442,697	500,000
Less: Deemed Preferred dividends	15,000,000	-
Loss available to common shareholders	(13,328,868)	(1,155,840)

Weighted average number of shares (basic and diluted)	25,860,097	24,950,958
Basic and diluted earnings per share	$(0.52)	$(0.05)

New Accounting Standards

In February 2016, the FASB issued ASU 2018-15, Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40) (“ASU 2018-15”). The objective of this update is to align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The new standard was effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2019. The Company has adopted the standard effective with its fiscal year beginning January 1, 2020. The adoption had no significant impact on the consolidated financial statements and related disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) which requires the recognition of a “right of use” asset and a corresponding lease liability, initially measured at the present value of the lease payments, on the balance sheet for all of the Company’s lease obligations. This ASU is effective for fiscal years beginning after December 15, 2021. The Company is currently evaluating the effect that this pronouncement will have on its financial statements and related disclosures.

Note 3 – Property and Equipment

Property and equipment consisted of the following as of:

	December 31,
	2020	2019
Website and software development	$33,894,207	$26,611,163
Furniture and fixtures	843,575	843,576
Computers and electronics	696,684	677,943
Vehicles	430,162	467,463
Leasehold improvements	219,757	219,757
Video and equipment	176,903	176,903
Total - Gross	36,261,288	28,996,805
Less: accumulated depreciation	(24,790,928)	(17,976,024)
Total - Net	$11,470,360	$11,020,781

Property and equipment included the following amounts for assets recorded under capital leases.

	December 31,
	2020	2019
Gross value at cost	$303,230	$343,433
Less: accumulated depreciation	(269,382)	(278,087)
Net	$33,848	$65,346

Depreciation of property and equipment for the years ended December 31, 2020 and 2019 amounted to $6,859,237 and $5,847,413, respectively.

Note 4 – Borrowings

Automobile and Equipment Leases

As of December 31, 2020 and 2019, the Company’s borrowings consisted of automobile and equipment leases. Interest rates ranged from 4% to 12%. The principal and interest payments extend through November 30, 2021.

Future minimum lease payments under non-cancelable capital leases as of December 31, 2020 were as follows:

Year ending December 31, 2021	$20,943
Less: Interest expenses	1,237
Total	$19,706

Note 5 – Shareholders’ Deficit

Preferred Stock

In connection with the merger (Note 1), Legacy purchased all outstanding 1,000,000 shares of preferred stock of Onyx for payments of $9.0 million in cash and $11.0 million of the Company’s common stock, assumed by Legacy Acquisition Sponsor I LLC, a Delaware limited liability company (the “Sponsor”), through the transfer of 1,100,000 of the Sponsor’s shares of Legacy Class A common stock at $10.00 per share.

This redemption of preferred stock was accounted for as an extinguishment and the Company recognized a deemed dividend of $15.0 million. Deemed dividend is calculated as the excess fair value of the $9.0 million cash and $11.0 million of the Company’s common stock over the $5.0 million carrying value of the preferred stock at the time of redemption. The deemed dividend is recognized as a component of net loss attributable to Class A common stockholders for purposes of computing basic and diluted earnings per share. Because the Company has an accumulated deficit, the deemed dividend and the redemption of preferred stock is recorded within additional paid in capital.

As of December 31, 2020, the Company had authorized for issuance a total of 1,000,000 shares of preferred stock, par value of $0.0001 per share (“Preferred Stock”). As of December 31, 2020, no shares of Preferred Stock were issued or outstanding. The Certificate of Incorporation of the Company authorizes the Board to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special, and other rights at the time of issuance of any Preferred Stock.

As of December 31, 2019, there were 1,000,000 shares of Series A preferred stock outstanding. The preferred stock was non-voting and entitled to a 10% cumulative dividend and held certain liquidation preferences that were senior to the common stockholders. As of December 31, 2019, the Company recorded a liability for unpaid accrued dividends of $41,667.

Common Stock

As of December 31, 2020, the Company had 32,873,457 shares of Class A common stock outstanding and had reserved 7,998,178 shares of Class A common stock for issuance as follows:

a)	Adjustment reserve: Upon finalizing the Merger consideration, subject to the adjustments, if any, the Company will issue up to 300,000 Common shares to former Onyx shareholders.

b)	Indemnification reserve: Upon the expiration of the indemnification period of three years as described in the Business Combination Agreement, subject the payments of indemnity claims, if any, the Company will issue up to 750,000 Common shares to former Onyx shareholders.

c)	Equity Plans reserve: 4,904,596 shares reserved for future issuance under the Company’s 2020 Equity Incentive Plan and 2,043,582 shares reserved for future issuance under the Company’s 2020 Employee Stock Purchase Plan.

Further, pursuant to the Business Combination Agreement, the Sponsor has a right to 1,502,129 shares of Class A common stock should its price exceed $15.00 per share for any thirty-day trading period during the 730 calendar days after the effective date of the Business Combination.

Voting, Dividends, and Other Distributions

Subject to the rights of Preferred stock, if any, the holders of Class A and Class F Common stock are entitled to a) one vote for each share on all matters that require stockholder approval, b) receive dividends and distributions as and when declared by the Board out of any assets or funds legally available therefor, equally on a per share basis, and c) share the distribution of all remaining or surplus assets, if any, in the event of liquidation, dissolution or winding up of the Company, ratably in proportion to the number of shares of Common stock held by them.

Rights and Options

The Company has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Company any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof. The common stockholders do not carry any preemptive rights enabling them to subscribe for, or receive shares of, common stock or any other securities convertible into shares of common stock.

As of December 31, 2019, the Company had issued 24,950,958 shares of common stock having equal voting rights (one share, one vote) and were entitled to dividends if and when declared by the Board of Directors, subject to the rights and provisions of Series A Preferred Stock outstanding at that time.

Note 6 – Commitments and Contingencies

Operating Leases

The Company has several non-cancelable operating leases for facilities and vehicles that expire over the next four years. Rental expense for operating leases was $1,220,408 and $1,261,399 for the years ended December 31, 2020 and 2019, respectively.

Future minimum lease payments under non-cancelable operating leases as of December 31, 2020 are as follows:

Year Ending December 31,
2021	$1,118,331
2022	932,774
2023	550,013
2024	46,181
$2,647,299

Legal Matters

Closed matter:

California Air Resources Board (CARB) v. Onyx Enterprises Int’l Corp.

On September 18, 2018, the California Air Resources Board (“CARB”), first notified the Company of its allegations that between September 2015 and 2018, the Company offered for sale and/or sold products developed by third parties that were not exempted by CARB pursuant to 13 C.C.R. §§ 22220. On August 3, 2020, the Company entered into a Settlement Agreement and Release with CARB pursuant to which it did not admit fault, but agreed to pay a fine in the aggregate amount of $281,000, of which $140,500 is payable to fund a Supplemental Environmental Project entitled Installation of School Air Filtration Systems – El Centro (Imperial County). During the year ended December 31, 2020, the entire amount of $281,000 was paid to the respective authorities. The Company has also implemented a series of supplemental CARB compliance procedures with the goal of avoiding a recurrence of the situation that led to the alleged violation.

Open Matters:

Environmental Protection Agency (“EPA”) v. Onyx Enterprises Int’l, Corp. d/b/a CARiD

On October 22, 2018, the U.S. Environmental Protection Agency (the “EPA”), submitted a formal information request asserting that the Company sold improper and illegal defeat devices in violation of the Clean Air Act (the “CAA”). The Company responded on December 2018. On July 16, 2020, the EPA presented the Company with a proposed notice of violation directed to a subset of sales performance parts that the EPA alleges were sold by the Company in violation of the CAA. The EPA did not propose an aggregate fine but identified 267 transactions as being in violation of the CAA. The products in question were sold by the Company in 2018 and have since been removed from its platform. On November 22, 2020, the Company provided a response to the EPA with analysis directed at the reasons the 267 transactions did not violate the CAA. Management believes that the EPA will propose a fine to the Company and the parties will negotiate a final disposition of this matter that will not have a material adverse effect on the Company’s balance sheets or results of operations.

Seoul Semiconductor Co, LTD et. al. v. Onyx Enterprises Int’l Corp

On May 15, 2020, the Company was sued for patent infringement by Seoul Semiconductor Company (“Seoul Semiconductors”), a designer of LED component packages and the manufacturing processes necessary to produce LED packages. The Civil Action is captioned as Seoul Semiconductor Co., LTD. and Seoul Viosys Co., LTD v. Onyx Enterprises Int’l Corp, Civil Action Number 2:20-cv-05955 and is currently pending in the United States District Court for the District of New Jersey. The Company did not have knowledge of these patents, nor does it manufacturer LEDs. Rather, the Company sources lighting products for sale on its platforms through third party manufacturers. Seoul Semiconductors is seeking a royalty for past sales and an agreement to source future LED components from one of its approved component manufacturers. The parties are in active settlement discussions with exposure undetermined. Management believes that the final disposition of this matter will not have a material adverse effect on the Company’s balance sheets or results of operations.

Onyx Enterprises Int’l, Corp. v. IDParts, LLC

On June 30, 2020, the Company initiated a trademark infringement action against IDParts, LLC (“IDParts”) for the unlawful use of “ID” to sell automotive products through its eCommerce platform found at “http://www.idparts.com. The Company first used “iD” to sell automotive products in March of 2009 on its ecommerce platform found at www.carid.com. The Civil Action is captioned as Onyx Enterprises Int’l, Corp. v. IDParts, LLC, Civil Action Number 1:20-cv-11253-RMZ and is currently pending before the United States District Court for the District of Massachusetts. On August 4, 2020, the Company filed the First Amended Complaint. Upon being served by the Company, IDParts counterclaimed against the Company for infringement of its alleged common law trademark rights arising from is use of “IDParts” on www.idparts.com in January of 2010. On January 22, 2021, the Company filed the Second Amended Complaint against IDParts. The Company is seeking monetary damages for use of its trademark as well as an order precluding IDParts from continuing to use “ID” as part of its branding. IDParts is seeking similar relief through its counterclaims. As discovery has just opened, the case value and exposure are undetermined at this time.

Onyx Enterprises Int’l Corp v. Volkswagen Group of America, Inc.

On August 4, 2020, Onyx initiated a trademark infringement action against Volkswagen Group of America, Inc. (“Volkswagen”) for the unlawful use of “ID” to brand its new line of electric vehicles due to be imported into the United States in 2021 and manufactured in Tennessee in 2022. The United States Patent and Trademark Office rejected Volkswagen’s application to register “ID” multiple times due to the Company’s priority over the mark in the automotive space. In 2019, Volkswagen approached the Company for a license to use ID for a royalty. When Volkswagen announced in July of 2020 that it would proceed with the launch using this branding, the Company filed suit. The Civil Action is captioned as Onyx Enterprises Int’l, Corp v. Volkswagen Group of America, Inc., Civil Action Number 3:20-cv-09976-BRM-ZNQ and is currently pending in the United States District Court for the District of New Jersey. Volkswagen has moved to stay the matter pending the outcome in the ID Parts matter, a request Parts ID has opposed. VW has not asserted counterclaims. The Company is seeking monetary damages for use of its trademark as well as an order precluding Volkswagen from continuing to use ID as part of its branding. As discovery has not commenced, the case value and exposure are undetermined at this time.

Lexidine LLC v. Onyx Enterprises Int’l Corp

On January 20, 2021, Lexidine, LLC filed a patent infringement suit against the Company in the United States District Court for the District of New Jersey. The case is based upon United States Patent No. 7,609,961 and is directed toward certain OEM Fit 3rd Brake Light Cameras offered for sale by third party brands on the Company’s eCommerce platform. The matter has not been served. It is captioned as Lexidine LLC v. Onyx Enterprises Int’l Corp, d/b/a www.carid.com, Case No. 3:21-cv-00946. Lexidine is seeking monetary relief for the sale of allegedly infringing products as well as injunctive relief.

Stockholder Litigation

The Company (i) has been named as a defendant in Stanislav Royzenshteyn and Roman Gerashenko v. Prashant Pathak, Carey Kurtin, Ekagrata, Inc., Onyx Enterprises Canada Inc., Onyx Enterprises Int’l Corp., In Colour Capital, Inc., J. William Kurtin, (ii) has been named as a nominal defendant in Onyx Enterprises Canada Inc. v. Stanislav Royzenshteyn and Roman Gerashenko and Onyx Enterprises Int’l, Corp., and (iii) has been named as a third-party defendant in Prashant Pathak and Carey Kurtin v. Onyx Enterprises Int’l Corp., all in the Superior Court of New Jersey, Chancery Division, Monmouth County (collectively with all other matters related to the foregoing litigation, the “Stockholder Litigation”). The initial claim, made on February 12, 2018, stemmed from disputes between Stanislav Royzenshteyn and Roman Gerashenko (together, the “Founder Stockholders”) and Onyx Enterprises Canada Inc. and its principals (collectively, the “Investor Stockholder and Principals”) arising from circumstances relating to a 2015 Series A financing in which the Investor Stockholder and Principals participated. The Founder Stockholders allege, among other things, that they agreed to sell their shares in Onyx in reliance upon statements of the Investor Stockholder and Principals that they subsequently would bring additional investors and capital to Onyx and that the Investor Stockholder and Principals fraudulently and intentionally made material misstatements concerning Onyx’s valuation to potential investors. The initial complaint has since been withdrawn and amended multiple times to both defend the initial cause of action and add new causes of action against the Investor Stockholder and Principals; meanwhile, the Investor Stockholder and Principals have sought to dismiss the claim. The Founder Stockholders are seeking legal relief in the form of damages and equitable relief in the form of rescission. The initial claims were expanded to include two orders to show cause, one regarding the Company’s termination of Roman Gerashenko as Chief Executive Officer on December 24, 2018 and the second requesting removal of Kailas Agrawal as the court appointed independent provisional director. The court denied both on January 10, 2019, but Mr. Gerashenko’s employment-related claims were preserved for a potential future action. On February 21, 2019, the Investor Stockholder and Principals filed a motion to dismiss the amended complaint, but the court denied that motion.

While the core dispute rests between the Founder Stockholders and the Investor Stockholder and Principals, the Investor Stockholder and Principals have made claims directly against the Company alleging that the Company has an obligation to indemnify certain individuals affiliated with the Investor Stockholder and Principals pursuant to director indemnification agreements signed by the Company and such individuals. In addition, the Founder Stockholders have tendered a demand for indemnification to the Company arising from certain claims asserted against them by the Investor Stockholder and Principals in the Stockholder Litigation. On March 13, 2019, the Founder Stockholders requested that the court not grant such relief to the Investor Stockholders and Principals. The Company also filed an answer to the complaint together with defenses to the claims for indemnification and have denied any wrongdoing or liability by the Company. Discovery is closed, but there are several pending discovery issues that remain outstanding.

The Investor Stockholder and Principals filed a motion for summary judgment seeking dismissal of all of the claims brought by the Founder Stockholders, which motion was heard on February 19, 2021 and for which judgement is awaited.

At this point in the Stockholder Litigation, with discovery issues outstanding, no opinion can be offered as to the potential outcome of the Stockholder Litigation or as to any potential exposure of the Company to any monetary judgment.

Potential Claim by Former CEO

On August 12, 2020, the former CEO of the Company, Mr. Royzenshteyn, a plaintiff in the Stockholder Litigation, filed a motion to amend the complaint in the Stockholder Litigation matter first listed above, to assert claims arising from the Board’s acceptance of his resignation as CEO. Mr. Royzenshteyn has asserted that he did not resign but was terminated by the Board in breach of his employment agreement. His proposed complaint seeks payment of his severance and damages from the Company associated with his alleged termination. Mr. Royzenshteyn’s motion to amend the complaint has been denied by the Special Discovery Master, but his proposed claims are preserved for any potential future action brought by him against the Company. The Special Master’s denial of this motion is awaiting approval of the judge assigned to the case. Management believes that Mr. Royzenshteyn’s claims are without merit, but at this early stage without any litigation actually having been commenced, it is not possible to determine the likelihood of success of any such claims and the potential amount of liability, if any, of any award that may be granted adverse to the Company. Any amount awarded as a result will be recorded in the period it occurs.

Business Combination Litigation

On October 3, 2020, counsel to the Investor Stockholder and Principals received a letter from counsel to the Founder Stockholders objecting to the Investor Stockholder’s use of the “drag-along right” under Section 4.5 of the Stockholders Agreement, dated July 17, 2015 ((the “Stockholders Agreement”), and the proxy granted pursuant to Section 5.1 of the Stockholders Agreement to execute (i) the stockholder written consent, dated September 18, 2020, approving the Business Combination Agreement and (ii) the Stockholder Support Agreements, in each case on behalf of the Founder Stockholders. The letter also describes the Business Combination as unlawful and threatens further unspecified actions by the Founder Stockholders.

On October 15, 2020, the Founder Stockholders filed an order to show cause to preliminarily enjoin the Business Combination pending final adjudication of the Stockholder Litigation. On October 23, 2020, the Superior Court of New Jersey, Chancery Division, Monmouth County refused to grant a preliminary injunction and set the hearing date on the order to show cause for December 4, 2020. On October 26, 2020, the Founder Stockholders filed an application for permission to file emergent motion to request a temporary restraining order preventing the closing of the Business Combination prior to the hearing on December 4, 2020 with the Superior Court of New Jersey, Appellate Division, which such court denied. On October 27, 2020, the Founder Stockholders appealed the Appellate Division’s ruling to the Supreme Court of New Jersey. On October 28, 2020, the Supreme Court of New Jersey denied such appeal. On November 20, 2020, the Founder Stockholders requested another emergent motion before the Superior Court of New Jersey, Chancery Division, Monmouth County for a temporary restraining order preventing the closing of the Business Combination. The Superior Court of New Jersey, Chancery Division, Monmouth County denied that request by order dated November 20, 2020. The Founder Stockholders withdrew their order to show cause after the November 20, 2020 was entered.

Misappropriation Action

The Company commenced an action on November 24, 2020 against Stanislav Royzenshteyn, the Company’s former CEO, captioned PARTS iD, LLC v. Stanislav Royzenshteyn (the “Misappropriation Action”), which is currently pending before the same court presiding over the Stockholder Litigation. The Misappropriation Action arises from Mr. Royzenshteyn’s failure to immediately return two Company computers and other equipment he had had in his possession upon his resignation as CEO in July 2020. After Mr. Royzenshteyn ultimately returned the computers, the Company engaged Epiq, a worldwide provider of electronic discovery and forensic services, to perform a forensic analysis, which revealed that Mr. Royzenshteyn engaged in the mass copying of files and folders located on the Company computers prior to their return. As a result, the Company is asserting claims against Mr. Royzenshteyn for violation of the Computer Related Offenses Act, New Jersey’s Trade Secrets Act, breach of fiduciary duties and breach of his employment agreement. The Company is also asserting claims against Mr. Royzenshteyn for failing to return a luxury automobile purchased by the Company. The Company is seeking return of the automobile and any associated damages for the wrongful possession. At the same time the Company commenced the Misappropriation Action, it filed an application for a preliminary injunction and temporary restraints via order to show cause, and on January 8, 2021, the court entered an order enjoining Mr. Royzenshteyn from sharing or disseminating any Company information. The Company filed an amended complaint on January 20, 2020 to include claims for breach of fiduciary duty and breach of contract relating to a bonus payment Mr. Royzenshteyn directed be paid to him in July 2020. Mr. Royzenshteyn has not yet answered the complaint and the outcome of this matter cannot be determined.

Other Matters

The Company is subject to certain legal proceedings and claims which are common to, and arise in the ordinary course of, its business. Historically, the Company has been involved in legal proceedings or has received a variety of communications alleging that certain products marketed through its e-commerce distribution platform violate i) third-party intellectual property rights, including but not limited to copyrights, designs, marks, patents and trade names, ii) governmental regulation, including emission control regulations or iii) defective products or employee disputes. With regard to intellectual property rights, brand and content owners and others have actively asserted their alleged intellectual property rights against many online companies, including the Company. With regard to governmental regulation, the Company receives inquiries from governmental agencies that regulate the automobile industry to monitor compliance with emissions and other standards. With regard to defective products, the Company is covered by the vendor or manufacturer’s warranty. The Company has not incurred any material losses to date with respect to these types of matters nor does management believe that the final disposition of any such pending matters will have a material adverse effect on the Company’s financial position or results of operations.

The Company accrued $375,000 and $75,000 as of December 31, 2020 and December 31, 2019, respectively in aggregate for the above open matters.

Note 7 – Employee Retirement Plan

The Company maintains a 401(k)-defined contribution plan covering all full-time employees who have completed twelve months of service. The Company may, at its sole discretion, match up to a percentage of each participating employee’s salary. The Company’s contributions vest in annual installments over five years. The Company did not make any discretionary contributions during the years ended December 31, 2020 and 2019.

Note 8 – Sales Tax

On September 21, 2018, the U.S. Supreme Court issued a ruling in South Dakota v. Wayfair, Inc. and overruled the Quill Corp v. North Dakota (which had established that, as a general matter, a jurisdiction may only impose sales and use tax collection obligations on sellers with a physical presence in that jurisdiction). As a result of the Wayfair ruling, many U.S. jurisdictions now require remote sellers to collect sales and use tax upon satisfying certain sales thresholds. During the year ended December 31, 2019, the Company completed an evaluation of its sales and use tax obligations in all jurisdictions that have a material impact on the Company’s operations and registered for sales tax collection in all applicable jurisdictions. In certain jurisdictions registration required the payment of taxes, interest and/or penalties. As a result of the evaluation noted above, the Company’s management believes that the final disposition of pending sales and use tax matters related to registration as a remote seller, if any, will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Note 9 — Stock-Based Compensation

Equity Incentive Plan

In October 2020, in connection with the Business Combination, the Company’s stockholders approved the PARTS iD, Inc. 2020 Equity Incentive Plan (the “2020 EIP”). There are 4,904,596 shares of Class A common stock available for issuance under the 2020 EIP. The 2020 EIP became effective immediately upon the closing of the Business Combination. As of December 31, 2020, no awards had been made under the 2020 EIP.

Employee Stock Purchase Plan

In October 2020, in connection with the Business Combination, the Company’s stockholders approved the PARTS iD, Inc. 2020 Employee Stock Purchase Plan (the “2020 ESPP”). There are 2,043,582 shares of Class A common stock available for issuance under the 2020 ESPP. The 2020 ESPP became effective immediately upon the closing of the Business Combination. As of December 31, 2020, no shares had been issued under the 2020 ESPP.

Note 10 – Income Taxes

The income tax benefits consisted of the following:

Current
Federal	$-	$-
State	34,951	(858)
Sub-total	34,951	(858)

Deferred
Federal	(813,189)	(149,308)
State	(23,314)	6,264
Sub-total	(836,503)	(143,044)
Total income tax	$(801,552)	$(143,902)

For the years ended December 31, 2020 and 2019, the effective income tax rate of (61.1%) and 18.4%, respectively, differs from the federal statutory rate of 21% primarily due to the effect of state income taxes, expenses not deductible for income tax purposes and recognition of benefits accruing due to start-up costs of the Company incurred for the period prior to the Business Combination. The Company’s effective income tax rate reconciliation is as follows.

	December 31,
	2020	2019
Federal statutory rate	21.00%	21.00%
Permanent items	48.70%	(2.71)%
State and local taxes, net of federal taxes	1.91%	(0.85)%
Deferred rate changes	0.08%	0.03%
Amortizable start-up costs and other	(132.77)%	0.93%
	(61.08)%	18.40%

The components of the Company’s net deferred tax (liabilities)/assets consisted of the following at:

	December 31,
	2020	2019
Inventory capitalization	$2,100	$2,300
Allowance for doubtful accounts	107,400	107,400
Accrued expenses	110,400	138,100
Charitable contribution	-	5,300
Net operating loss carryforward	613,700	1,814,300
Accumulated depreciation	(2,428,200)	(2,330,900)
Deferred revenue	1,027,200	526,800
Start-up costs	1,667,200	-
Deferred tax assets, net	$1,099,800	$263,300

As of December 31, 2020, the Company had $2,922,474 in federal net operating losses (“NOL”), all remaining from 2019 and accordingly available to offset future taxable income indefinitely however, these NOLs are subject to an 80% of taxable income limitation for all periods after January 1, 2021. It is possible that Internal Revenue Code (IRC) Section 382 may apply to these losses and limit their ability to be used in future periods. The analysis thereof has not yet been performed.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted in the United Sates. The CARES Act contains several tax provisions, including modifications to the NOL and business interest limitations as well as a technical correction to the recovery period for qualified improvement property. The Company has evaluated these provisions in the CARES Act and does not expect a material impact to its tax provision, except for the 80% of taxable income limitation in the future on the utilization of the Company’s NOLs.

The Business Combination consummated on November 20, 2020 was treated as a double-merger for tax reporting purposes. For tax purposes, Onyx will file a short period final return for the year ended November 20th, 2020 and the Company will file a full calendar year return for the year ending December 31, 2020. For purposes of Section 382 of the Internal Revenue Code, the Company expects that all tax attributes will continue to be available as more than 50% of its equity continued to be held by the original shareholders of Onyx.

The Company does not currently anticipate any significant increase or decrease of the total amount of unrecognized tax benefits within the next twelve months.

None of the Company’s U.S. federal or state income tax returns are currently under examination by the Internal Revenue Service (the “IRS”) or state authorities. However, fiscal years 2017 and later remain subject to examination by the IRS and respective states.

PARTS iD, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

As of June 30, 2021 and December 31, 2020

	June 30, 2021 (Unaudited)	December 31, 2020
ASSETS
Current assets
Cash	$27,347,919	$22,202,706
Accounts receivable	2,737,658	2,236,127
Inventory	6,296,871	4,856,265
Prepaid expenses and other current assets	4,558,380	5,811,332
Total current assets	40,940,828	35,106,430

Property and equipment, net	12,189,425	11,470,360
Intangible assets	237,752	237,752
Deferred tax assets	1,099,800	1,099,800
Other assets	267,707	267,707
Total assets	$54,735,512	$48,182,049

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$35,599,711	$35,631,913
Customer deposits	19,536,703	16,185,648
Accrued expenses	6,493,160	5,468,570
Other current liabilities	4,093,366	3,592,782
Notes payable, current portion	9,233	19,706
Total liabilities	65,732,173	60,898,619

COMMITMENTS AND CONTINGENCIES (Note 6)

SHAREHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value per share; 1,000,000 shares authorized and 0 issued and outstanding	-	-
Common stock, $0.0001 par value per share; 10,000,000 Class F shares authorized and 0 issued and outstanding	-	-
100,000,000 Class A shares authorized, and 33,173,456 and 32,873,457 issued and outstanding, as of June 30, 2021 and December 31, 2020, respectively	3,317	3,287
Additional paid in capital	1,738,580	-
Accumulated deficit	(12,738,558)	(12,719,857)
Total shareholders’ deficit	(10,996,661)	(12,716,570)

Total Liabilities and Shareholder’s Deficit	$54,735,512	$48,182,049

The accompanying notes are an integral part of these condensed consolidated financial statements.

PARTS iD, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and six months ended June 30, 2021 and 2020

	Three months ended June 30,		Six months ended June 30,
	2021 (Unaudited)	2020 (Unaudited)	2021 (Unaudited)	2020 (Unaudited)

Net revenue	$130,409,332	$113,853,524	$239,482,960	$184,579,489
Cost of goods sold	104,270,051	89,655,601	190,510,070	145,212,766

Gross profit	26,139,281	24,197,923	48,972,890	39,366,723

Operating expenses:
Advertising	10,907,319	9,296,637	21,406,705	15,390,787
Selling, general and administrative	12,603,017	10,076,998	23,961,724	18,748,252
Depreciation	1,819,581	1,783,415	3,593,354	3,308,098
Total operating expenses	25,329,917	21,157,050	48,961,783	37,447,137
Income from operations	809,364	3,040,873	11,107	1,919,586

Interest expense	395	1,038	6,885	6,821
Income before income taxes	808,969	3,039,835	4,222	1,912,765
Income tax expense	182,857	766,120	22,923	483,620
Net income (loss)	$626,112	$2,273,715	$(18,701)	$1,429,145

Net income (loss)	$626,112	$2,273,715	$(18,701)	$1,429,145
Less: Preferred stocks dividends	-	125,000	-	250,000
Income (Loss) available to common shareholders	$626,112	$2,148,715	$(18,701)	$1,179,145
Income (Loss) per common share
Basic income (loss) per share	$0.02	$0.09	$(0.00)	$0.05
Weighted average number of shares (basic)	33,173,456	24,950,958	33,173,456	24,950,958
Diluted income (loss) per share	$0.02	$0.09	$(0.00)	$0.05
Weighted average number of shares (diluted)	33,130,599	24,950,958	33,002,738	24,950,958

The accompanying notes are an integral part of these condensed consolidated financial statements.

PARTS iD, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

For the three and six months ended June 30, 2021 and 2020 (Unaudited)

	Class A Common Stock		Class F Common Stock		Preferred Stock		Additional Paid In	Accumulated Deficit	Total Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Amount	Deficit

Balance at January 1, 2020	24,950,958	$2,495	-	$-	-	$-	$4,998,505	$(14,008,170)	$(9,007,170)
Preferred stock dividend	-	-	-	-	-	-	-	(125,000)	(125,000)
Net loss	-	-	-	-	-	-	-	(844,570)	(844,570)
Balance at March 31, 2020	24,950,958	$2,495	-	$-	-	$-	$4,998,505	$(14,977,740)	$(9,976,740)
Preferred stock dividend	-	-	-	-	-	-	-	(125,000)	(125,000)
Net income	-	-	-	-	-	-	-	2,273,715	2,273,715
Balance at June 30, 2020	24,950,958	$2,495	-	$-	-	$-	$4,998,505	$(12,829,025)	$(7,828,025)

Balance at January 1, 2021	32,873,457	$3,287	-	$-	-	$-	$-	$(12,719,857)	$(12,716,570)
Share based compensation	-	-	-	-	-	-	28,824	-	28,824
Net loss	-	-	-	-	-	-	-	(644,813)	(644,813)
Balance at March 31, 2021	32,873,457	$3,287	-	$-	-	$-	$28,824	$(13,364,670)	$(13,332,559)
Issue of shares on release of working capital reserve	299,999	30	-	-	-	-	(30)	-	-
Share based compensation	-	-	-	-	-	-	1,709,786	-	1,709,786
Net income	-	-	-	-	-	-	-	626,112	626,112
Balance at June 30, 2021	33,173,456	$3,317	-	$-	-	$-	$1,738,580	$(12,738,558)	$(10,996,661)

The accompanying notes are an integral part of these condensed consolidated financial statements.

PARTS iD, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the three and six months ended June 30, 2021 and 2020 (Unaudited)

	Six months ended June 30,
	2021 (Unaudited)	2020 (Unaudited)

Cash Flows from Operating Activities:
Net (loss) income	$(18,701)	$1,429,145
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	3,593,354	3,308,098
Deferred income tax	-	451,098
Share based compensation	1,321,428	-
Changes in operating assets and liabilities:
Accounts receivable	(501,531)	(953,484)
Inventory	(1,440,606)	(1,969,866)
Prepaid expenses and other current assets	1,252,952	366,582
Accounts payable	(32,202)	19,455,978
Customer deposits	3,351,055	12,217,133
Accrued expenses	1,024,590	246,925
Other current liabilities	500,584	1,239,846
Net cash provided by operating activities	9,050,923	35,791,455

Cash Flows from Investing Activities:
Purchase of property and equipment	(283,786)	(9,344)
Website and software development costs	(3,611,451)	(3,443,447)
Net cash used in investing activities	(3,895,237)	(3,452,791)

Cash Flows from Financing Activities:
Principal paid on notes payable	(10,473)	(11,043)
Payments of preferred stock dividends	-	(250,000)
Net cash used in financing activities	(10,473)	(261,043)

Net change in cash	5,145,213	32,077,621
Cash, beginning of period	22,202,706	13,618,835
Cash, end of period	$27,347,919	$45,696,456

Supplemental disclosure of cash flows information:
Cash paid for interest	$6,885	$35,225
Cash paid for income taxes	$4,000	$-

The accompanying notes are an integral part of the condensed consolidated financial statements.

PARTS iD, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Note 1 – Organization and Description of Business

Description of Business

PARTS iD, Inc., a Delaware corporation (the “Company,” “PARTS iD,” “we” or “us”), is a technology-driven, digital commerce company focused on creating custom infrastructure and unique user experiences within niche markets. PARTS iD has a product portfolio comprising more than 17 million SKUs, an end-to-end digital commerce platform for both digital commerce and fulfillment, and a virtual shipping network comprising over 2,500 locations, nearly 5,000 active brands, and machine-learning algorithms for complex fitment industries such as vehicle parts and accessories. Management believes that the Company is a market leader and proven brand-builder, fueled by its commitment to delivering an engaging shopping experience; comprehensive, accurate and varied product offerings; and continued digital commerce innovation.

Merger between Legacy Acquisition Corp. and Onyx Enterprises Int’l, Corp.

On November 20, 2020, Legacy Acquisition Corp., a special purpose acquisition company and publicly traded “shell company” (as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended) (“Legacy”), and Onyx Enterprises Int’l, Corp., a New Jersey corporation (“Onyx”), consummated a business combination (the “Business Combination”) pursuant to that Business Combination Agreement, dated as of September 18, 2020 (the “Business Combination Agreement”), by and among Legacy, Excel Merger Sub I, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Legacy and directly owned subsidiary of Merger Sub 2 as defined below (“Merger Sub 1”), Excel Merger Sub II, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Legacy (“Merger Sub 2”), Onyx, and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the stockholder representative, pursuant to which: (a) Merger Sub 1 merged with and into Onyx, with Onyx surviving as a direct wholly-owned subsidiary of Merger Sub 2, (b) Onyx merged with and into Merger Sub 2, with Merger Sub 2 surviving as direct wholly-owned subsidiary of Legacy, and (c) Legacy changed its name from Legacy Acquisition Corp. to PARTS iD, Inc. and Merger Sub 2 changed its name to PARTS iD, LLC.

At the effective time of the Business Combination, Legacy issued 24,950,958 shares of Class A common stock to Onyx shareholders and all outstanding shares of Legacy Class F common stock and warrants for Legacy Class A common stock were settled through a combination of cash, redemptions, cancellation and conversions into Class A common stock of the Company. In addition, all outstanding Onyx preferred shares were redeemed and settled through a combination of cash and issuance of Class A common stock of the Company.

The Business Combination was treated as a recapitalization and reverse acquisition for financial reporting purposes. Onyx is considered the acquirer for accounting purposes, and Legacy’s historical financial statements before the Business Combination have been replaced with the historical financial statements of Onyx in this and future filings with the SEC. Accordingly, the operations of the Company are primarily comprised of the historical operations of Onyx and the financial position and result of operations of Legacy have been incorporated into the Company’s consolidated financial statements beginning on November 20, 2020, the effective date of the Business Combination. Similarly, the outstanding number of common shares of Onyx, its par value and Additional paid in capital (APIC) as of December 31, 2019 were adjusted to reflect the exchange of shares and its par value of the legal acquirer, Legacy.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The consolidated financial statements are presented in U.S. dollars and have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and as amended by Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the financial position, results of operations and cash flows for the interim periods presented.  The December 31, 2020 condensed consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by GAAP.  Results for interim periods should not be considered indicative of results for any other interim period or for the full year.

The consolidated financial statements include the accounts of PARTS iD, Inc. and its wholly-owned subsidiary PARTS iD, LLC. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Critical accounting estimates are estimates for which (a) the nature of the estimate is material due to the level of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change and (b) the impact of the estimate on financial condition or operating performance is material. The Company’s critical accounting estimates and assumptions affecting the financial statements include revenue recognition, return allowances, allowance for doubtful accounts, depreciation, inventory valuation, valuation of deferred income tax assets and the capitalization and recoverability of software development costs.

Stock Compensation Policy

Compensation expense related to stock option awards and restricted stock units granted to certain employees, directors and consultants is based on the fair value of the awards on the grant date. If the service inception date precedes the grant date, accrual of compensation cost for periods before the grant date is based on the fair value of the award at the reporting date. In the period in which the grant date occurs, cumulative compensation cost is adjusted to reflect the cumulative effect of measuring compensation cost based on fair value at the grant date rather than the fair value previously used at the service inception date or any subsequent reporting date. Forfeitures are recorded as they occur. The Company recognizes compensation cost related to time-vested options and restricted stock units with graded vesting features on a straight-line basis over the requisite service period. Compensation cost related to a performance-vesting options and performance-based units, where a performance condition or a market condition that affects vesting exists, is recognized over the shortest of the explicit, implicit, or defined service periods. Compensation cost is adjusted depending on whether or not the performance condition is achieved. If the achievement of the performance condition is probable or becomes probable, the full fair value of the award is recognized. If the achievement of the performance condition is not probable or ceases to be probable, then no compensation cost is recognized.

Significant Accounting Policies

There have been no significant changes from the significant accounting policies disclosed in Note 2 of the “Notes to Consolidated Financial Statements” included in our Annual Report on Form 10-K for the year ended December 31, 2020 (our “2020 Form 10-K”).

Note 3 – Property and equipment

Property and equipment consisted of the following as of:

	June 30, 2021	December 31, 2020
Website and software development	$37,922,840	$33,894,207
Furniture and fixtures	850,511	843,575
Computers and electronics	956,101	696,684
Vehicles	430,162	430,162
Leasehold improvements	237,190	219,757
Video and equipment	176,903	176,903
Total - Gross	40,573,707	36,261,288
Less: accumulated depreciation	(28,384,282)	(24,790,928)
Total - Net	$12,189,425	$11,470,360

Property and equipment included the following amounts for assets recorded under capital leases.

	June 30, 2021	December 31, 2020
Gross value at cost	$303,230	$303,230
Less: accumulated depreciation	(280,790)	(269,382)
Net	$22,440	$33,848

Depreciation of property and equipment for the three months ended June 30, 2021 and 2020 amounted to $1,819,581 and $1,783,415, respectively and for the six months ended June 30, 2021 and 2020 amounted to $3,593,354 and $3,308,098, respectively.

Note 4 – Borrowings

Equipment Leases

As of June 30, 2021 and December 31, 2020, the Company’s borrowings consisted of equipment leases at an interest rate of 12.35% per annum. The principal and interest payments extend through November 30, 2021.

Future minimum lease payments under non-cancelable capital leases during the year ended June 30, are as follows:

2022	$9,520
Less: Interest expenses	287
Total	$9,233

Note 5 – Shareholders’ Deficit

Preferred Stock

As of June 30, 2021, the Company had authorized for issuance a total of 1,000,000 shares of preferred stock, par value of $0.0001 per share (“Preferred Stock”), and as of that date, no shares of Preferred Stock were issued or outstanding.

Common Stock

Upon finalizing the calculation of the aggregate purchase price with respect to the Business Combination in April 2021, the Company released 299,999 shares of Class A common stock and $10 in cash in lieu of fractional shares to former Onyx shareholders pursuant to the Business Combination Agreement.

As of June 30, 2021, the Company had 33,173,456 shares of Class A common stock outstanding and had reserved 7,698,178 shares of Class A common stock for issuance as follows:

a)	Indemnification reserve: Upon the expiration of the indemnification period of two years from the closing of the Business Combination as described in the Business Combination Agreement, subject to the payments of indemnity claims, if any, the Company will issue up to 750,000 shares of Class A common stock to former Onyx shareholders.

b)	Equity Plans reserve: 4,904,596 shares of Class A common stock reserved for future issuance under the PARTS iD, Inc. 2020 Equity Incentive Plan, of which 2,968,881 shares of Class A Common Stock were subject to outstanding awards, and 2,043,582 shares of Class A common stock reserved for future issuance under the PARTS iD, Inc. 2020 Employee Stock Purchase Plan.

Further, pursuant to the Business Combination Agreement, the Sponsor has a right to 1,502,129 shares of Class A common stock should its price exceed $15.00 per share for any thirty-day trading period during the 730 calendar days after the closing of the Business Combination.

Note 6 – Commitments and Contingencies

As of June 30, 2021, there were no material changes to the Company’s legal matters and other contingencies disclosed in our 2020 Form 10-K, except for the following.

Seoul Semiconductor Co. LTD et. al. v. Onyx Enterprises Int’l Corp

On May 15, 2020, the Company was sued for patent infringement by Seoul Semiconductor Company (“Seoul Semiconductors”), a designer of LED component packages and the manufacturing processes necessary to produce LED packages. The Civil Action is captioned as Seoul Semiconductor Co., LTD. and Seoul Viosys Co., LTD v. Onyx Enterprises Int’l Corp, Civil Action Number 2:20-cv-05955 and was heard in the United States District Court for the District of New Jersey. The Company did not have knowledge of these patents, nor does it manufacturer LEDs. Rather, the Company sources lighting products for sale on its platforms through third party manufacturers. Seoul Semiconductors sought a royalty for past sales and an agreement to source future LED components from one of its approved component manufacturers. On April 29, 2021, the Company and Seoul Semiconductors entered into a Settlement and Patent License Agreement, pursuant to which the Company paid a cash settlement to Seoul Semiconductors, and which contained a mutual release of certain claims each party may have had against the other as well as certain licensing terms. The final disposition of this matter did not have a material adverse effect on the Company’s balance sheets or results of operations.

Stockholder Litigation and Business Combination Litigation

With respect to the Stockholder Litigation (as defined and described in Note 6 of the “Notes to Consolidated Financial Statements” included in our 2020 Form 10-K, on March 4, 2021, the Founder Stockholders (as defined in such Note 6) filed a motion to preserve various causes of action related to the Business Combination and the claims for indemnification. That motion was denied without prejudice on June 22, 2021. On June 18, 2021, the Founder Stockholders filed a “Supplemental Complaint” in the Stockholder Litigation related to the indemnification claims. The clerk of the court dismissed their Supplemental Complaint because the court did not grant leave to file a supplemental complaint. The Founder Stockholders filed a motion objecting to the order denying their motion to preserve claims for future litigation and have asked the Special Master to opine on the Supplemental Complaint and to preserve those claims.

Note 7 — Stock-Based Compensation

During the three and six months ended June 30, 2021, selling, general and administrative expenses included $1,292,604 and $1,321,428 of stock-based compensation expense, respectively.

During the three and six months ended June 30, 2021, the Company capitalized $417,182 of stock-based compensation expense, associated with awards issued to consultants who are directly associated with and who devote time to our internal-use software.

Equity Incentive Plan

In October 2020, in connection with the Business Combination, the Company’s stockholders approved the PARTS iD, Inc. 2020 Equity Incentive Plan (the “2020 EIP”).  There are 4,904,596 shares of Class A common stock available for issuance under the 2020 EIP. The 2020 EIP became effective immediately upon the closing of the Business Combination.

The 2020 EIP provides for the grant of stock options, including incentive stock options, non-qualified stock options, restricted stock, dividend equivalents, stock payments, restricted stock units, performance shares, other incentive awards, stock appreciation rights, and cash awards (collectively “awards”). The awards may be granted to employees and consultants of the Company’s affiliates and subsidiaries.

Beginning in January 2021, the Company has granted both restricted stock units (“RSUs”) and restricted performance-based stock units (“PSUs”) as described below.

Restricted Stock Units

The following table summarizes the activity related to RSUs during the six months ended June 30, 2021:

		Weighted
	Restricted	Average
	Stock	Grant Date
	Units	Fair Value
Balance at January 1, 2021	-	$-
Granted	2,346,381	$6.54
Balance at June 30, 2021	2,346,381	$6.54

The Company has granted RSUs that vest over a specified period, generally up to three years from the date of grant. Of the 2,346,381 RSUs granted during the six months ended June 30, 2021, 106,806 RSUs were granted to directors, of which 49,994 will vest on November 20, 2021 and the balance of 56,812 will vest on the earlier of June 8, 2022 or the date of the 2022 annual meeting of stockholders. The remaining 2,239,575 RSUs granted during the six months ended June 30, 2021 were to various employees and consultants and will vest in equal installments on November 20, 2021, 2022 and 2023. The Company recognized $1,438,344 and $1,467,168 of stock-based compensation expense associated with RSUs for the three and six months ended June 30, 2021, respectively. As of June 30, 2021, approximately $13.9 million of unamortized stock-based compensation expense was associated with outstanding RSUs, which is expected to be recognized over a remaining weighted average period of 2.3 years.

Performance Based Restricted Stock Units

The following table summarizes the activity related to PSUs during the six months ended June 30, 2021:

PSU Type	Balance of PSUs at January 01, 2021	Units Granted	Weighted Average grant date fair value	Balance of PSUs at June 30, 2021
PSUs subject to Net Revenue	-	498,000	$8.02	498,000
PSUs subject to Cash Flow	-	124,500	$6.04	124,500
Total	-	622,500		622,500

During the six months ended June 30, 2021, the Company granted 622,500 PSUs to several employees and consultants that contain both service and performance-based vesting conditions. The PSUs will vest in March 2024 based upon the level of achievement of several Company-specific operational performance milestones for the three years ended December 31, 2023, as determined by the Compensation Committee of the Company.

Of the 622,500 PSUs granted, 80%, or 498,000 PSUs, include net revenue performance-based vesting conditions that were established at the grant date. The remaining 20%, or 124,500 PSUs, granted are subject to cash flow performance-based vesting conditions, of which certain thresholds had not been established as of June 30, 2021. As a result, the service inception date of these remaining PSUs precedes the grant date associated with these PSUs and the recognition of compensation expense is based upon the fair value of these PSUs at June 30, 2021. See “Stock Compensation Policy” in Note 2 for more information.

During the three and six months ended June 30, 2021, the Company recognized stock-based compensation expense associated with PSUs of $271,442 and $271,442, respectively. As of June 30, 2021, approximately $4.5 million of unamortized stock-based compensation expense was associated with outstanding PSUs, which is expected to be recognized over a weighted average period of 2.5 years.

Note 8 – Income Taxes

For the three months ended June 30, 2021 and 2020, the effective income tax rates were 22.60% and 25.20%, respectively; and for the six months ended June 30, 2021 and 2020, the effective income tax rates were 542.94% and 25.28%, respectively.

The effective income tax rates differ from the federal statutory rate of 21% primarily due to the effect of state income taxes, share-based compensation and expenses not deductible for income tax purposes.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted in the United Sates. The CARES Act contains several tax provisions, including modifications to the NOL and business interest limitations as well as a technical correction to the recovery period for qualified improvement property. The Company has evaluated these provisions in the CARES Act and does not expect a material impact to its tax provision, except for the 80% of taxable income limitation in the future on the utilization of the Company’s NOLs.

The Company does not currently anticipate any significant increase or decrease of the total amount of unrecognized tax benefits within the next twelve months.

None of the Company’s U.S. federal or state income tax returns are currently under examination by the Internal Revenue Service (the “IRS”) or state authorities. However, fiscal years 2017 and later remain subject to examination by the IRS and respective states.

2,545,137 Shares of Common Stock

PROSPECTUS

September 23, 2021